                                                Filed Pursuant to Rule 424(b)(5)
                                                       Registation No. 333-29757


PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated June 30, 1997)

                                 $100,000,000
               [LOGO OF BAYVIEW CAPITAL CORPORATION APPEARS HERE]
                      9 1/8% SUBORDINATED NOTES DUE 2007

                               ---------------
  The 9 1/8% Subordinated Notes due 2007 (the "Notes") are being offered by Bay View Capital Corporation (the "Company"). The Notes will mature on August 15, 2007 and interest on the Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 1998. The Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after August 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to August 15, 2002, upon the occurrence of a Change of Control (as defined) or a Regulatory Event (as defined) the Notes will be redeemable, in whole or in part, at the option of the Company, within 180 days of the occurrence of such Change of Control or Regulatory Event, at a redemption price equal to the sum of (x) the principal amount thereof, plus
(y) accrued and unpaid interest, if any, to the applicable date of redemption, plus (z) the Applicable Premium (as defined). The Company will not be required to make any sinking fund payments with respect to the Notes. Payment of the principal of the Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary (as defined) of the Company, and no right of acceleration will exist in the case of default in the payment of the principal of, or premium, if any, or interest on the Notes or in the performance of any other covenant of the Company.

  The Notes will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. On a pro forma basis after giving effect to the issuance of the Notes and the consummation of the Company's proposed acquisition of America First Eureka Holdings, Inc. ("AFEH"), as of June 30, 1997 the Company (excluding its subsidiaries) would have had approximately $50.0 million of Senior Indebtedness outstanding. The Notes will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of the Company's subsidiaries, including Bay View Bank (the "Bank"). On a pro forma basis after giving effect to the Company's proposed acquisition of AFEH, as of June 30, 1997 the Company's subsidiaries would have had approximately $5.0 billion of total liabilities (including approximately $3.5 billion of customer deposits but excluding intercompany liabilities).

  The Notes will be represented by one or more global notes (the "Global Notes") registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except in the limited circumstances described herein, Notes in certificated form will not be issued in exchange for interests in the Global Notes.

  SEE "RISK FACTORS" BEGINNING ON PAGE S-15 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.
                               ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ---------------
THESE SECURITIES ARE UNSECURED OBLIGATIONS OF THE COMPANY AND ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                             PRICE TO   UNDERWRITING PROCEEDS TO
                                             PUBLIC(1)  DISCOUNT(2)  COMPANY(3)
--------------------------------------------------------------------------------
Per Note..................................    99.35%       2.75%        96.6%
--------------------------------------------------------------------------------
Total.....................................  $99,350,000  $2,750,000  $96,600,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from August 28, 1997.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $500,000.
                               ---------------
  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes offered hereby will be made through the facilities of The Depository Trust Company in New York, New York on or about August 28, 1997.

                               ---------------
MERRILL LYNCH & CO.
                       KEEFE, BRUYETTE & WOODS, INC.
                                         FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                               ---------------
          The date of this Prospectus Supplement is August 22, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. SUCH ACTIVITIES, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                          FORWARD-LOOKING STATEMENTS

  Certain statements included or incorporated by reference herein and in the accompanying Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to a number of risks and uncertainties. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "are expected to," "will," "will allow," "will continue," "will likely result," "should," "would be," "seeks," "approximately," "intends," "plans," "projects," "pro forma," "estimates" or "anticipates" or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. In addition, all information included or incorporated by reference herein or in the accompanying Prospectus with respect to projected or future results of operations, financial condition, financial performance or other financial or statistical matters constitute such forward-looking statements. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and that may be incapable of being realized and in some instances are based on consensus estimates of analysts not affiliated with the Company. In that regard, the following factors, among others and in addition to the matters discussed below under "Risk Factors" and elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein, could cause actual results and other matters to differ materially from those in such forward-looking statements: increases in defaults by borrowers and other loan delinquencies; increases in the provision for loan losses; failure to consummate the proposed merger (the "Merger") of AFEH into the Company; failure by the Company to realize expected cost savings or revenue enhancements from the Merger; deposit attrition, customer loss or revenue loss following the Merger; costs or difficulties related to the integration of the businesses of the Company and AFEH and their respective subsidiaries following the Merger; changes in the terms of the Merger, including the possibility that the Company may have to increase the number of shares of its common stock issued to consummate the Merger; the risk that, as a result of the Merger, the Company and its subsidiaries (including subsidiaries acquired pursuant to the Merger) will become or remain subject to a capital maintenance agreement and an assistance agreement with bank regulatory authorities to which AFEH and its subsidiary, EurekaBank, a Federal Savings Bank, are currently subject; the Company's ability to sustain or improve the performance of its subsidiaries following the Merger; the ability to identify suitable future acquisition candidates; changes in interest rates which may, among other things, adversely affect margins; competition in the banking, financial services and related industries; government regulation and tax matters; the outcome of pending or threatened legal or regulatory disputes and proceedings; credit and other risks of lending and investment activities; changes in conditions in the securities markets including the value of the Company's common stock and the ability to repurchase such securities; and changes in regional and national business and economic conditions and inflation. As a result of the foregoing, no assurance can be given as to future results of operations or financial condition or as to any other matters covered by any such forward-looking statements, and the Company wishes to caution prospective investors not to rely on any such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements, which speak only as of the date made.

  As described above, certain of the information included in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus contains projections of the Company's future results of operations, financial condition, financial performance and other financial and statistical matters. All such projections constitute forward-looking statements within the meaning of the preceding paragraph. Such projections were not prepared in compliance with the published guidelines of the Securities and Exchange Commission or the guidelines of the American Institute of Certified Public Accountants regarding projections. Neither the Company nor the Underwriters nor any of their respective directors, partners, officers, employees, affiliates, controlling persons, agents or representatives assumes any responsibility for the accuracy of such projections. The Company's independent auditors have not examined or compiled such projections and, accordingly, assume no responsibility for them. In addition, because the projections are based upon numerous assumptions, data or methods that may be incorrect or imprecise and that may be incapable of being realized and are subject to significant economic and other uncertainties and contingencies which are beyond the Company's control and difficult or impossible to predict, there can be no assurance that such projections will be realized. It is expected that there will be differences, which could be material, between actual and projected results, and actual results may be worse than those reflected in such projections. As a result, no assurance can be given as to projected or future results of operation, financial condition, financial performance, financial or statistical matters or as to any other matters covered by any such projections and the Company wishes to caution prospective investors not to rely on any such projections. The Company does not undertake, and specifically disclaims any obligation, to update any such projections, which speak only as of the date made.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. Prospective investors should carefully consider the information under the headings "Forward-Looking Statements" and "Risk Factors." As used in this Prospectus Supplement and the accompanying Prospectus, all references to the "Company" mean Bay View Capital Corporation and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires, all references to "AFEH" mean America First Eureka Holdings, Inc. and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires, and all references to the "Merger" mean the proposed merger of AFEH into the Company as described below under "--The Company--Acquisition of AFEH and EurekaBank." All share and per share data relating to the Company in this Prospectus Supplement has been restated to give effect to the 2-for-1 stock split in the form of a 100% common stock dividend effected by the Company on June 2, 1997.

                                  THE COMPANY

GENERAL

  Bay View Capital Corporation, a Delaware corporation (the "Company"), is a diversified financial services company which has as its primary wholly owned subsidiaries (i) Bay View Bank (the "Bank"), a federally chartered capital stock savings bank, (ii) California Thrift & Loan ("CTL"), a California industrial loan company operating a consumer finance company, (iii) Concord Growth Corporation ("CGC"), a California corporation operating a commercial finance company, and (iv) Bay View Securitization Corporation ("BVSC"), a Delaware corporation formed for the purpose of issuing asset-backed securities through a trust. On a consolidated basis at June 30, 1997, the Company had assets of approximately $3.1 billion, deposits of approximately $1.6 billion and stockholders' equity of approximately $196 million. On May 8, 1997, the Company signed a definitive agreement to acquire AFEH and AFEH's wholly owned subsidiary, EurekaBank, A Federal Savings Bank ("EurekaBank"). On a consolidated pro forma basis assuming the Merger and the issuance of the Notes had both occurred on June 30, 1997, the Company would have had assets of approximately $5.5 billion, deposits of approximately $3.5 billion and stockholders' equity of approximately $406 million. The Company believes that, after giving pro forma effect to the Merger as if it had occurred on June 30, 1997, the Company would have had the largest amount of customer deposits of any financial institution that accepts deposits exclusively in the San Francisco Bay Area. See "--Acquisition of AFEH and EurekaBank," "--Selected Unaudited Pro Forma Financial Information" and "Unaudited Pro Forma Condensed Combined Financial Information."

HISTORY

  In the early 1990's, the Company's previous management implemented a number of strategic initiatives designed to transform the Company into a community banking organization. These initiatives did not yield the results desired by the Company. During this timeframe, the Company primarily focused its asset origination on loans secured by multi-family and single family properties. As a result, the Bank's performance was negatively impacted by weak retail asset origination (which consisted primarily of Eleventh District Cost of Funds Index ("COFI")-indexed, multi-family and single family loans), high general and administrative expenses and unfavorable interest rate risk exposures. In addition, the Bank purchased mortgage-backed securities ("MBS"), which generally had lower yields than mortgage loans, when the Company was unable to acquire sufficient mortgage loans.

  In the second half of 1995, the Company's Board of Directors hired new management personnel to improve the Company's financial performance. Leading the new management team was Edward H. Sondker, the Company's and Bank's President and Chief Executive Officer, and David A. Heaberlin, the Company's and Bank's Chief Financial Officer and the Chief Operating Officer for the Bank. Messrs. Sondker and Heaberlin immediately initiated an aggressive restructuring of the Bank's balance sheet designed to reduce wholesale activities (which was primarily composed of a large MBS portfolio primarily funded by borrowings from the Federal Home Loan Bank of San Francisco ("FHLBSF")), reduce interest rate risk through the prepayment of selected high cost borrowings and the execution of interest rate swaps, and expand the retail deposit franchise by focusing on the growth of "transaction" (i.e. checking, savings and money market) accounts instead of higher cost certificates of deposit as a source of financing. The Company also began to evaluate opportunities to enhance shareholder value through selected acquisitions designed to redeploy excess capital. In addition, the Company initiated a program to significantly reduce its operating costs.

MISSION STATEMENT/STRATEGIES

  In 1996, under the leadership of Messrs. Sondker and Heaberlin, the Company adopted a mission statement focused on creating a diversified financial services company by investing in and creating niche asset generating companies that originate high yielding assets and maximizing per share market value. The Company believes that the ongoing effort to implement this mission statement has contributed to a significant improvement in its results of operations as evidenced by record core earnings for 1996 and the first half of 1997. (Core earnings are defined as net income adjusted to eliminate the effect of special mention items and by adding back the Savings Association Insurance Fund ("SAIF") recapitalization assessment incurred in 1996. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations-- Results of Operations--Special Mention Items.") Further, the Company has successfully increased its percentage of lower cost transaction accounts in relation to total customer deposits to approximately 30% as of June 30, 1997 as compared to approximately 21% as of December 31, 1995, which has contributed to a lower cost of funds. To help achieve this performance, management initiated the following strategies:

  .  De-emphasizing the less profitable elements of the Company's activities by
     (i) causing the Bank to cease originating new residential mortgage loans,
     (ii) reducing the Bank's wholesale activities and (iii) selling the business equipment leasing portfolio of CTL, the Company's consumer finance subsidiary.

  . Enhancing the Bank's deposit base through the reduction of higher cost deposits and expansion of lower cost transaction accounts by emphasizing relationship banking and capitalizing on cross-sell opportunities with loan customers.

  . Maintaining the capital of the Bank at or above the minimum "well-capitalized" (as defined for bank regulatory purposes) level and returning any excess capital to the Company.

  . Redeploying such excess capital in businesses intended to generate assets with higher yields than those typically provided by mortgage loans.

  . Increasing the velocity of capital utilization through the origination of shorter duration assets.

ACQUISITION OF AFEH AND EUREKABANK

  Under the terms of the definitive merger agreement (the "Merger Agreement"), America First Financial Fund 1987-A Limited Partnership (the "Partnership"), the sole stockholder of AFEH, is to receive shares of common stock of the Company valued at approximately $210 million (subject to possible adjustment) plus $90 million in cash. The Company intends to finance the cash portion of the Merger consideration with available funds and approximately $10 million of the net proceeds from the sale of the Notes offered hereby. See "Risk Factors-- Acquisition of AFEH and EurekaBank" and "Use of Proceeds." Pursuant to the Merger Agreement, AFEH will be merged into the Company or a subsidiary of the Company, and EurekaBank will be merged into the Bank.

  This transaction, upon and subject to completion of the Merger, is expected to significantly enhance the Company's depositor base in Northern California. Including EurekaBank's branches and after giving effect to seven planned branch consolidations which are expected to take place following the Merger, the Bank's branch network will expand from 27 to 56. Virtually all the EurekaBank and Bank branches are located in the San Francisco Bay Area. The Company believes that, after giving pro forma effect to the Merger as if it had occurred on June 30, 1997, the Company would have had the largest amount of customer deposits of any financial institution that accepts deposits exclusively in the San Francisco Bay Area. In addition, after giving effect to the merger of EurekaBank into the Bank on a pro forma basis, as of June 30, 1997 the Bank would have had approximately $3.5 billion in deposits, including approximately $1.1 billion of lower cost transaction accounts. The acquisition is expected to provide the Company with an enhanced and expanded lower cost funding base for its higher yielding consumer and commercial finance portfolios. See also "--Other Acquisitions" and "--Business Platforms."

  The acquisition of the EurekaBank deposit franchise is expected to allow the Bank to continue its efforts to reduce its risk profile. This expanded lower cost deposit base is expected to provide a better match for the Bank's COFI-indexed single-family and multi-family mortgage assets. Both EurekaBank and the Bank have ceased the origination of COFI-indexed assets. As of June 30, 1997, approximately 41% of the Bank's assets were comprised of COFI-indexed assets (while EurekaBank, which ceased the origination of COFI-indexed assets in the early 1990's, had approximately 17% of its assets in COFI-indexed assets at such date). After giving effect to the merger of EurekaBank into the Bank on a pro forma basis, as of June 30, 1997 the Bank would have had approximately 31% of its assets tied to this index. Following the Merger, the Bank's management intends to accelerate its efforts to further reduce its wholesale borrowings.

  Consummation of the Merger is subject to the satisfaction of a number of conditions set forth in the Merger Agreement, including approval by the Company's stockholders and the beneficial unit certificate holders of the Partnership, and the approval of the Office of Thrift Supervision (the "OTS"). In addition, the Merger Agreement may also be terminated by AFEH in the event that the Average Company Stock Price (as defined) is less than $21.00 per share unless the Company agrees to increase the number of shares of its common stock to be issued in the Merger. Accordingly, no assurance can be given that the Merger will be consummated on currently anticipated terms or at all. The acquisition of AFEH/EurekaBank will be accounted for as a purchase and is expected to be completed on January 2, 1998. See "Risk Factors--Acquisition of AFEH and EurekaBank."

OTHER ACQUISITIONS

  The Company has begun to diversify its asset origination capabilities through selected acquisitions of niche asset generating companies with strong management and a verifiable historical performance record. Specifically, the Company acquired CTL, a consumer finance company, in June 1996 for $62 million in cash, and CGC, a factoring and asset-based lending company, in March 1997 for $19.8 million in cash and potential future cash payments, dependent on the future financial performance of CGC, of up to $34 million. In addition, the Bank recently executed a letter of intent to acquire Ultra Funding Ltd. ("Ultra"), an originator of motor vehicle loans, for approximately $750,000 in cash. The acquisition of Ultra is expected to close in the third quarter of 1997. The consummation of the Ultra acquisition is subject to the satisfaction of a number of conditions, and there can be no assurance that the Company will complete the acquisition. CTL and CGC were acquired to provide the Company with consumer and commercial finance platforms. The Company intends to grow these business platforms internally and through additional acquisitions (such as the proposed acquisition of Ultra). This diversification has also enhanced the Company's ability to deliver a stable revenue stream and has provided limited geographic diversification for its asset portfolio.

BUSINESS PLATFORMS

  The Company operates from three distinct business platforms:

  . A Banking/Depository/Wholesale Platform ("Banking Platform"), which is comprised primarily of mortgage loans, home equity loans, lines of credit and MBS.

  . A Consumer Finance Platform, which is comprised of motor vehicle loans originated by CTL and motor vehicle loans purchased from Ultra. See "-- Other Acquisitions."

  . A Commercial Finance Platform, which is comprised of loans attributable to asset-based lending and transactional lending (including factoring) activities of CGC.

  Net income for the six months ended June 30, 1997 by business platform is summarized as follows:

                                           SIX MONTHS ENDED JUNE 30, 1997
                                    --------------------------------------------
                                          NET INCOME       % OF CONSOLIDATED NET
                                    (DOLLARS IN THOUSANDS) INCOME OF THE COMPANY
                                    ---------------------- ---------------------
Banking Platform(1)................         $8,559                  87.6%
Consumer Platform..................            865                   8.9
Commercial Finance Platform(2).....            342                   3.5
                                            ------                 -----
Consolidated Net Income............         $9,766                 100.0%
                                            ======                 =====

--------
(1) The acquisition of EurekaBank, expected to be completed on January 2, 1998, will increase the size of the Company's Banking Platform.

(2) CGC, which comprises the Commercial Finance Platform, was acquired by the Company on March 17, 1997 (see "--Commercial Finance Platform"). This acquisition was recorded under the purchase method of accounting effective April 1, 1997.

BANKING PLATFORM

  The Banking Platform is comprised primarily of the operations of the Bank, which at June 30, 1997 had 27 branches serving primarily the San Francisco Bay Area. The Bank's principal business consists of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans secured by real estate. The Bank provides its banking customers with the following services:

  .Savings and checking accounts

  .Certificates of deposit

  .Mutual funds and annuities (through its wholly-owned subsidiary, MoneyCare, Inc.)

  .Individual retirement accounts

  .24-hour automated teller machines (STAR System and CIRRUS System Networks)

  The Banking Platform's loan portfolio consists primarily of multi-family, single family and commercial real estate loans. Substantially all of the Bank's real estate loan portfolio is secured by properties located in California, primarily Northern California. As of June 30, 1997, multi-family loans, totaling $1.05 billion, represented 45.2% of the Company's consolidated loan portfolio, single family loans, totaling $638 million, represented 27.4% of the Company's consolidated loan portfolio and commercial real estate loans, totaling $372 million, represented 16.0% of the Company's consolidated loan portfolio. The balance of the Banking Platform's loan portfolio consists primarily of home equity loans, lines of credit and business loans. The Bank intends to increase its portfolio of home equity loans and lines of credit. In this regard, the Bank recently purchased a $70 million portfolio of home equity loans secured by properties located throughout the United States. During 1996, the Bank discontinued origination of its single family mortgage loan products and all COFI-indexed loans. See "Risk Factors--Concentration of Loan Portfolio" and "--Increased Credit Risk of Diversified Lending Activities."

  The following is a brief summary of the characteristics of the primary loan products contained in the Bank's portfolio:

  Multi-Family Loans (five or more units). The Bank's multi-family loans are generally originated as adjustable rate mortgages ("ARMs") with terms of 30 years, although some of these loans have monthly payments calculated on a 30-year amortization period with a balloon payment due at maturity, typically 15 years. The majority of the ARMs originated by the Bank prior to 1996 were indexed to the COFI. The Bank currently utilizes the London Interbank Offered Rate ("LIBOR") and the prime rate as its variable interest rate indices for new originations. The Bank generally does not lend more than 75% of the appraised value of multi-family properties on a first mortgage loan. The property's net income available for loan payments is also a limiting factor on the approved loan amount. Properties securing multi-family loans are required to generate cash flow sufficient to cover loan payments and anticipated property expenditures. See "Risk Factors-- Concentration of Loan Portfolio."

  Single Family Mortgage Loans (one to four units). The Bank's single family mortgage loans are generally ARMs with terms of 30 years indexed to COFI and secured by single family residential properties. These loans are generally limited to loan-to-value ("LTV") ratios of 80% calculated by dividing the loan amount by the appraised value of the property. Where loans were made with LTV ratios in excess of 80%, the Bank's policy was to require private mortgage insurance on the excess. During 1996, the Bank de-emphasized its focus on single family mortgage loans and discontinued its single family loan origination operations. Single family loans are currently offered to the Bank's customers through third parties.

  Commercial Real Estate Lending. Substantially all of the Bank's commercial real estate loans are ARMs. ARMs secured by commercial real estate generally have the same terms and conditions as ARMS secured by multi-family properties. Most of the commercial real estate loans consist of loans secured by improved properties such as office buildings, warehouses and retail sales facilities. A majority of these loans are in amounts ranging from $250,000 to $1 million. The Bank generally does not originate commercial real estate loans that exceed an LTV of 70%. The property's cash flow available for loan payments is a criteria on the approved loan amount. Properties securing commercial real estate loans are required to generate cash flow sufficient to cover anticipated property expenditures as well as loan payments. Currently, the Bank utilizes LIBOR and the prime rate as its variable interest rate indices for the majority of its new commercial real estate loan originations.

CONSUMER FINANCE PLATFORM

  The Consumer Finance Platform is comprised of motor vehicle loans originated by CTL and motor vehicle loans purchased from Ultra. At June 30, 1997, the consolidated motor vehicle loan portfolio of the Company totaled $139 million, representing 6.0% of the Company's consolidated loan portfolio at that date.

  CTL underwrites and purchases motor vehicle loans and has successfully carved out a niche in the increasingly competitive motor vehicle finance industry. CTL is headquartered in Covina, California and operates 19 offices throughout California and the western United States. The Company is currently in the process of reorganizing CTL such that it will become a subsidiary of the Bank.

  CTL's business strategy is to originate motor vehicle loans at rates which generally exceed those offered by conventional financing sources (such as commercial banks) while applying its traditional underwriting criteria on a case-by-case basis to mitigate any potential loan losses. CTL underwrites fixed-rate loans secured by new and used motor vehicles. CTL's typical motor vehicle loan borrower desires a higher relative loan amount and/or longer term than is offered by many other motor vehicle financing sources. In return for the flexibility of the product it offers, CTL has been able to charge interest rates approximately 200 to 300 basis points higher than those typically offered by traditional sources of motor vehicle financing, such as banks and captive finance companies. Management's primary focus is on the credit quality of the customer rather than on the value of the collateral, and CTL will accordingly finance the full retail sales price of the automobile plus taxes, licensing fees, insurance, dealer preparation fees and extended warranty. CTL uses a custom credit scoring system and other technology to process approval decisions typically within three hours of receipt of information from a dealer.

  CTL began offering 84-month motor vehicle loan financing in December 1994. Prior to this time, CTL's typical motor vehicle loan had a term of 48 to 72 months. Management believes the 84-month financing, combined with strict underwriting criteria, will allow CTL to further distinguish its motor vehicle loan product without significantly increasing charge-offs or delinquencies, although there can be no assurance in this regard. The average duration of this 84-month product has not materially exceeded that of the 48 or 72 month product.

   In late 1996 the Company's management began implementing a significant restructuring of CTL's balance sheet. The following is a summary of the actions taken:

  Sale of Non-Core Business Equipment Leasing Portfolio. In December 1996, CTL sold its entire equipment leasing portfolio for $60 million in cash. This sale enabled CTL to return $15 million of capital to the Company for redeployment on December 31, 1996.

  Sale and Securitization of Motor Vehicle Loan Portfolio. During the first quarter of 1997, $253 million of CTL's motor vehicle loans were sold and securitized, with the premium from the sale having been recorded as part of purchase accounting. This transaction enabled the Company to significantly reduce the goodwill associated with the CTL acquisition and return an additional $26 million of capital to the Company for redeployment during the first quarter of 1997. In addition, a gain of $925,000 was realized from the improvement in the fair value of the motor vehicle loans sold due to a change in market interest rates.

  The Company intends to discontinue the sale and securitization of CTL's motor vehicle loans. The Company believes that the proposed merger of the Bank with EurekaBank will enhance the Company's access to lower-cost sources of funding, which is expected to allow the Company to keep motor vehicle loans in its portfolio rather than selling them through securitization.

  Redemption of High Cost Customer Deposits. CTL's customer deposits are primarily comprised of thrift certificates, which are similar to certificates of deposit with the exception that they are callable by CTL at par plus accrued interest. When customers purchased thrift certificates, CTL reserved the right to repurchase the certificates at any time upon 30 days notice. Utilizing this call provision, CTL redeemed the higher cost component (higher than the Bank's incremental borrowing cost) of these deposits at face value (approximately $267 million) as of December 31, 1996. The remainder of CTL customer deposits, approximately $64 million (which typically have a lower cost than the Bank's incremental borrowing cost) were sold to the Bank during the second quarter of 1997.

  Ultra Funding Alliance and Proposed Acquisition. In November 1996, the Company entered into a strategic alliance with Ultra, under which the Company has a right of first refusal to purchase all of the motor vehicle installment contracts originated by Ultra which meet the Company's underwriting criteria. These motor vehicle installment contracts are serviced by CTL. During the six months ended June 30, 1997, the Bank acquired an average of $7.6 million of motor vehicle loans per month from Ultra, and management expects Ultra to be a significant component of its expanding consumer finance strategy. The Bank has recently executed a letter of intent to acquire Ultra. See "--Other Acquisitions."

COMMERCIAL FINANCE PLATFORM

  The Commercial Finance Platform is comprised of CGC's asset-based lending and transactional lending activities. At June 30, 1997, the commercial loan portfolio of the Company totaled $48 million, representing 2.0% of the Company's total loan portfolio.

  CGC's corporate vision is to become a preeminent nationwide provider of asset based financing to small businesses. Management believes that meaningful Commercial Finance Platform expansion opportunities exist due to the highly fragmented nature of the segment of the commercial finance industry which serves small businesses. Although there can be no assurance, the fragmented nature of the industry may allow the Company to expand its market share through internal growth and future acquisitions.

  CGC has two primary product lines:

  Transaction Lending. CGC's transaction lending includes accounts receivable factoring and accounts receivable portfolio financing. At June 30, 1997, these loan products represented approximately one-third of the total Commercial Finance Platform portfolio and had average yields approximating 38%.

  Asset-Based Lending. CGC's asset-based lending includes lending secured by accounts receivable, inventory, machinery and equipment. At June 30, 1997, these loan products represented approximately two-thirds of total Commercial Finance Platform portfolio and had average yields approximating 17%.

ADDITIONAL INFORMATION

  For additional information, see "--Selected Consolidated Financial Data," "-- Selected Unaudited Pro Forma Financial Data," "Risk Factors," "Use of Proceeds," "Consolidated Ratios of Earnings to Fixed Charges," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Combined Financial Information" herein and the financial statements of the Company included elsewhere herein and in the documents incorporated and deemed to be incorporated by reference in the accompanying Prospectus. The Company's executive offices are located at 1840 Gateway Drive, San Mateo, California 94404, and its telephone number is
(650) 573-7300.

RISK FACTORS

  Prospective investors should carefully consider all of the information set forth and incorporated by reference herein and in the accompanying Prospectus and, in particular, should evaluate the specific risk factors and other matters discussed herein under "Forward-Looking Statements" and "Risk Factors" before purchasing any of the Notes.

                                  THE OFFERING

Securities Offered..........  $100,000,000 aggregate principal amount of the
                              Company's 9 1/8% Subordinated Notes due 2007 (the "Notes").

Maturity Date...............  August 15, 2007.

Interest Payment Dates......  February 15 and August 15 of each year, commencing February 15, 1998.

Optional Redemption; No
Sinking Fund................  The Notes will be redeemable, in whole or in part, at the option of the Company (upon obtaining the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), if required, in the event the Company becomes a bank holding company) at any time on or after August 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest to but excluding the relevant date of redemption. In addition, at any time prior to August 15, 2002, upon the occurrence of a Change of Control (as defined) or a Regulatory Event (as defined) the Notes will be redeemable, in whole or in part, at the option of the Company, within 180 days of the occurrence of such Change of Control or Regulatory Event, at a redemption price equal to the sum of (x) the principal amount thereof, plus (y) accrued and unpaid interest, if any, to the applicable date of redemption, plus (z) the Applicable Premium (as defined). The Company will not be required to make any sinking fund payments with respect to the Notes.

Ranking.....................  The Notes will be unsecured obligations of the
                              Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. On a pro forma basis after giving effect to the issuance of the Notes and the consummation of the proposed Merger, as of June 30, 1997 the Company (excluding its subsidiaries) would have had approximately $50.0 million of Senior Indebtedness outstanding. See "Unaudited Pro Forma Condensed Combined Financial Information." The Indenture (as defined herein) under which the Notes will be issued will not limit the incurrence by the Company of additional Senior Indebtedness or other liabilities. See "Risk Factors--Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection" herein and "Description of Debt Securities--Subordination" in the accompanying Prospectus.

                              The Notes will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of the Company's subsidiaries, including the Bank. On a pro forma basis after giving effect to the issuance of the Notes and the consummation of the proposed Merger, as of June 30, 1997 the Company's subsidiaries would have had approximately $5.0 billion of total liabilities (including approximately $3.5 billion of customer deposits but excluding intercompany liabilities). See "Unaudited Pro Forma Condensed Combined Financial Information." The Indenture will not limit the amount of indebtedness and other liabilities which may be incurred by the Company's subsidiaries. See "Risk Factors--Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection" and "Risk Factors--Subordination of Notes; Holding Company Structure; Restrictions on Ability of Bank to Pay Dividends" herein and "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure" in the accompanying Prospectus."

Certain Covenants...........  The Indenture will contain covenants that will limit, subject to certain significant exceptions, the ability of the Company and its Subsidiaries (as defined herein) to pay dividends or make certain other distributions and to enter into certain transactions with affiliates of the Company, and the ability of the Company to enter into certain mergers or consolidations or to sell or otherwise transfer all or substantially all of its assets. See "Description of Notes--Certain Covenants."

Limited Right of
Acceleration Upon Event of
Default.....................  Payment of the principal of the Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary (as defined herein) of the Company, and no right of acceleration will exist in the case of default in the payment of principal of, or premium, if any, or interest on the Notes or the performance of any other covenant of the Company in the Indenture or the Notes. See "Risk Factors--Limited Rights of Acceleration Upon Event of Default" herein and "Description of Debt Securities--Events of Default; Limited Rights of Acceleration" in the accompanying Prospectus.

Tier 2 Capital..............  The Notes have been structured to qualify, in the event the Company were to become a bank holding company, as Tier 2 Capital under the guidelines established by the Federal Reserve Board. See "Description of Debt Securities--Debt Securities Intended to Qualify as Tier 2 Capital" in the accompanying Prospectus.

Use of Proceeds.............  The Company intends to use the net proceeds from the sale of the Notes offered hereby for general corporate purposes, which may include, among other things, the repayment of outstanding indebtedness, investments in or extensions of credit to its subsidiaries, the financing of acquisitions (including the anticipated use of approximately $10 million to fund a portion of the cash consideration to be paid in the Merger) and repurchases from time to time of the Company's common stock. See also "Risk Factors-- Acquisition of AFEH and EurekaBank" and "Use of Proceeds."

Absence of Market for the     The Notes will be a new issue of securities for
Notes.......................  which there currently is no market. Although the
                              Underwriters have informed the Company that they each currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the liquidity of or development of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation thereof through the National Association of Securities
                              Dealers Automated Quotation System.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data of the Company as of and for each of the years in the five year period ended December 31, 1996 (other than certain ratios set forth below) have been derived from the consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors. The following selected consolidated financial data of the Company as of and for the six months ended June 30, 1997 and 1996 (other than certain ratios set forth below) have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. Data for the six months ended June 30, 1997 does not purport to be indicative of the results to be expected for the fiscal year ending December 31, 1997. The following selected financial data should be read in conjunction with, and is qualified by reference to, the Company's financial statements and the related notes thereto which are included and incorporated by reference herein.

                            AS OF OR FOR THE
                            SIX MONTHS ENDED                         AS OF OR FOR THE
                                JUNE 30,                         YEAR ENDED DECEMBER 31,
                          ----------------------  ----------------------------------------------------------
                             1997        1996        1996        1995        1994        1993        1992
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET
 INFORMATION:
 Total assets...........  $3,096,213  $3,388,847  $3,300,262  $3,004,496  $3,166,529  $2,663,542  $2,586,775
 Investment securities..      22,906      33,767      29,006      47,963      32,841      11,399      23,231
 Mortgage-backed
  securities............     536,719     651,389     577,613     731,378     921,680     718,696     457,215
 Loans receivable.......   2,294,246   2,521,824   2,474,717   2,062,268   2,054,563   1,776,820   1,943,346
 Customer deposits......   1,578,206   2,201,604   1,763,967   1,819,840   1,707,376   1,694,263   1,488,252
 Borrowings.............   1,291,676     946,181   1,245,537     941,465   1,219,958     741,414     884,479
 Stockholders' equity...     196,196     206,177     200,062     207,977     217,315     210,976     196,869
SELECTED RESULTS OF
 OPERATIONS INFORMATION:
 Interest income........  $  117,495  $  110,503  $  241,755  $  216,463  $  197,326  $  191,526  $  219,834
 Interest expense.......     (74,672)    (75,452)   (160,773)   (160,547)   (130,401)   (121,850)   (148,295)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income....      42,823      35,051      80,982      55,916      66,925      69,676      71,539
 Provision for losses on
  loans.................      (1,177)     (1,418)     (1,898)     (4,284)     (2,367)     (7,031)    (24,953)
 Gain (loss) on loans
  and securities........         925        (262)     (1,453)     (2,510)     (1,081)      1,091         378
 Other noninterest
  income................       6,406       4,594      10,017       8,652       8,619       8,465       6,708
 Equity in loss of real
  estate joint ventures.         --          --          --          --          --          --       (1,275)
 Provision for (recovery
  of) losses on real
  estate................         526         123         103        (749)       (145)       (819)     (1,872)
 SAIF recapitalization
  assessment............         --          --      (11,750)        --          --          --          --
 General and
  administrative
  expenses..............     (30,831)    (23,968)    (58,955)    (57,016)    (47,287)    (46,871)    (39,087)
 Income (expense) from
  real estate owned.....          91       1,662       4,806       1,081          95          (1)       (162)
 Amortization of
  intangibles...........      (1,630)     (1,404)     (2,606)     (3,944)     (2,418)     (2,104)     (1,585)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Income (loss) before
  income tax expense....      17,133      14,378      19,246      (2,854)     22,341      22,406       9,691
 Income tax (expense)
  benefit...............      (7,367)     (6,169)     (8,277)        708      (7,828)     (9,765)     (3,596)
 Cumulative effect of
  accounting change.....         --          --          --          --          --          --        4,197
 Extraordinary items,
  net of tax............         --          --          --       (2,544)        --         (132)       (265)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income (loss)......  $    9,766  $    8,209  $   10,969  $   (4,690) $   14,513  $   12,509  $   10,027
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

                           AS OF OR FOR
                                THE
                            SIX MONTHS
                               ENDED                       AS OF OR FOR THE
                             JUNE 30,                   YEAR ENDED DECEMBER 31,
                          ----------------  --------------------------------------------
                           1997     1996     1996     1995     1994     1993     1992
                          -------  -------  -------  -------  -------  -------  -------
                                          (DOLLARS IN THOUSANDS)
SELECTED OTHER
 INFORMATION(1):
 Net interest margin....     2.79%    2.37%    2.57%    1.86%    2.34%    2.74%    2.84%
 Ratio of general and
  administrative
  expenses to average
  assets................     2.00     1.58     1.84     1.84     1.59     1.78     1.51
 Efficiency ratio--The
 Company(2).............    61.47    60.46    64.79    88.30    62.60    59.98    49.95
 Efficiency ratio--The
 Bank(2)................    52.20    60.88    63.84    89.51    61.94    59.98    49.95
 Return on average
 assets(3)..............     0.63     0.54     0.34    (0.15)    0.49     0.47     0.38
 Return on average
 equity(3)..............    10.00     7.98     5.39    (2.11)    6.79     6.14     5.10
 Return on average
 tangible assets(4).....     0.76     0.61     0.43    (0.06)    0.55     0.51     0.42
 Return on average
 tangible equity(5).....    12.86     9.41     7.04    (0.81)    8.03     7.08     5.81
 Ratio of equity to
 total assets(6)........     6.34     6.08     6.06     6.92     6.86     7.92     7.61
 Ratio of tangible
  equity to tangible
  assets(7).............     5.37     5.58     5.77     6.74     6.57     7.50     7.34
 Nonperforming assets
 ("NPA")(8).............  $23,948  $31,588  $24,310  $38,811  $50,577  $72,365  $69,301
 Ratio of NPA to total
 assets.................     0.77%    0.93%    0.74%    1.29%    1.60%    2.72%    2.68%
 Troubled debt
 restructurings
 ("TDRs")(8)............  $   502  $   650  $   509  $15,641  $13,948  $14,188  $20,791
 Ratio of TDRs to total
 assets.................     0.02%    0.02%    0.02%    0.52%    0.44%    0.53%    0.80%

--------
(1) The selected other information is based upon data as of the end of and for the respective periods, except that average assets, average intangible assets and average equity have been calculated by averaging the relevant month-end amounts for the respective periods.

(2) The efficiency ratios of the Company and the Bank were computed by dividing general and administrative expense by the sum of net interest income and recurring noninterest income. The Company's efficiency ratio was computed on a consolidated basis and the Bank's efficiency ratio was computed on a consolidated basis by including the Bank and its subsidiaries. The efficiency ratios set forth in the above table reflect the effect of special mention items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations-- Special Mention Items." Excluding the effect of special mention items, the Company's efficiency ratio was 61.17%, 58.12%, 58.05%, 73.48% and 62.60%
    for the six months ended June 30, 1997 and 1996 and years ended
    December 31, 1996, 1995 and 1994, respectively, and the Bank's efficiency ratio was 51.85%, 58.31%, 55.59%, 74.32% and 61.94% for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994, respectively. The ratios excluding the effect of special mention items for the years ended December 31, 1993 and 1992 are not available because the Company did not separately identify special mention items during these periods.

(3) The return on average assets and average equity was computed by dividing net income (loss) by average assets and average equity, respectively. See note (1) above. In computing these percentages, net income for the six months ended June 30, 1997 and 1996 has been annualized.

(4) Return on average tangible assets was calculated by dividing tangible cash earnings by average tangible assets. Tangible cash earnings are defined as net income excluding charges tied to the market value of the Company's common stock related to management incentive plans and the Employee Stock Ownership Plan and charges associated with the amortization of intangibles. Average tangible assets are defined as average assets less average intangible assets. For purposes of such computation, tangible cash earnings for the six months ended June 30, 1997 and 1996 have been annualized.

(5) Return on average tangible equity was calculated by dividing tangible cash earnings by average tangible equity. Tangible cash earnings are defined in note (4) above and average tangible equity is defined as average equity less average intangible assets. For purposes of such computation, tangible cash earnings for the six months ended June 30, 1997 and 1996 have been annualized.

(6) Ratio of equity to total assets was calculated by dividing equity by total assets.

(7) Ratio of tangible equity to tangible assets was calculated by dividing tangible equity by tangible assets. Tangible equity is defined as equity less intangible assets. Tangible assets are defined as total assets less intangible assets.

(8) For a definition of nonperforming assets and troubled debt restructurings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Balance Sheet Analysis--Credit Quality."

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following selected unaudited pro forma financial information combines statement of financial condition information of the Company and AFEH as if the Merger and the issuance of the Notes had both occurred on June 30, 1997. The Merger will be accounted for under the purchase method of accounting. Consummation of the Merger is subject to a number of conditions, and no assurance can be given that the Merger will be consummated on the currently anticipated terms or at all. Accordingly, the selected unaudited pro forma financial information does not purport to be indicative of the actual financial condition that would have been achieved had the transactions reflected herein in fact occurred on the date indicated, nor does it purport to be indicative of the financial condition that may be achieved in the future. See "Risk Factors-- Acquisition of AFEH and EurekaBank." The following selected unaudited pro forma financial information should be read in conjunction with, and is qualified by reference to, the historical consolidated financial statements and notes thereto of the Company and AFEH, which are included or incorporated by reference herein and in the accompanying Prospectus, and the information set forth herein under "Unaudited Pro Forma Condensed Combined Financial Information."

                                                  AS OF JUNE 30, 1997
                                            ----------------------------------
                                               THE                  PRO FORMA
                                             COMPANY       AFEH      COMBINED
                                            ----------  ----------  ----------
                                                 (DOLLARS IN THOUSANDS)
Total Assets............................... $3,096,213  $2,187,695  $5,453,828
                                            ==========  ==========  ==========
Investment Securities Portfolio............ $   22,906  $      --   $   22,906
                                            ==========  ==========  ==========
MBS Portfolio.............................. $  536,719  $  591,491  $1,128,210
                                            ==========  ==========  ==========
LOAN COMPOSITION:
Banking Platform:
 Single family mortgages................... $  638,144  $1,354,812  $1,992,956
 Multi-family mortgages....................  1,053,315      64,940   1,118,255
 Commercial mortgages......................    371,643      61,218     432,861
                                            ----------  ----------  ----------
                                             2,063,102   1,480,970   3,544,072
 Home equity loans, lines of credit and
 other.....................................     79,861       3,771      83,632
                                            ----------  ----------  ----------
                                             2,142,963   1,484,741   3,627,704
Consumer Finance Platform:
 Motor vehicle loans.......................    139,330         256     139,586
Commercial Finance Platform:
 Commercial loans..........................     47,613         --       47,613
                                            ----------  ----------  ----------
Gross loans receivable..................... $2,329,906  $1,484,997  $3,814,903
                                            ==========  ==========  ==========
ASSET QUALITY:
Loans 60 days or more delinquent........... $   23,047  $    4,569  $   27,616
 As a % of Gross Loans Receivable..........       0.99%       0.31%       0.72%
Nonperforming Loans(1)..................... $   14,955  $    3,790  $   18,745
 As a % of Gross Loans Receivable..........       0.64%       0.26%       0.49%
Nonperforming Assets(1).................... $   23,948  $    5,028  $   28,976
 As a % of Total Assets....................       0.77%       0.23%       0.54%
Allowance for Loan Losses as % of
 Nonperforming Loans.......................     234.63%     190.01%     225.59%
Allowance for Loan Losses as % of Gross
 Loans Receivable..........................       1.51        0.49        1.11
DEPOSIT COMPOSITION:
Transaction accounts....................... $  472,904  $  619,022  $1,091,926
Certificates of deposit greater than
 $100,000..................................    187,492     210,539     398,031
Certificates of deposit of $100,000 or
 less......................................    917,810   1,059,404   1,977,214
                                            ----------  ----------  ----------
  Total.................................... $1,578,206  $1,888,965  $3,467,171
                                            ==========  ==========  ==========
EQUITY INFORMATION:
Total equity............................... $  196,196  $  182,101  $  406,196
Total tangible equity(2)...................    164,657     179,829     274,913
Ratio of equity to total assets............       6.34%       8.32%       7.45%
Ratio of tangible equity to tangible
 assets(2).................................       5.37        8.23        5.17

--------
(1) For a definition of nonperforming loans and nonperforming assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Balance Sheet Analysis--Credit Quality."
(2) See note 7 on page S-13 for definitions of tangible equity and tangible assets.

                                 RISK FACTORS

  Prospective investors should carefully consider, among other matters, the following risk factors in connection with a decision to purchase the Notes offered hereby and should also consider the matters discussed above under "Forward-Looking Statements." As discussed above under "Summary--The Company-- Acquisition of AFEH and EurekaBank," it is contemplated that following the Merger, EurekaBank will be merged into the Bank, with the Bank as the surviving entity. As a result, to the extent that the risk factors discussed below relate to the Bank, they generally will also relate to the business of EurekaBank to be conducted by the Bank after the Merger.

SUBORDINATION OF NOTES; HOLDING COMPANY STRUCTURE; RESTRICTIONS ON ABILITY OF BANK TO PAY DIVIDENDS

  The Notes will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. On a pro forma basis after giving effect to the issuance of the Notes and the consummation of the proposed Merger as of June 30, 1997 the Company (excluding its subsidiaries) would have had approximately $50.0 million of Senior Indebtedness outstanding. See "Unaudited Pro Forma Condensed Combined Financial Information." The Indenture will not limit the incurrence by the Company of additional Senior Indebtedness or other liabilities. See "--Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection" herein and "Description of Debt Securities--Subordination" in the accompanying Prospectus.

  The Notes will be obligations exclusively of the Company. The Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Notes, are primarily dependent upon the results of operations of such subsidiaries and upon the ability of such subsidiaries to provide funds to the Company. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends the Company's subsidiaries (including the Bank and CTL) can pay, and also limit the Bank and CTL from making investments in or loans to the Company. In particular, savings associations, such as the Bank, which before and after a proposed capital distribution meet their regulatory capital requirements, may make capital distributions during any calendar year equal to the greater of
(i) 100% of net income for the year-to-date plus 50% of the lowest of the amounts by which the savings association's tangible, core or risk-based capital exceeds its regulatory capital requirements for such capital component, as measured at the beginning of the calendar year, or (ii) 75% of its net income for the most recent four quarter period. The Bank currently may pay dividends in accordance with this general authority. However, a savings association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS, and no savings association may pay a dividend if it does not meet its minimum regulatory capital requirements prior to, or as a result of, such dividend unless it receives prior regulatory approval. In general, savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns. At June 30, 1997, the Bank would have been permitted to make approximately $22.5 million of capital distributions to the Company under the foregoing regulations.

  The Company intends to reorganize CTL, currently a direct subsidiary of the Company, as a direct subsidiary of the Bank. Accordingly, upon such reorganization, any dividends to be paid by CTL will be paid to the Bank, and any such dividends will be indirectly subject to the OTS capital distributions regulations. EurekaBank, as a federal savings bank, is subject to limitations on dividends and loans to, and investments in, its parent company which are generally similar to those which are applicable to the Bank. In addition, EurekaBank is subject to a limitation, pursuant to an agreement with the FDIC, on its ability to pay dividends. See "--Acquisition of AFEH and EurekaBank."

  Because the Company is a holding company, the Notes will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of the Company's subsidiaries, including the Bank. Therefore, the Company's rights and the rights of its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors and, if applicable, its depositors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. In that regard, in the event that a receiver or conservator is appointed for any subsidiary of the Company whose deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"), such as the Bank, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors. Thus, in the event of a conservatorship or receivership of such a subsidiary, claims for customer deposits would have a priority over any claims the Company may itself have as a creditor of such subsidiary. On a pro forma basis after giving effect to the issuance of the Notes and the consummation of the proposed Merger, as of June 30, 1997 the Company's subsidiaries would have had approximately $5.0 billion of total liabilities (including approximately $3.5 billion of customer deposits but excluding intercompany liabilities). See "Unaudited Pro Forma Condensed Combined Financial Information." The Indenture will not limit the amount of indebtedness or other liabilities that may be incurred by the Company and its subsidiaries. See "--Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection" "--Limited Rights of Acceleration Upon Event of Default" herein and "Description of Debt Securities--Events of Default; Limited Rights of Acceleration" in the accompanying Prospectus.

ABSENCE OF LIMITATION ON INDEBTEDNESS AND LIENS; ABSENCE OF EVENT RISK
PROTECTION

  The Indenture will not limit the amount of indebtedness, guarantees and other liabilities that may be incurred or assumed by the Company and its subsidiaries and will not prohibit the Company and its subsidiaries from creating or assuming liens on their property (including capital stock of the Bank and other subsidiaries of the Company). The Indenture will not require the maintenance of any financial ratios by, or specified levels of revenues, income, cash flow or liquidity of, the Company. The Indenture will not contain provisions which would give holders of the Notes the right to require the Company to repurchase their Notes or otherwise afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, (ii) a change in control of or in the management of the Company, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth below under "Description of Notes--Certain Covenants--Limitation on Consolidation, Merger and Sale of Assets," the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Company with another entity, that could increase the amount of the Company's indebtedness or otherwise adversely affect its financial condition or results of operations, and which may have an adverse effect on the Company's ability to service its indebtedness, including the Notes.

LIMITED RIGHTS OF ACCELERATION UPON EVENT OF DEFAULT

  There is no right of acceleration of payment of principal of the Notes in the case of default in the payment of principal of or premium, if any, or interest on the Notes or in the performance of any covenant of the Company under the Indenture. If such an event of default were to occur, the only remedy available to holders of the Notes would be for the Trustee, provided certain conditions were met, to institute a judicial proceeding to protect the rights of holders of the Notes. Only upon certain events of bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary of the Company may the holders of the Notes act to accelerate the payment of the principal of the Notes. See "Description of Debt Securities--Events of Default; Limited Rights of Acceleration" in the accompanying Prospectus.

ACQUISITION OF AFEH AND EUREKABANK

  As discussed under "Summary--The Company--Acquisition of AFEH and EurekaBank," on May 8, 1997, the Company entered into the Merger Agreement to acquire AFEH and EurekaBank. The Merger, if consummated, will substantially increase the size of the Company, which in turn will substantially increase the demands placed upon the Company's management, including demands resulting from the need to integrate the accounting systems, management information systems and other operations of EurekaBank with those of the Bank. Failure to effectively integrate the operations of the acquired business with those of the Company could have a material adverse effect on the Company. In addition, a number of other factors may cause the actual results of the Merger to differ materially from the currently expected impact of the transaction, including, among other things, the factors discussed under "Forward-Looking Statements" and "Unaudited Pro Forma Condensed Combined Financial Information" and the possibility that (i) expected cost savings or revenue enhancements from the Merger will not be realized; (ii) deposit attrition, customer loss or revenue loss following the Merger will be greater than expected; (iii) competitive pressure in the banking, financial services and related industries will increase significantly; (iv) changes in the interest rate environment will adversely affect results of operations; (v) costs or difficulties related to the integration of the businesses of the Company and AFEH and their respective subsidiaries will be greater than expected; (vi) the adverse impact of regulatory or tax law changes will be greater than expected; (vii) there will be changes in business conditions in a manner unfavorable to the Company;
(viii) there will be changes in the securities markets in a manner unfavorable to the Company; (ix) there will be changes in the terms of the Merger, including the possibility that the Company may have to increase the number of shares of common stock issued to consummate the Merger; (x) the Merger will fail to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and as a result, the Company will not be entitled to utilize certain tax attributes (including net operating losses) of EurekaBank; and (xi) there will be adverse changes in general economic conditions, either nationally or in the state of California. In addition, the Company expects to record restructuring charges in 1997 associated with the Merger of approximately $5.0 million ($2.9 million after taxes or $0.22 per share). These charges represent primarily severance, facilities, relocation, consulting and debt restructuring costs directly related to the Merger. Accordingly, there can be no assurance that any of the foregoing factors will not have a material adverse effect on the Company.

  Consummation of the Merger is subject to a number of conditions, including, among others, approval of the Merger by (i) the shareholders of the Company,
(ii) the beneficial unit certificate holders of the Partnership and (iii) the OTS. There can be no assurance as to whether or when the necessary approvals will be obtained or, even if obtained, whether or when the Merger will be consummated. Likewise, there can be no assurance that the OTS or other governmental authorities will not impose conditions or restrictions on the Merger or on the businesses to be conducted by the Company following the Merger. The Merger Agreement may also be terminated by AFEH in the event that the Average Company Stock Price (as defined below) is less than $21.00 per share unless the Company agrees to increase the number of shares of its common stock to be issued in the Merger. Accordingly, no assurance can be given that the Merger will be consummated on currently anticipated terms or at all. Failure to consummate the Merger on currently anticipated terms or at all, or a significant delay in consummating the Merger, or conditions or restrictions placed upon the Merger or the businesses to be conducted following the Merger, could have a material adverse effect on the Company.

  In connection with the Company's application to the OTS to approve the Merger, the Bank sought authorization for the payment of a $63 million cash dividend to the Company to be used by the Company for payment of a portion of the Merger consideration. To the extent the OTS does not approve this dividend, the Company will have to seek alternative sources of funding for payment of the cash portion of the Merger consideration, including possibly using more than the approximately $10 million of the net proceeds from the sale of the Notes offered hereby currently anticipated to be used for such purpose. See "Use of Proceeds." The Company has no reason to believe the OTS will not approve the dividend; however, there can no assurance that this approval will be granted.

  The Partnership acquired EurekaBank from the Federal Savings and Loan Insurance Corporation (the "FSLIC"), predecessor of the FDIC. In connection with that acquisition, the Partnership, AFEH and EurekaBank entered into an assistance agreement and a capital maintenance agreement with the FSLIC. Pursuant to the capital maintenance agreement, EurekaBank is subject to certain restrictions, including restrictions on the amount of dividends it is permitted to pay, until all obligations to the FDIC (as successor to the FSLIC) pursuant to the assistance agreement are satisfied and the preferred stock of EurekaBank issued to the FDIC is redeemed. It is anticipated that all obligations to the FDIC pursuant to the assistance agreement will be satisfied and the preferred stock of EurekaBank will be redeemed upon the consummation of the Merger and that the restrictions under the capital maintenance agreement, including the dividend restrictions, will thereby be removed. In addition, under the capital maintenance agreement the Company may be deemed, as a result of the Merger, to succeed to, and therefore may become subject to, the obligations of AFEH to maintain the capital of EurekaBank in compliance with applicable regulatory capital requirements. It is expected that this obligation will be terminated upon consummation of the Merger. However, termination of the obligations and restrictions under the foregoing agreements is not a condition to the Merger. Accordingly, no assurance can be given that the restrictions on dividends, the assistance agreement, the capital maintenance agreement and other obligations will be terminated prior to or upon the consummation of the Merger or that such restrictions and obligations, if continued after the Merger, would not have a material adverse effect on the Company. See "--Subordination of Notes; Holding Company Structure; Restrictions on Ability of Bank to Pay Dividends."

  As provided in the Merger Agreement, upon consummation of the Merger, the Partnership, as the sole stockholder of AFEH, will be entitled to receive in exchange for all of the outstanding AFEH common stock (i) $90 million in cash and (ii) a number of shares of Company common stock having a market value of $210 million, subject to adjustment as described below, based upon a formula that values the Company common stock for this purpose on the basis of its trading price during a defined pricing period. Specifically, the number of shares of Company common stock to be issued in the Merger will be determined by dividing $210 million by the Average Company Stock Price. The "Average Company Stock Price" is the average (rounded to four decimal points) of the average closing sale price of one share of Company common stock on the Nasdaq Stock Market for the 20 consecutive full trading days ending on the fifth business day immediately prior to the Merger closing date (currently anticipated to be January 2, 1998), but not in excess of $26.00 or less than $21.00 unless (i) the Average Company Stock Price is less than $21.00, (ii) AFEH has given notice of its intention to terminate the Merger Agreement (as permitted by the Merger Agreement upon such an event) and (iii) the Company has made an Adjustment Election, as described in the next paragraph.

  As discussed above, if the Average Company Stock Price is less than $21.00, AFEH shall have the right to terminate the Merger Agreement unless the Company shall make an Adjustment Election. Pursuant to an "Adjustment Election," the Company shall agree that the Average Company Stock Price shall be calculated without regard to the $21.00 floor, which would increase, perhaps substantially, the number of shares issued in the Merger. For example, if the Average Company Stock Price is $20.00 and an Adjustment Election is made, the number of shares of Company common stock to be issued in the Merger will be determined by dividing $210 million by $20.00 (10,500,000 shares).

  The lower the Average Company Stock Price, the greater the number of shares of Company common stock that will be issued in the Merger. The greater the number of shares of Company common stock that are issued in the Merger, the more dilutive the transaction will be to the Company's existing stockholders and to the Company's future earnings per share. In addition, in the event that the Average Company Stock Price were less than $21.00, there can be no assurance that the Company would agree to make an Adjustment Election, which could result in the termination of the Merger Agreement. Moreover, although the Average Company Stock Price may not exceed $26.00 per share regardless of the value of the Company's common stock at the time of the Merger, any increase above $26.00 per share will increase the amount of goodwill generated by the Merger. For example, for every $1.00 increase in the price per share of the Company's common stock over $26.00, goodwill created by the Merger will reduce the Company's net income by approximately $540,000 per year for the anticipated 15-year goodwill amortization period following the Merger.

INCREASED CREDIT RISK OF DIVERSIFIED LENDING ACTIVITIES

  One of the Company's principal strategies is to increase the volume of its higher yielding assets such as transactional loans (i.e., factoring) and asset-based loans to small businesses, motor vehicles loans, and other business and consumer finance products, as well as continued growth in its commercial and multi-family real estate loan portfolio. In addition, the Bank recently acquired a $70 million portfolio of home equity loans. The majority of these loans have loan to value ratios in excess of 90% and a substantial portion have loan to value ratios in excess of 100%. Many of these home equity loans are to "credit impaired" borrowers at rates substantially higher than single family residential mortgage loans. Although assets of these types typically provide higher yields than single-family residential mortgage loans, these assets also involve a greater degree of risk, and in some cases a substantially greater degree of risk, than single family loans.

  Commercial real estate loans and multi-family residential loans are generally considered to involve a higher degree of risk than single-family residential lending because such loans typically involve larger loan balances to a single borrower or group of related borrowers. In addition, the payment experience on multi-family residential and commercial real estate loans typically is dependent on the successful operation of the project (as opposed to a desire by the borrower to continue to occupy the residence) and thus such loans may be adversely affected to a greater extent by adverse conditions in the real estate markets or in the economy generally.

  Motor vehicle, high loan to value home equity loans and consumer finance loans entail greater risk than do single family residential mortgage loans since collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances.

  Unlike single family mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, transactional loans and asset based loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of such loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. Accordingly, there can be no assurance that the Bank's transactional, asset-based, motor vehicle, commercial business, and commercial real estate and multi-family residential loans will not be adversely affected by these and the other risks related to such loans or that they will not have a material adverse effect on the Company. See "--Concentration of Loan Portfolio."

CONCENTRATION OF LOAN PORTFOLIO

  Most of the Bank's loan portfolio consists of multi-family residential real estate and commercial real estate loans. At June 30, 1997, loans secured by multi-family real estate and commercial real estate totaled $1.05 billion and $638 million, respectively, representing approximately 45.2% and 27.4% of the Company's total loan portfolio, respectively. Loans secured by multi-family and commercial real estate properties are generally larger and involve a greater degree of risk than single family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be adversely affected by adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

  CTL's assets consist mainly of loans secured by motor vehicles. At June 30, 1997, loans secured by motor vehicles totaled $139 million, representing approximately 6.0% of the Company's loan portfolio. Because motor vehicles generally depreciate rapidly in value, the borrower's continuing financial stability, rather than the value of the vehicle, is generally relied upon for the repayment of a motor vehicle loan. This is especially true for CTL because its underwriting procedures are primarily based on the ability of the borrower to repay. As a result, CTL often permits the origination of motor vehicle loans in excess of the manufacturer's suggested retail price, in the case of new vehicles, or the value established by used car reference publications, and also offers vehicle loans with terms of up to 84 months, which is significantly longer than the term of vehicle loans typically offered by many other lenders. As a result, it is unlikely that a repossessed vehicle will provide an adequate source of repayment of the outstanding loan balance and an increase in delinquencies in CTL's motor vehicle loans, whether as a result of CTL's failure to adequately assess the creditworthiness of borrowers or otherwise, could have a material adverse effect on the Company.

  CTL's typical motor vehicle loan customer desires a higher relative loan amount and/or longer term than is offered by many automobile financing sources. As a result, CTL has historically been able to charge interest rates of approximately 200 to 300 basis points over the rates typically offered by traditional sources of motor vehicle financing such as banks and captive finance companies. The higher interest rate and longer maturity of the loans increase the risk that the borrower will be unable to repay the loan.

  CGC's assets consist mainly of loans to small businesses which are generally considered to be of high credit risk. At June 30, 1997, such loans totaled $48 million, representing approximately 2.0% of the Company's loan portfolio. CGC generally charges much higher rates of interest than those imposed by traditional small business lenders (such as commercial banks) to compensate for the greater risk that its borrowers will be unable to repay their loans. The higher interest rates charged on these loans increases the risk that the borrower will be unable to repay the loan.

  The current loan portfolio of both the Bank and EurekaBank is concentrated in certain geographical regions, particularly Northern California. The performance of such loans may be affected by changes in local economic and business conditions. The California economy has in the recent past experienced a significant economic recession. Unfavorable or worsened economic conditions in Northern California could have a material adverse effect on the Company. In addition, Northern California has been, and may in the future be, subject to earthquakes and neither the Bank nor EurekaBank typically requires that borrowers maintain earthquake insurance on property securing mortgage loans. Accordingly, earthquake damage to properties securing mortgage loans or to properties owned by the Company could have a material adverse effect on the Company.

IMPLEMENTATION OF BUSINESS PLAN

  In the early 1990's, the Company's management implemented a number of strategic initiatives designed to transform the Company into a community banking organization. These initiatives did not yield the results desired by the Company.

  During the second half of 1995, the Company's Board of Directors hired new management personnel to improve the Company's financial performance. Leading the new management team was Edward H. Sondker, the Company's and the Bank's President and Chief Executive Officer, and David A. Heaberlin, the Company's and the Bank's Chief Financial Officer and the Bank's Chief Operating Officer, who began implementing the strategies described under "Summary--The Company-- Mission Statement/Strategies." There can be no assurance that these strategies will be successfully implemented, or even if successfully implemented, whether the Company's objectives will be achieved. Failure to successfully implement the Company's business plan may have a material adverse effect on the Company. Further, the Company's consideration of its business strategy is ongoing, and its current business strategy may be altered or abandoned at any time.

LITIGATION

  On February 7, 1993, Consolidated Electrical Distributors, Inc. and Northbrook Properties, Inc. (collectively, the "Plaintiffs") filed an action in San Diego County, California Superior Court (Case No. N61430) against, among others, CGC and USL, Inc. ("USL"), a former borrower of CGC, alleging, among other things, damages to the Plantiffs' property as a result of environmental contamination that migrated from property leased by USL, as lessee. Plaintiffs contend that as a lender, CGC is liable for such alleged contamination because CGC allegedly influenced or had the capacity to influence hazardous materials management decisions of USL. CGC's motion for summary judgment was denied and a jury trial is scheduled to commence September 3, 1997. While the Company believes that CGC will ultimately prevail, no assurance can be given in this regard or as to the amount of damages that the Company may be required to pay in the event that CGC is found liable. Accordingly, there can be no assurance that this matter will not have a material adverse effect on the Company.

  The Securities and Exchange Commission (the "SEC") is currently conducting an informal investigation into possible violations of the Investment Company Act of 1940 (the "1940 Act") and the Securities Act by CGC, an executive officer of CGC, and certain other parties, regarding the activities of such parties concerning the Target Income Fund, Inc. ("TIF"), a closed end investment company registered under the 1940 Act. TIF had participated with CGC in certain loans with respect to which CGC acted as master servicer. Specifically, the SEC is reviewing whether the services of such executive officer as a director of TIF resulted in impermissible transactions between CGC and TIF for 1940 Act purposes and whether TIF properly disclosed the nature of its relationship with CGC under the Securities Act. While the Company does not believe, after consultation with counsel, that the disposition of the investigation will have a material adverse effect on the Company, no assurance can be given in this regard.

  Under the terms of the definitive agreement pursuant to which the Company acquired CGC in March 1997, the securityholders of CGC's former parent are entitled to future payments, dependent on the level of earnings of CGC, of up to $34 million. The potential future payments, if any, will be reduced by the amount of all expenses incurred by CGC in connection with the SEC proceedings and the aforementioned environmental litigation (including, without limitation, attorney's fees and damages).

  The Company is currently involved in a number of other legal proceedings which have arisen in the ordinary course of business. Management believes these other proceedings will not, in the aggregate, have a material adverse effect on the Company. However, the Company is unable to predict whether the outcome of such proceedings may or may not have a material adverse effect on the Company's results of operations in any particular future period as the timing and amount of any resolution of such actions and their relationship to future results of operations are not known.

VULNERABILITY TO CHANGES IN INTEREST RATES

  The Company's results of operations depend to a large extent upon its net interest income, which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could materially adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a material decrease in net interest income. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply, international disorders and other factors beyond the control of the Company may affect interest rates. There can be no assurance that changes in interest rates will not have a material adverse effect on the Company.

  Although the Company pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, the Company's liabilities generally have shorter terms and are more interest-sensitive than its assets. At June 30, 1997, the one-year interest-sensitivity "gap" (the sum of all interest earning assets to be re-priced within one year minus all interest-bearing liabilities to be re-priced within one year, as a percentage of total assets) was 1.37%. As a result of its gap position, the Company's net interest income and operating results will be adversely affected during periods of rising market interest rates if the Company is unable to reduce its gap. There can be no assurance that the Company will be able to adjust its gap sufficiently to offset any negative effect of changing market interest rates.

COMPETITION

  The Company faces significant competition from competitors which have greater financial and other resources. There can be no assurance that competition will not have a material adverse effect on the Company.

  The Bank and EurekaBank face strong competition both in originating loans and in attracting deposits. Competition in originating multi-family and commercial real estate mortgage loans comes primarily from other savings institutions, commercial banks and mortgage bankers located in Northern California. The Bank and EurekaBank compete for mortgage loans principally on the basis of interest rates, types of products, loan fees charged and the quality of customer service they provide to borrowers. Competition in attracting deposits comes primarily from other savings institutions, commercial banks, brokerage firms, mutual funds, credit unions and other types of investment companies. The competition faced by the Bank and EurekaBank could have a material adverse effect on the Company.

  The Company's Commercial Finance Platform, CGC, faces strong competition in originating and retaining loans for both its factoring and asset based lending business. Competition for factoring clients comes primarily from small local factors or factors specializing in a specific industry segment, such as trucking or personnel agencies. The factoring market is experiencing pressure on yields and margins. Competition for asset-based loans under $1.5 million comes primarily from small local commercial finance companies, while competition for asset-based loans greater than $1.5 million comes from large national commercial finance companies and banks. The asset-based market is experiencing strong pressure from increased competition reducing yields and margins. Moreover, new entrants are offering more favorable terms than in prior years.

  CTL has experienced substantially increased competition, particularly for its motor vehicle loan programs. This competition comes primarily from large well-capitalized lending institutions and finance companies, as well as financing provided directly by automobile manufacturers.

  As a result of this increasing competition, the Company may be required to relax its underwriting standards in order to maintain or to increase its loan origination volume. Any such relaxation in underwriting standards could result in an increased risk of default by borrowers, which could have a material adverse effect on the Company.

REGULATION

  Both the Company, as a savings and loan holding company, and the Bank, as a federal stock savings bank, are subject to significant regulation. Statutes and regulations now affecting the Company and the Bank, respectively, may be changed at any time, and the interpretation of these statutes and regulations by examining authorities is also subject to change. There can be no assurance that future changes in the regulations or in their interpretation will not adversely affect the Company. As a savings and loan holding company, the Company is subject to examination from time to time by the OTS. As a federal savings bank, the Bank is subject to examination from time to time by the OTS, its primary regulator, and by the FDIC, as administrator of the Savings Association Insurance Fund (the "SAIF") of which the Bank is a member. There can be no assurance that the OTS or the FDIC will not, as a result of such examinations or otherwise, impose various requirements or regulatory sanctions upon the Bank or the Company which could, among other things, limit the ability of the Bank to provide funds to the Company and therefore materially adversely affect the Company's ability to pay the Notes and its other obligations.

  If the Company were to become a bank holding company (which would occur if the Bank were to convert from a federal savings bank to a commercial bank or if the Company were to acquire control of a commercial bank, and could also occur under the circumstances described below under "--Proposed Federal Legislation"), it would be regulated by the Federal Reserve Board and as a result, would become subject to capital requirements and limitations on the types of business activities in which it may engage that are not currently applicable to it as a savings and loan holding company. If this were to occur, the Company believes that it would be permitted to continue its activities and operations substantially as currently conducted and that the Notes may qualify as Tier 2 Capital under the guidelines established by the Federal Reserve Board, although there can be no assurance in this regard. See "Description of Debt Securities--Debt Securities Intended to Qualify as Tier 2 Capital" in the accompanying Prospectus. Likewise, the capital requirements which would be imposed on the Company if it were to become a bank holding company could adversely affect its ability to pay the Notes and its other obligations in the event that the Company's failure to meet such capital requirements results in the imposition of regulatory restrictions. Specifically, these capital requirements would require the Company to maintain, on a consolidated basis, (i) a minimum level of Tier 1 Capital to total assets of 4% and (ii) a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier 1 Capital.

  EurekaBank is a federal savings bank and is subject to the same governmental regulation as the Bank.

PROPOSED FEDERAL LEGISLATION

  The United States Congress is considering legislation that would require all federal thrift institutions, such as the Bank, to either convert to a national bank or a state chartered financial institution by a specified date to be determined. In addition, under the proposed legislation, the Company would not be regulated as a thrift holding company, but rather as a bank holding company or a financial services holding company, a new type of holding company created by the proposed legislation. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Company. However, there can be no assurance that such legislation or any similar legislation, if enacted, would not have a material adverse effect on the Company.

RELIANCE ON KEY EXECUTIVE OFFICERS

  The successful operation of the Company depends heavily upon the active involvement of Messrs. Sondker and Heaberlin and the failure of either of them to continue in the employment of the Company could have a material adverse effect on the Company. The Company does not maintain key person insurance for either Mr. Sondker or Mr. Heaberlin. The primary mechanisms used by the Company to induce Messrs. Sondker and Heaberlin to remain in the employ of the Company are the Company's Amended and Restated 1995 Stock Option and Incentive Plan, Senior Management Incentive Plan, Long-Term Incentive Plan and a split dollar life insurance program.

  On January 1, 1997, the Company entered into new employment agreements with each of Messrs. Sondker and Heaberlin. Each agreement provides for an initial term of one year, with automatic renewal for an additional year unless the Company or the executive gives prior written notice that the agreement is not to be renewed. The agreements may be terminated prior to their expiration dates by such executives or the Company. Accordingly, the length of Messrs. Sondker's and Heaberlin's tenure with the Company cannot be determined at this time.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

  The Notes will be a new issue of securities for which there currently is no market. There can be no assurance as to the liquidity of any market for the Notes that may develop, the ability of holders of the Notes to sell the Notes, or the prices at which holders of the Notes may be able to sell their Notes. If such market were to exist, the Notes could trade at prices higher or lower than their initial public offering price, depending on a variety of factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any market making activity with respect to the Notes may be suspended or discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation thereof through the National Association of Securities Dealers Automated Quotation System.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Notes offered hereby are estimated to be approximately $96.1 million (after deducting underwriting discounts and estimated expenses). The Company intends to use the net proceeds from the sale of the Notes offered hereby for general corporate purposes, which may include, among other things, the repayment of outstanding indebtedness, investments in or extensions of credit to its subsidiaries, the financing of acquisitions and repurchases from time to time of the Company's common stock.

  As discussed above under "Summary--The Company--Acquisition of AFEH and EurekaBank," the purchase price payable by the Company to acquire AFEH consists of shares of its common stock valued at approximately $210 million (subject to possible adjustment) plus $90 million in cash. The Company currently intends to fund the cash portion of the purchase price with (i) approximately $10 million from the net proceeds of the sale of the Notes offered hereby, (ii) approximately $63 million anticipated to be provided to the Company by the Bank through a dividend concurrent with the acquisition of EurekaBank and (iii) other available funds. The Bank has sought OTS authorization for the payment of the cash dividend to the Company. To the extent that the OTS does not approve this dividend, the Company will have to seek alternative sources of funding for payment of the cash portion of the Merger consideration, including possibly using a larger portion of the net proceeds from the sale of the Notes for that purpose. See "Risk Factors-- Acquisition of AFEH and EurekaBank."

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the consolidated ratios of earnings to fixed charges for the Company for the periods indicated. Earnings represent income from continuing operations before income taxes, fixed charges and extraordinary items. Fixed charges include interest expense and the portion of rental expense which approximates the interest component of lease payments. Such information is qualified in its entirety by the more detailed financial information set forth in the financial statements and notes thereto included and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                   SIX MONTHS
                                      ENDED
                                    JUNE 30,      YEAR ENDED DECEMBER 31,
                                   ----------- --------------------------------
                                   1997  1996  1996  1995     1994  1993  1992
                                   ----- ----- ----- -----    ----- ----- -----
Ratio of earnings to fixed
 charges:
  Including interest on customer
   deposits....................... 1.23x 1.19x 1.12x 0.98x(1) 1.17x 1.18x 1.07x
  Excluding interest on customer
   deposits....................... 1.46x 1.51x 1.31x 0.96x(1) 1.35x 1.41x 1.14x

--------
(1) For the year ended December 31, 1995, earnings were insufficient to cover fixed charges. The amount of the deficiency was $2,853,710.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization and certain ratios of the Company and the Bank's regulatory capital ratios (i) at June 30, 1997, (ii) as adjusted to give effect to the sale of the Notes offered hereby and (iii) as further adjusted for the Merger on a pro forma basis as if it had occurred as of June 30, 1997.

                                                 AS OF JUNE 30, 1997
                                       ----------------------------------------
                                                                   AS FURTHER
                                                 AS ADJUSTED FOR    ADJUSTED
                                        ACTUAL   NOTES OFFERING  FOR THE MERGER
                                       --------  --------------- --------------
                                               (DOLLARS IN THOUSANDS)
Long-term borrowings:
  FHLB advances....................... $209,810     $209,810        $259,310
  Senior Debentures due 1999..........   50,000       50,000          50,000
  Subordinated Notes due 2007(1)......      --        99,350          99,350
                                       --------     --------        --------
Total long-term borrowings............ $259,810     $359,160        $408,660
                                       ========     ========        ========
Stockholders' equity:
  Common stock ($.01 par value)....... $    151     $    151        $    231
  Additional paid-in capital..........  101,318      101,318         311,238
  Retained earnings (substantially
   restricted)........................  139,011      139,011         139,011
  Treasury stock, at cost.............  (38,847)     (38,847)        (38,847)
  Unrealized loss on securities
   available for sale, net of tax.....   (1,220)      (1,220)         (1,220)
  Debt of Employee Stock Ownership
   Plan...............................   (4,217)      (4,217)         (4,217)
                                       --------     --------        --------
Total stockholders' equity............  196,196      196,196         406,196
                                       --------     --------        --------
Total capitalization.................. $456,006     $555,356        $814,856
                                       ========     ========        ========
Ratio of equity to assets.............     6.34%        6.14%           7.45%
Ratio of tangible equity to tangible
 assets...............................     5.37%        5.20%           5.17%
Bank regulatory capital ratios:
  Leverage............................     5.54%        5.54%            (2)
  Tier 1 risk-based...................     9.01%        9.01%            (2)
  Tier 2 risk-based...................    10.26%       10.26%            (2)

--------
(1) Balance is net of $650,000 of unamortized debt discount.
(2) The Bank intends to maintain the capital of the Bank at or above "well capitalized" (as defined for bank regulatory purposes) upon consummation of the Merger and after payment of the anticipated concurrent $63 million dividend to fund a portion of the cash portion of the Merger consideration. See "Use of Proceeds."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The results of operations and the balance sheet analysis include the effects of the acquisition of CTL effective June 1, 1996 and the acquisition of CGC effective April 1, 1997. The analysis reflects the Company's restructuring of its reporting for its operations based on business platforms. Reference is also made to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's 1996 Form 10-K, as amended, incorporated herein by reference.

                             RESULTS OF OPERATIONS

  Net income for the six months ended June 30, 1997 was $9.8 million, as compared with $8.2 million for the same period in 1996. The improvement in earnings was primarily due to higher net interest income arising from the impact of higher yielding assets related to the Consumer Finance and Commercial Finance Platforms combined with lower cost of retail deposits.

  Net income for the year ended December 31, 1996 was $11.0 million as compared to a net loss of $4.7 million for the year ended December 31, 1995 and net income of $14.5 million for the year ended December 31, 1994. Operating results for 1996 included a one-time charge of $6.7 million ($11.7 million pre-tax) relating to a special assessment to recapitalize the SAIF. Operating results for 1995 included certain nonrecurring charges of $11.3 million after tax ($18.0 million pre-tax). Excluding the impact of the SAIF recapitalization assessment in 1996 and the nonrecurring charges in 1995, the increase in earnings for 1996 over 1995 was primarily due to an improvement in net interest margin and lower general and administrative expenses.

  The decrease in net income in 1995 compared with 1994 was primarily attributable to lower net interest income, nonrecurring charges relating to losses on the sale of MBS available-for-sale, severance payments relating to workforce reductions, fixed assets written-off, write-down of corporate office complex, write-down of intangibles and prepayment penalties on FHLBSF advances.

  The Company expects to record restructuring charges in 1997 associated with the Merger of approximately $5.0 million ($2.9 million after taxes or $0.22 per share). These charges represent primarily severance, facilities, relocation, consulting and debt restructuring costs directly related to the Merger.

SPECIAL MENTION ITEMS

  The net income for the periods indicated below contained certain items which deserve special mention. All special mention items are set forth below on a pre-tax basis. The following special mention items increased net income by a total of $150,000 for the first six months of 1997:

 . $650,000 benefit associated with the decision to cease the systems conversion with BISYS Group, Inc. ("BISYS") and remain with Fiserv, Inc. (the current data processor for the Bank and EurekaBank).

 . $415,000 recovery related to a real estate joint venture previously written-off.

 . $800,000 expense accrual for Long-Term Incentive Plan awards due to an increase in the Company's stock price.

  The following special mention items for the year ended December 31, 1996 essentially offset each other:

 . $4.8 million gain from the sale of and income received from certain real estate owned properties.

 . $2.4 million contribution to pretax net income resulting from purchase accounting valuations associated with the CTL assets being held-for-sale.

 . $2.8 million accrual for termination of data processing contracts and write-down for computer hardware relating to the Company's long-term information services technology agreement with BISYS.

 . $1.3 million loss accrual for lease obligations in excess of related sublease rentals resulting from unfavorable lease agreement terms.

 . $1.2 million expense accrual for Long-Term Incentive Plan awards.

 . $800,000 loss on sale of MBS and short sale of Treasury securities.

 . $500,000 additional write-down due to the sale of the corporate office complex which closed in 1996. The Company had provided a write-down of $7.1 million on this property in 1995.

 . $350,000 write-off of core deposit intangibles and fixed assets due to a branch closure.

 . $300,000 accrual for downsizing loan operations, relocation of administrative functions and other items.

The following special mention items negatively impacted operations by a total of $11.3 million after-tax for the year ended December 31, 1995:

 . $4.4 million prepayment penalties on FHLBSF advances.

 . $7.6 million write-down related to the corporate office complex, fixed assets and refurbishment expenses.

 . $2.0 million related to a provision for loan losses on one loan and write-down related to foreclosed properties.

 . $1.2 million related to charges for severance payments arising from workforce reductions and pension plans.

 . $3.8 million related to impairment of intangible assets and capitalized excess servicing and other special mention items.

  The special mention items for the year ended December 31, 1994 were not significant.

TANGIBLE CASH EARNINGS

  Tangible cash earnings are based on earnings for each period and exclude charges tied to the market value of the Company's common stock related to management incentive plans and the Employee Stock Ownership Plan and charges associated with the amortization of intangibles. The following table shows the components of tangible cash earnings for each of the periods indicated:

                                                           SIX MONTHS ENDED
                                                        -------------------------
                                                         JUNE 30,    JUNE 30,
                                                           1997        1996
                                                        ----------- -------------
                                                        (DOLLARS IN THOUSANDS)
      Net income....................................... $     9,766  $    8,209
      Adjustments:
        Amortization of intangibles....................       1,267         907
        ESOP...........................................         120         112
        Management incentive plans.....................         465         --
                                                        -----------  ----------
      Tangible cash earnings...........................     $11,618      $9,228
                                                        ===========  ==========

                                                        YEAR ENDED
                                          --------------------------------------
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1996         1995         1994
                                          ------------ ------------ ------------
                                                  (DOLLARS IN THOUSANDS)
   Net income (loss).....................   $10,969      $(4,690)     $14,513
   Adjustments:
     Amortization of intangibles.........     1,746        2,758        1,560
     ESOP................................       222          203          187
     Management incentive plans..........       690           --           --
                                            -------      -------      -------
   Tangible cash earnings (loss).........   $13,627      $(1,729)     $16,260
                                            =======      =======      =======

NET INTEREST INCOME

  Net interest income for the first six months of 1997 was $42.8 million, an increase of $7.7 million as compared to net interest income for the same period in 1996 of $35.1 million. The net interest margin for the first six months of 1997 was 2.79%, up 42 basis points as compared to 2.37% for the same period in the prior year. The improvement in the net interest margin was primarily due to the impact of the higher yielding assets from the Consumer Finance Platform (which was acquired in June 1996) and the Commercial Finance Platform combined with lower cost of retail deposits.

  Net interest income was $81.0 million for 1996 as compared to $55.9 million and $66.9 million for 1995 and 1994, respectively. The increase in net interest income for 1996 as compared to 1995 was primarily due to an improvement in net interest margin, which increased to 2.57% in 1996 from 1.86% in 1995, and also the impact of the acquisition of CTL in 1996. The decrease in net interest income in 1995 from 1994 was primarily attributable to a lower net interest margin, which declined to 1.86% in 1995 from 2.34% in 1994.

  The following table sets forth the net interest income and net interest margin for each of the periods indicated:

                                                      SIX MONTHS ENDED
                                             -----------------------------------
                                               JUNE 30, 1997     JUNE 30, 1996
                                             ----------------- -----------------
                                               NET      NET      NET      NET
                                             INTEREST INTEREST INTEREST INTEREST
                                              INCOME   MARGIN   INCOME   MARGIN
                                             -------- -------- -------- --------
                                                   (DOLLARS IN THOUSANDS)
   Banking Platform......................... $36,166    2.50%  $33,490    2.30%
   Consumer Finance Platform................   4,105    5.34     1,561    6.75
   Commercial Finance Platform..............   2,552   20.41        --      --
                                             -------   -----   -------    ----
   Total.................................... $42,823    2.79%  $35,051    2.37%
                                             =======   =====   =======    ====

                                                                YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------
                                                       1996              1995              1994
                                                 ----------------- ----------------- -----------------
                                                   NET      NET      NET      NET      NET      NET
                                                 INTEREST INTEREST INTEREST INTEREST INTEREST INTEREST
                                                  INCOME   MARGIN   INCOME   MARGIN   INCOME   MARGIN
                                                 -------- -------- -------- -------- -------- --------
                                                                (DOLLARS IN THOUSANDS)
   Banking Platform...........................   $70,331    2.36%  $55,916    1.86%  $66,925    2.34%
   Consumer Finance
   Platform...................................    10,651    5.80        --      --        --      --
                                                 -------    ----   -------    ----   -------    ----
   Total......................................   $80,982    2.57%  $55,916    1.86%  $66,925    2.34%
                                                 =======    ====   =======    ====   =======    ====

BANKING PLATFORM

  The net interest margin for the first six months of 1997 was 2.50%, an increase of 20 basis points as compared to net interest margin of 2.30% for the same period in 1996. The improvement in net interest margin was primarily due to a lower cost of funds related to retail deposits.

  The net interest margin for 1996 was 2.36%, an increase of 50 basis points as compared to net interest margin of 1.86% for 1995. The improvement in net interest margin was primarily due to higher yields on mortgage loans combined with a lower cost of funds related to retail deposits. The net interest margin for 1994 was 2.34% as compared to the net interest margin of 1.86% in 1995. The decrease in the net interest margin between 1995 and 1994 was due to the lag factor arising from interest rate movements related to COFI.

  A significant portion of the ARM loan portfolio is indexed to COFI which typically lags market interest rate movements. Generally, the net interest margin is favorably affected during periods of declining interest rates as the cost of the interest-bearing liabilities may adjust to market rates more quickly than the yield on its interest-earning assets. Conversely, during periods of rising interest rates, net interest margin is unfavorably affected by this lag factor. The Federal Reserve Board began increasing the discount rate and/or federal funds rates in 1994 and as a result, the general interest rate environment was higher in 1995 and 1996. The net interest margin in 1995 was adversely affected by the movements in the COFI as a result of the rising interest rates. Management actions in late 1995 and early 1996 which significantly reduced exposure to interest rates and favorably affected the net interest margin during 1996 (see "--Asset and Liability Management").

CONSUMER FINANCE PLATFORM

  The Consumer Finance Platform was acquired in June 1996. The net interest margin for the first six months of 1997 was 5.34%. The net interest margin for the first six months of 1996 was 6.75%, which represented the net interest income from the motor vehicle loan portfolio for one month only (i.e. since the acquisition date of CTL in June 1996). The net interest margin for 1996 was 5.80%. The decrease in the net interest margin as compared with the prior year period was primarily due to the effects of the securitization of the $253 million motor vehicle loan portfolio in January 1997.

COMMERCIAL FINANCE PLATFORM

  The net interest margin for the first six months of 1997 was 20.41%. This platform was created as a result of the acquisition of CGC in March 1997 and was accounted for as a purchase effective April 1, 1997.

AVERAGE BALANCE SHEET

  The following table sets forth certain information relating to the Company's consolidated statements of financial condition and reflects the average annual yields on interest-earning assets and average rates paid on interest-bearing liabilities for the periods indicated. Such yields and rates are derived by dividing interest income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown (which amounts are also reflected in such table). Average balances of interest-earning assets and interest-bearing liabilities were derived primarily from daily average balances. The yields for the periods indicated include the amortization of deferred loan origination fees, net of costs, which were considered adjustments to yield.

                                     AVERAGE BALANCES, YIELDS AND RATES PAID
                          -------------------------------------------------------------
                                 SIX MONTHS ENDED               SIX MONTHS ENDED
                                  JUNE 30, 1997                  JUNE 30, 1996
                          ------------------------------ ------------------------------
                           AVERAGE    ACTUAL   AVERAGE    AVERAGE    ACTUAL   AVERAGE
                           BALANCE   INTEREST YIELD/RATE  BALANCE   INTEREST YIELD/RATE
                          ---------- -------- ---------- ---------- -------- ----------
                                                   (DOLLARS IN
                                                   THOUSANDS)

Assets
------
Interest-earning assets:
  Loans receivable......  $2,338,768 $ 95,070    8.13%   $2,143,647 $ 85,328    7.96%
  Mortgage-backed secu-
  rities (1)............     556,726   18,079    6.49       685,473   21,963    6.41
  Investments...........     142,139    4,346    6.14       111,982    3,212    5.76
                          ---------- --------    ----    ---------- --------    ----
Total interest-earning
assets..................   3,037,633  117,495    7.74     2,941,102  110,503    7.52
                                     --------    ----               --------    ----
Other assets............      49,466                         91,946
                          ----------                     ----------
Total assets............  $3,087,099                     $3,033,048
                          ==========                     ==========
Liabilities and
Stockholders' Equity
--------------------
Interest-bearing
liabilities:
  Customer deposits.....  $1,662,160   38,139    4.63    $1,863,687   47,711    5.15
  Borrowings (2)........   1,181,770   36,533    6.22       906,356   27,741    6.09
                          ---------- --------    ----    ---------- --------    ----
Total interest-bearing
liabilities.............   2,843,930   74,672    5.29     2,770,043   75,452    5.46
                                     --------    ----               --------    ----
Other liabilities.......      47,778                         57,482
                          ----------                     ----------
Total liabilities.......   2,891,708                      2,827,525
Stockholders' equity....     195,391                        205,523
                          ----------                     ----------
Total liabilities and
stockholders' equity....  $3,087,099                     $3,033,048
                          ==========                     ==========
Net interest income/net
interest spread.........             $ 42,823    2.45%              $ 35,051    2.06%
                                     ========    ====               ========    ====
Net interest earning as-
sets....................  $  193,703                     $  171,059
                          ==========                     ==========
Net interest margin (3).                         2.79%                          2.37%
                                                 ====                           ====

----
(1) Average balances and yields for MBS available-for-sale are based on historical amortized cost.

(2) Interest expense for borrowings includes interest expense on interest rate swaps of $1.6 million and $975,000 for the six months ended June 30, 1997 and 1996, respectively.

(3) Annualized net interest income divided by average interest-earning assets.

                                                 AVERAGE BALANCES, YIELDS AND RATES PAID
                       --------------------------------------------------------------------------------------------
                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                    1996                           1995                           1994
                       ------------------------------ ------------------------------ ------------------------------
                        AVERAGE    ACTUAL   AVERAGE    AVERAGE    ACTUAL   AVERAGE    AVERAGE    ACTUAL   AVERAGE
                        BALANCE   INTEREST YIELD/RATE  BALANCE   INTEREST YIELD/RATE  BALANCE   INTEREST YIELD/RATE
                       ---------- -------- ---------- ---------- -------- ---------- ---------- -------- ----------
                                                          (DOLLARS IN THOUSANDS)
Assets
------
Interest-earning
assets:
  Loans receivable...  $2,370,501 $192,443    8.12%   $2,083,700 $155,853    7.48%   $1,840,742 $131,783    7.16%
  Mortgage-backed se-
  curities (1).......     654,671   42,081    6.43       810,982   54,236    6.69       933,334   61,111    6.55
  Investments........     126,056    7,231    5.74       110,720    6,374    5.76        81,243    4,432    5.46
                       ---------- --------    ----    ---------- --------    ----    ---------- --------    ----
Total interest-
earning assets.......   3,151,228  241,755    7.67     3,005,402  216,463    7.20     2,855,319  197,326    6.91
                                  --------    ----               --------    ----               --------    ----
Other assets.........      48,323                         94,340                        125,446
                       ----------                     ----------                     ----------
Total assets.........  $3,199,551                     $3,099,742                     $2,980,765
                       ==========                     ==========                     ==========
Liabilities and
Stockholders' Equity
--------------------
Interest-bearing
liabilities:
  Customer deposits..  $1,971,128  100,225    5.08     1,805,517   93,398    5.17     1,655,535   66,424    4.01
  Borrowings (2).....     979,069   60,548    6.18     1,049,107   67,149    6.40     1,088,495   63,977    5.88
                       ---------- --------    ----    ---------- --------    ----    ---------- --------    ----
Total interest-
bearing liabilities..   2,950,197  160,773    5.45     2,854,624  160,547    5.62     2,744,030  130,401    4.75
                                  --------    ----               --------    ----               --------    ----
Other liabilities....      45,677                         22,886                         23,132
                       ----------                     ----------                     ----------
Total liabilities....   2,995,874                      2,877,510                      2,767,162
Stockholders' equity.     203,677                        222,232                        213,603
                       ----------                     ----------                     ----------
Total liabilities and
stockholders' equity.  $3,199,551                     $3,099,742                     $2,980,765
                       ==========                     ==========                     ==========
Net interest
income/net interest
spread...............             $ 80,982    2.22%              $ 55,916    1.58%              $ 66,925    2.16%
                                  ========    ====               ========    ====               ========    ====
Net interest earning
assets...............  $  201,031                     $  150,778                     $  111,289
                       ==========                     ==========                     ==========
Net interest margin
(3)..................                         2.57%                          1.86%                          2.34%
                                              ====                           ====                           ====

----

(1) Average balances and yields for MBS available-for-sale are based on historical amortized cost.

(2) Interest expense for borrowings includes interest expense on interest rate swaps of $2.6 million, $40,000 and $80,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

(3) Net interest income divided by average interest-earning assets.

INTEREST INCOME

Interest Income on Loans Receivable

  Interest income on the Company's loans was $95.1 million and $85.3 million for the first six months of 1997 and 1996, respectively. Interest income on loans was $192.4 million for 1996 as compared to $155.9 million and $131.8 million for the years 1995 and 1994, respectively. The following table is a summary of interest income on loans:

                                                       SIX MONTHS ENDED
                                               ---------------------------------
                                                JUNE 30, 1997    JUNE 30, 1996
                                               ---------------- ----------------
                                                       WEIGHTED         WEIGHTED
                                                       AVERAGE          AVERAGE
                                               AMOUNTS  YIELD   AMOUNTS  YIELD
                                               ------- -------- ------- --------
                                                    (DOLLARS IN THOUSANDS)
      Banking Platform........................ $84,420   7.79%  $82,574   7.88%
      Consumer Finance Platform...............   7,476  10.29     2,754  11.84
      Commercial Finance Platform.............   3,174  25.39        --     --
                                               -------  -----   -------  -----
      Total................................... $95,070   8.13%  $85,328   7.96%
                                               =======  =====   =======  =====

                                     FOR THE YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------
                                1996              1995              1994
                          ----------------- ----------------- -----------------
                                   WEIGHTED          WEIGHTED          WEIGHTED
                                   AVERAGE           AVERAGE           AVERAGE
                          AMOUNTS   YIELD   AMOUNTS   YIELD   AMOUNTS   YIELD
                          -------- -------- -------- -------- -------- --------
                                         (DOLLARS IN THOUSANDS)
Banking Platform......... $172,370   7.88%  $155,853   7.48%  $131,783   7.16%
Consumer Finance
Platform.................   20,073  10.91         --     --         --     --
                          --------  -----   --------   ----   --------   ----
Total.................... $192,443   8.12%  $155,853   7.48%  $131,783   7.16%
                          ========  =====   ========   ====   ========   ====

BANKING PLATFORM

  The decrease in loan yields (primarily mortgage loans) of nine basis points in the first six months of 1997 as compared to the prior year period was primarily due to the repricing of a significant portion of loans indexed to the COFI and partially offset, to a lesser extent, by the repricing of loans indexed to the one-year Treasury note. The average monthly COFI decreased by 25 basis points which impacted the adjustable rate mortgages indexed to the COFI.

  Loan yields increased by 40 basis points between 1996 and 1995. The average monthly COFI for the years ended December 31, 1996 and 1995, which impacted ARMs, increased by 16 basis points. The average loan balances for 1996 and 1995 were essentially the same at $2.07 billion and $2.08 billion, respectively.

  Loan yields increased by 32 basis points between 1995 and 1994. The average monthly COFI for the years ended December 31, 1995 and 1994, which impacted ARMs, increased by 101 basis points. This increase was partially offset, however, by slower repricing of loans which adjust other than on a monthly basis and a higher amortization of deferred fees under SFAS 91 due to higher level of loan prepayments.

CONSUMER FINANCE PLATFORM

  The decrease in motor vehicle loan yields for the first six months of 1997 as compared to the prior year period was primarily due to the sale of a $253 million motor vehicle loan portfolio in January 1997 to BVSC and the impact of motor vehicle loans purchased from Ultra which were at lower average yields than the motor vehicle loans originated by CTL. The loan yields for the prior year period represented the interest income from the motor vehicle loan portfolio for seven months only (i.e. since the acquisition date of CTL in June 1996).

COMMERCIAL FINANCE PLATFORM

  The commercial loan yields for the first six months of 1997 were 25.39%. This platform was created as a result of the acquisition of CGC in March 1997 and was accounted for as a purchase effective April 1, 1997.

Interest Income on Mortgage-backed Securities

  Interest income on the Company's MBS was $18.1 million and $22.0 million for the first six months of 1997 and 1996, respectively. The decrease in interest income on MBS was primarily attributable to lower average balances due to sales and principal amortization. There were no MBS purchased in 1996 or 1997. Management's strategic focus has been on restructuring the balance sheet and de-emphasizing the Company's wholesale investment and borrowing activities.

  Interest income on the Company's MBS was $42.1 million for the year ended December 31, 1996 as compared to $54.2 million and $61.1 million for the years ended December 31, 1995 and 1994, respectively. The decrease in interest income on MBS was primarily attributable to lower average balances resulting from principal amortization and sale of MBS available-for-sale in 1996 and 1995. The sale of MBS was due to management's strategic focus on restructuring the wholesale balance sheet and reduction of interest rate risk exposure. There were no MBS purchased in 1996 and 1995.

Interest and Dividends on Investments

  Interest and dividend income from the Company's investment portfolio was $4.3 million and $3.2 million for the first six months of 1997 and 1996, respectively. Interest and dividend income from the Company's investment portfolio was $7.2 million for the year ended December 31, 1996 as compared to $6.4 million and $4.4 million for the years 1995 and 1994, respectively. The increase in interest and dividend income from investments as compared to the prior year periods was primarily due to the impact of higher average balances and higher yields on investments.

INTEREST EXPENSE

Interest Expense on Customer Deposits

  Interest expense on the Company's customer deposits was $38.1 million and $47.7 million for the first six months of 1997 and 1996, respectively. The decrease in interest expense as compared to the prior year period was due to lower average customer deposit balances and lower cost of retail deposits. The lower average customer deposit balances as compared to the prior year period was a result of pricing strategies and the redemption of the higher cost component of CTL deposits (approximately $267 million) at year-end 1996.

  The decrease in the Company's cost of retail deposits was primarily due to favorable repricing of certificates of deposit and an increase in transaction accounts which are typically at lower rates than certificates of deposit. The cost of retail deposits at June 30, 1997 in the Bank, which reflects the Bank's purchase of CTL's retail deposits in June 1997, was 4.63% compared with 4.89% at June 30, 1996. The cost of retail deposits was twenty three basis points below the COFI at June 30, 1997 as compared to seven basis points above COFI at June 30, 1996. Also, CTL redeemed the higher cost component (higher than the Bank's incremental borrowing cost at the time) of these deposits (approximately $267 million) at face value at year-end 1996. Transaction accounts as a percentage of total deposits were 30.0% at June 30, 1997 as compared to 25.8% and 21.3% at June 30, 1996 and December 31, 1995, respectively.

  Interest expense on the Company's customer deposits was $100.2 million for the year ended December 31, 1996 as compared to $93.4 million and $66.4 million for the years ended December 31, 1995 and 1994, respectively. The increase in interest expense on customer deposits between 1996 and 1995 was due to higher average balances due to the impact of the acquisition of CTL partially offset by lower cost of deposits. The increase in interest expense from 1994 to 1995 was primarily due to higher average rates and customer deposit balances (primarily higher average balances in certificates of deposits).

  The cost of retail deposits in the Bank at December 31, 1996 was 4.60%, 24 basis points below COFI of 4.84%. The cost of retail deposits decreased by 64 basis points as compared to December 31, 1995. The decrease in the cost of retail deposits was primarily due to favorable repricing of certificates of deposit and an increase in transaction accounts which were typically at lower interest rates than certificates of deposit. As of December 31, 1996, transaction accounts as a percentage of total deposits increased to 30.3% from 21.3% and 22.2% at December 31, 1995 and 1994, respectively. The following table is a summary of cost of retail deposits for the Bank versus COFI as of the dates indicated:

                                                AT JUNE
                                                  30,        AT DECEMBER 31,
                                               ------------  ------------------
                                               1997    1996  1996    1995  1994
                                               -----   ----  -----   ----  ----
  Cost of retail deposits.....................  4.63%  4.89%  4.60%  5.24% 4.53%
  COFI........................................  4.86   4.82   4.84   5.12  4.37
                                               -----   ----  -----   ----  ----
  Spread above (below) COFI................... (0.23)% 0.07% (0.24)% 0.12% 0.16%
                                               =====   ====  =====   ====  ====

Interest Expense on Borrowings

  Interest expense on the Company's borrowings was $36.5 million and $27.7 million for the first six months of 1997 and 1996, respectively. The increase in interest expense on borrowings was primarily due to higher average balances arising from a decrease in average customer deposits. The interest expense on borrowings for the first six months of 1996 reflects the impact of the prepayment of $190 million of higher cost borrowings in the fourth quarter of 1995, which were replaced with short-term lower cost borrowings. In conjunction with the prepayment of these borrowings, the Company entered into interest rate swap agreements to provide interest rate risk protection for the short-term lower cost borrowings by matching the floating interest rate characteristics and lengthening their maturities. Also, in May 1996, the Company issued $50 million of Senior Debentures yielding 8.42% (all-in cost was 8.91% annualized).

  Interest expense on the Company's borrowings for the years 1996, 1995 and 1994 were $60.6 million, $67.1 million and $64.0 million, respectively. The decrease in interest expense on borrowings between 1996 and 1995 was primarily due to lower average balances arising from lower borrowing requirements consistent with the level of interest-earning assets maintained combined with the prepayment of higher cost borrowings in late 1995. The increase in interest expense on borrowings between 1995 and 1994 was primarily due to higher cost of borrowings.

  The following table sets forth the changes in net interest income due to changes in the rate and volume of the Company's interest-earning assets and interest-bearing liabilities. The variances include the effects of the acquisition of CTL beginning June 1996 and CGC beginning April 1997. Changes in rate and volume which cannot be segregated (changes in weighted average interest rate multiplied by average portfolio balance) have been allocated proportionately to the change in rate and the change in volume.

                                                    RATE     VOLUME    TOTAL
                                                  VARIANCE  VARIANCE  VARIANCE
                                                  --------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
                                                  SIX MONTHS ENDED JUNE 30,
                                                        1997 VS. 1996
                                                  ----------------------------
Interest income:
  Loans.......................................... $  1,842  $ 7,900   $  9,742
  Mortgage-backed securities.....................      301   (4,185)    (3,884)
  Investments....................................      223      911      1,134
                                                  --------  -------   --------
   Total.........................................    2,366    4,626      6,992
                                                  --------  -------   --------
Interest expense:
  Customer deposits..............................   (4,686)  (4,886)    (9,572)
  Borrowings.....................................      281    8,511      8,792
                                                  --------  -------   --------
   Total.........................................   (4,405)   3,625       (780)
                                                  --------  -------   --------
Net interest income.............................. $  6,771  $ 1,001   $  7,772
                                                  ========  =======   ========
                                                   YEAR ENDED DECEMBER 31,
                                                        1996 VS. 1995
                                                  ----------------------------
Interest income:
  Loans.......................................... $  6,463  $30,127   $ 36,590
  Mortgage-backed securities.....................   (2,039) (10,116)   (12,155)
  Investments....................................      104      753        857
                                                  --------  -------   --------
   Total.........................................    4,528   20,764     25,292
                                                  --------  -------   --------
Interest expense:
  Customer deposits..............................     (692)   7,519      6,827
  Borrowings.....................................   (2,169)  (4,432)    (6,601)
                                                  --------  -------   --------
   Total.........................................   (2,861)   3,087        226
                                                  --------  -------   --------
Net interest income.............................. $  7,389  $17,677   $ 25,066
                                                  ========  =======   ========
                                                   YEAR ENDED DECEMBER 31,
                                                        1995 VS. 1994
                                                  ----------------------------
Interest income:
  Loans.......................................... $  6,095  $17,975   $ 24,070
  Mortgage-backed securities.....................    1,283   (8,158)    (6,875)
  Investments....................................      257    1,685      1,942
                                                  --------  -------   --------
   Total.........................................    7,635   11,502     19,137
                                                  --------  -------   --------
Interest expense:
  Customer deposits..............................   20,541    6,433     26,974
  Borrowings.....................................    5,547   (2,375)     3,172
                                                  --------  -------   --------
   Total.........................................   26,088    4,058     30,146
                                                  --------  -------   --------
Net interest income.............................. $(18,453) $ 7,444   $(11,009)
                                                  ========  =======   ========

PROVISION FOR LOSSES ON LOANS

  The provision for losses on loans was $1.2 million for the first half of 1997 as compared to $1.4 million for the same period in 1996. The provision for losses on loans was $1.9 million for the year ended December 31, 1996 as compared to $4.3 million and $2.4 million for the years 1995 and 1994, respectively. See "--Balance Sheet Analysis--Allowance for Losses on Loans" for a more detailed discussion.

NONINTEREST INCOME

  Noninterest income for the Company for the first six months of 1997 was $7.3 million as compared to $4.3 million for the same period in the prior year. The increase in noninterest income as compared to the prior year was primarily due to an increase in loan fees attributable to commercial finance assets due to the acquisition of CGC effective April 1, 1997. Also, during the first quarter of 1997, CTL sold $253 million of motor vehicle loans to BVSC and the premium arising from the sale of the motor vehicle loans to BVSC was recorded as part of the purchase accounting valuations related to the acquisition of CTL. A gain of $925,000 was recorded in the statement of operations due to the improvement in the fair value of the motor vehicle loans as a result of changes in market interest rates between the acquisition date and the sale date of the motor vehicle loans. During the first quarter of 1996, the Bank sold $24.2 million of its MBS from its available for sale portfolio and recorded a loss of $262,000.

  Noninterest income for the Company was $8.6 million, $6.1 million and $7.5 million for the years 1996, 1995 and 1994, which includes losses on securities of $0.8 million for 1996, $2.5 million for 1995, and $1.1 million for 1994. During 1996, total MBS sold from the available-for-sale portfolio were $55.0 million and aggregated a loss of $507,000. The Company's interest rate risk profile has been favorably impacted by the sale of these securities. In conjunction with the then pending securitization of CTL's motor vehicle loan portfolio, during the fourth quarter of 1996, CTL entered into a short sale of Treasury securities to hedge the valuations from movements in interest rates. A loss of $293,000 in accordance with generally accepted accounting principles was recorded in the fourth quarter of 1996 associated with this short sale of Treasury securities.

Sale and Securitization of Motor Vehicle Loans

  In November 1996, BVSC filed with the SEC a shelf registration statement on Form S-3 for $500 million of automobile receivable-backed securities. During the first quarter of 1997, $253 million of motor vehicle loans were sold and securitized with the premium from the sale having been recorded as part of purchase accounting. A gain of $925,000 was realized arising from the improvement in the fair value of the motor vehicle loans sold due to changes in market interest rates. As a result of the Company's plans to acquire EurekaBank (see discussion elsewhere herein), the Company intends to discontinue the sale and securitization of CTL's motor vehicle loan portfolio.

NONINTEREST EXPENSE

General and Administrative Expense

  General and administrative expenses of the Company were $30.8 million and $24.0 million for the first six months of 1997 and 1996, respectively, and included certain special mention items (see "--Special Mention Items" above). Excluding special mention items, general and administrative expenses were $30.7 million as compared to $23.0 million for the same period a year ago. The higher general and administrative expenses were primarily attributable to the impact of the acquisition of CTL and CGC.

  The following is a summary of general and administrative expenses (excluding special mention items) for the periods indicated:

                                                    SIX MONTHS ENDED
                                                ------------------------
                                                JUNE 30,        JUNE 30,
                                                  1997            1996
                                                --------        --------
                                                 (DOLLARS IN THOUSANDS)
         The Company and the Bank.............. $21,389         $21,415
         CTL...................................   7,285           1,628
         CGC...................................   2,007              --
                                                -------         -------
         Total................................. $30,681         $23,043
                                                =======         =======

  General and administrative expenses of the Company for the years 1996, 1995 and 1994 were $59.0 million, $57.0 million and $47.3 million. General and administrative expenses for 1996 included special mention items which totaled $6.1 million. General and administrative expenses in 1995 included special mention items which totaled $9.6 million. The special mention items for the year ended December 31, 1994 were not significant. Excluding special mention items, general and administrative expenses for 1996 were lower than 1995 primarily due to lower compensation and benefit expense and other cost reduction initiatives. General and administrative expenses for 1995 (excluding special mention items) and 1994 were essentially the same.

  The following is a summary of general and administrative expenses (excluding special mention items) for the periods indicated:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
The Company and the Bank............................... $42,649 $47,446 $47,287
CTL....................................................  10,172     --      --
                                                        ------- ------- -------
Total.................................................. $52,821 $47,446 $47,287
                                                        ======= ======= =======

  The following table summarizes the ratio of general and administrative expenses (exclusive of special mention items) to average assets (including securitized assets).

                                                               SIX MONTHS ENDED
                                                               -----------------
                                                               JUNE 30, JUNE 30,
                                                                 1997     1996
                                                               -------- --------
Banking Platform (includes the Company).......................   1.70%    1.48%
Consumer Finance Platform.....................................   2.41     3.91
Commercial Finance Platform...................................  10.36      --
                                                                -----     ----
Total.........................................................   1.87%    1.52%
                                                                =====     ====

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1996  1995  1994
                                                               ----  ----  ----
Banking Platform (includes the Company)....................... 1.56% 1.53% 1.59%
Consumer Finance Platform..................................... 3.11   --    --
                                                               ----  ----  ----
Total......................................................... 1.65% 1.53% 1.59%
                                                               ====  ====  ====

  The consolidated efficiency ratio (excluding special mention items) for the first six months of 1997 was 61.2% as compared with 58.1% for the same period in 1996. The increase in the general and administrative expense ratio and the efficiency ratio in the first six months of 1997 was primarily due to the effects of the acquisition of Consumer Finance and Commercial Finance Platforms. The consolidated efficiency ratios (excluding special mention items) for the years 1996, 1995 and 1994 were 58.0%, 73.5% and 62.6%, respectively.

SAIF Recapitalization Assessment

  Federal legislation to recapitalize and fully fund the SAIF was signed into law on September 30, 1996. Customer deposits for the Bank are primarily SAIF-insured, and as a result of the legislation, the Bank paid a one-time special assessment of $11.7 million pre-tax ($6.7 million after tax). The legislation had no effect on CTL, as its deposits are insured under the Bank Insurance Fund.

Income from Real Estate Owned and Net Provision/Recovery of Losses

  Income from real estate owned operations and net recoveries of losses on real estate owned were $617,000 and $1,785,000 in the first six months of 1997 and 1996, respectively. The decrease was primarily due to gains from the sale of and higher income received from real estate owned properties in the prior year period.

  Income from operations of real estate owned and net provision/recovery of losses on real estate owned were $4.9 million for the year ended December 31, 1996 as compared to $332,000 and ($50,000) for the years 1995 and 1994, respectively. The increase between 1996 and 1995 was primarily due to gains from the sale of and higher income received from real estate owned properties. The increase in income from real estate owned operations during 1995 as compared to 1994 was primarily due to income received from one large property foreclosed upon in April 1995. Prior to foreclosure, the income received was reported as interest income on loans.

Amortization and Write-down of Intangibles

  The amortization and write-down of intangible assets were $1.6 million and $1.4 million for the first six months of 1997 and 1996, respectively. The higher amortization of intangibles was due to the amortization of goodwill arising from the acquisition of CTL and CGC.

  The amortization and write-down of intangible assets were $2.6 million, $3.9 million and $2.4 million for 1996, 1995 and 1994, respectively. The amortization and write-down of intangibles in 1996 includes core deposit intangible write-offs of $270,000 due to a decision to close one of the Bank's branches. In 1995, core deposit premiums of $854,000 were written-off due to an impairment in the value of core deposit premiums attributable to higher than expected decay rates in the customer deposits acquired. The balance of the core deposit premiums was subsequently amortized over the remaining useful life.

  Also, in 1995, the Bank decided to sell or exchange certain of its acquired branches for which goodwill was recorded in 1981. Based on the offers received and management's estimates of the undiscounted future cash flows, the remaining unamortized goodwill was written-off because management believed that the goodwill could no longer be assured of recovery. As a result, goodwill of $758,000 was written-off in the fourth quarter of 1995.

INCOME TAXES

  The effective tax rates for the first six months of 1997 and 1996 were 43.0% for both periods. The effective tax rates for 1996, 1995 and 1994 were 43.0%, (24.8%) and 35.0%, respectively. The decrease in the effective tax rate in 1995 was due to the net loss of the Bank partially offset by the net income of the Company and a subsidiary of the Bank.

  Income tax expense for 1994 included a $2.1 million reduction to reflect a revision of the Company's estimated tax liabilities resulting from a tentative agreement with the Internal Revenue Service for the taxable years 1987 through 1989. The agreement resolved certain disputed savings and loan industry tax issues which the Company was contesting.

EXTRAORDINARY ITEM

  As part of its asset/liability management strategy to reduce interest rate risk exposure, during the fourth quarter of 1995, the Company prepaid $45.0 million of its short-term FHLBSF advances. In addition, the Company committed to prepay an additional $145.0 million of its short-term FHLBSF advances in February 1996. As a result, the Company incurred a prepayment charge of $2.5 million (net of applicable income taxes) in 1995. In accordance with generally accepted accounting principles, the prepayment penalties were reported as an extraordinary charge (net of applicable income taxes). There were no prepayment penalties in 1994. For further discussion of the Company's asset/liability management strategies, see "-- Asset and Liability Management."

                            BALANCE SHEET ANALYSIS

  The consolidated assets of the Company were $3.1 billion and $3.3 billion as of June 30, 1997 and December 31, 1996, respectively. The decrease in total assets was primarily due to the sale and securitization of $253 million of motor vehicle loans. The Company's total assets at December 31, 1995 and 1994 were $3.0 billion and $3.2 billion, respectively. The increase in total assets between 1996 and 1995 was primarily due to the acquisition of CTL. The decrease in total assets between 1995 and 1994 was primarily due to sale of MBS available for sale.

MORTGAGE-BACKED SECURITIES

  The Company has historically purchased securities to maintain appropriate interest-earning asset levels when sufficient loan production was not available. There were no purchases in the first six months of 1997 or in 1996 and 1995. Management's focus has been on restructuring the balance sheet and de-emphasizing the Company's wholesale investment and borrowing activities. The majority of the securities purchased are high quality MBS, primarily issued by the Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA") and Government National Mortgage Association ("GNMA"). Since MBS are collateralized by mortgages, these assets qualify under the OTS regulations requiring the Bank to hold certain levels of mortgage-related assets.

  The following table reflects the composition of MBS portfolio as of the dates indicated:

                                     AT JUNE 30,      AT DECEMBER 31,
                                     ----------- --------------------------
                                        1997       1996     1995     1994
                                     ----------- -------- -------- --------
                                                    (DOLLARS IN
                                                    THOUSANDS)
Available-for-sale
FHLMC, FNMA, and GNMA...............  $ 78,030   $ 83,154 $149,778 $108,561
Financial institutions and
intermediaries......................        --         --       --      295
                                      --------   -------- -------- --------
 Total..............................  $ 78,030   $ 83,154 $149,778 $108,856
                                      ========   ======== ======== ========
Held-to-maturity
FHLMC, FNMA, and GNMA...............  $453,054   $488,557 $572,822 $802,893
Financial institutions and
intermediaries......................     5,635      5,902    6,128    6,497
Other nonrated, nonresidential......        --         --    2,650    3,434
                                      --------   -------- -------- --------
 Total..............................  $458,689   $494,459 $581,600 $812,824
                                      ========   ======== ======== ========

  The principal balances of MBS purchased and sold for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995, and 1994 were as follows:

                                          SIX MONTHS ENDED  YEARS ENDED DECEMBER
                                              JUNE 30,              31,
                                          ----------------- --------------------
                                            1997     1996    1996   1995   1994
                                          -------- -------- ------ ------ ------
                                                  (DOLLARS IN MILLIONS)
  Purchased.............................. $    --  $    --  $  --  $  --  $400.7
  Sold...................................      --      27.7   57.6  103.5    --

  The sale of the MBS in 1996 and 1995 was consistent with management's strategic focus to restructure the wholesale balance sheet.

  In November 1995, the Financial Accounting Standards Board ("FASB") issued "A Guide to Implementation of Statement of Financial Accounting Standards No. 115 ("SFAS 115") on Accounting for Certain Investments in Debt and Equity Securities--Questions and Answers" ("Special Report"). The Special Report was issued as an aid in understanding and implementing SFAS 115. For companies that adopted SFAS 115 in financial statements issued prior to the issuance of this Special Report, if the effects of initially adopting this implementation guidance resulted in reclassification of securities between categories, the Special Report requires that such transfers be accounted for as transfers in accordance with SFAS 115. As a result, concurrent with the initial adoption of this implementation guidance, the Company reassessed the appropriateness of the classifications of all securities held at that time and, in December 1995, reclassified $147.7 million in MBS from held-to-maturity to available-for-sale. The transfer of the MBS was recorded at a fair value of $146.0 million with $981,000 of unrealized losses (net of tax) recorded as a separate component of stockholders' equity.

LOANS AND REAL ESTATE OWNED

Loan Portfolio Composition

  The following table shows the composition of the Company's loan portfolio (before deductions for net deferred loan origination fees, discounts and allowance for loan losses) by type of loan at the dates indicated:

                                     AT JUNE           AT DECEMBER 31,
                                       30,     --------------------------------
                                       1997       1996       1995       1994
                                    ---------- ---------- ---------- ----------
                                              (DOLLARS IN THOUSANDS)
BANKING PLATFORM:
 Single family mortgages........... $  638,144 $  692,086 $  731,310 $  733,265
 Multi-family mortgages............  1,053,315  1,048,291    995,038    980,849
 Commercial mortgages..............    371,643    381,822    333,236    337,483
                                    ---------- ---------- ---------- ----------
                                     2,063,102  2,122,199  2,059,584  2,051,597
 Home equity loans, lines of credit
  and other........................     79,861     68,018     34,453     30,357
                                    ---------- ---------- ---------- ----------
                                     2,142,963  2,190,217  2,094,037  2,081,954
CONSUMER FINANCE PLATFORM:
 Motor vehicle loans...............    139,330    315,439        396      1,126
COMMERCIAL FINANCE PLATFORM:
 Commercial loans..................     47,613         --         --         --
                                    ---------- ---------- ---------- ----------
Gross loans receivable............. $2,329,906 $2,505,656 $2,094,433 $2,083,080
                                    ========== ========== ========== ==========

Banking Platform

  A major portion of the Banking Platform loan portfolio consists of loans collateralized by income-producing properties, all of which are located in California, principally Northern California. Construction loans have been insignificant. During 1996, the Bank de-emphasized its focus on single family mortgage lending and discontinued its loan origination operations for this category. The Company believes that income property lending affords an opportunity to receive interest income at yields higher than those obtainable from single family lending. Nevertheless, loans on income properties, particularly nonresidential properties, generally present a higher risk than do single family residential loans due to the sensitivity of the underlying property to changes in economic conditions. Management takes such risks into account when it establishes the loan rates, underwriting standards, loss allowances and decisions regarding portfolio mix. See "Risk Factors-- Concentration of Loan Portfolio."

  ARMs comprise a significant portion of the Bank's loan portfolio. The interest rates on the ARMs may periodically rise or fall (generally based on monthly or semi-annual adjustment periods) in accordance with an independent index. The indices most commonly used by the Bank are the COFI, the one-year Constant Maturity Treasury Index and the six-month LIBOR rate.

Consumer Finance Platform

  The Consumer Finance Platform loan portfolio consists of motor vehicle loans originated by CTL and motor vehicle loans purchased from Ultra. CTL sold $253 million of its motor vehicle loan portfolio to BVSC in January 1997 which was subsequently securitized and sold by BVSC.

Commercial Finance Platform

  The Commercial Finance Platform loan portfolio consists of loans related to transactional lending and asset-based lending.

Loan Originations and Purchases

  Management's strategy is to supplement its loan production with purchases of higher yielding loans. For each of the years indicated, loans originated and purchased were as follows:

                                       SIX MONTHS                YEAR
                                     ENDED JUNE 30,       ENDED DECEMBER 31,
                                    ----------------- --------------------------
                                      1997     1996     1996     1995     1994
                                    -------- -------- -------- -------- --------
                                               (DOLLARS IN THOUSANDS)
Loan Originations
Real Estate........................ $ 69,234 $109,400 $249,046 $244,480 $555,230
Motor Vehicle......................   82,847   11,539   97,833       --       --
Commercial.........................    4,693       --       --       --       --
Other..............................   15,893    8,882   29,594   13,950    9,060
                                    -------- -------- -------- -------- --------
Total Originations................. $172,667 $129,821 $376,473 $258,430 $564,290
                                    ======== ======== ======== ======== ========
Loan Purchases
Real Estate........................ $ 45,709 $ 37,755 $ 64,850 $ 12,928 $  5,352
Motor Vehicle......................   45,812       --       --       --       --
                                    -------- -------- -------- -------- --------
Total Purchases.................... $ 91,521 $ 37,755 $ 64,850 $ 12,928 $  5,352
                                    ======== ======== ======== ======== ========
Total Originations and Purchases... $264,188 $167,576 $441,323 $271,358 $569,642
                                    ======== ======== ======== ======== ========

  The motor vehicle loan purchases were from Ultra. The Company recently executed a letter of intent to acquire Ultra. The acquisition is expected to close in the third quarter of 1997.

CREDIT QUALITY

  The Company defines nonperforming assets ("NPA") as nonperforming loans, defaulted mortgage-backed securities, real estate owned and other repossessed assets. The Company defines nonperforming loans as loans 90 days or more delinquent (excluding accruing loans delinquent 90 days or more) and loans less than 90 days delinquent designated as nonperforming when the Company determines that the full collection of principal and/or interest is doubtful. Nonperforming assets are placed on nonaccrual status. Troubled debt restructurings ("TDRs") are real estate loans that have been modified (due to borrower financial difficulties) to allow a stated interest rate and/or a monthly payment rate lower than those prevailing in the market. The following table summarizes the Company's nonperforming assets and troubled debt restructurings:

                                                 AT         AT           AT
                                              JUNE 30, DECEMBER 31, DECEMBER 31,
                                                1997       1996         1995
                                              -------- ------------ ------------
                                                    (DOLLARS IN THOUSANDS)
Nonaccrual loans............................. $14,955    $16,125      $10,755
Real estate owned............................   8,369      7,387       24,476
Mortgage-backed securities...................      --         --        3,580
Other repossessed assets.....................     624        798           --
                                              -------    -------      -------
 Total NPAs..................................  23,948     24,310       38,811
TDRs.........................................     502        509       15,641
                                              -------    -------      -------
 Total....................................... $24,450    $24,819      $54,452
                                              =======    =======      =======

  The following table is a summary by platform of NPAs and NPAs as a percentage of consolidated total assets:

                          NPAS AS A PERCENTAGE OF CONSOLIDATED TOTAL ASSETS
                         -------------------------------------------------------
                         JUNE 30, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
                         --------------- ------------------- -------------------
                                        (DOLLARS IN THOUSANDS)
Banking Platform........ $ 20,818  0.67% $   23,323    0.71% $   38,811    1.29%
Consumer Finance
Platform................      964  0.03         987    0.03          --      --
Commercial Finance
Platform................    2,166  0.07          --      --          --      --
                         -------- -----  ---------- -------  ---------- -------
Total................... $ 23,948  0.77% $   24,310    0.74% $   38,811    1.29%
                         ======== =====  ========== =======  ========== =======

                                    LOANS DELINQUENT 60 DAYS OR MORE
                                  AS A PERCENTAGE OF CONSOLIDATED LOANS
                            ----------------------------------------------------
                            JUNE 30, 1997  DECEMBER 31, 1996  DECEMBER 31, 1995
                            -------------  ------------------ ------------------
                                         (DOLLARS IN THOUSANDS)
Banking Platform..........  $19,724  0.85% $  22,460    0.90% $  20,166    0.96%
Consumer Finance Platform.      782  0.03        548    0.02         --      --
Commercial Finance
Platform..................    2,541  0.11         --      --         --      --
                            ------- -----  --------- -------  --------- -------
Total.....................  $23,047  0.99% $  23,008    0.92% $  20,166    0.96%
                            ======= =====  ========= =======  ========= =======

ALLOWANCE FOR LOSSES ON LOANS

  The Company conducts an ongoing review of its asset categories to assess the adequacy of the allowance for loan losses which are maintained at levels that the Company believes are sufficient to cover estimated possible losses in the portfolios. In determining the necessary level of the allowance for loan losses, the Company considers prevailing and anticipated economic conditions, historical loss experience, the levels of classified, nonperforming and delinquent assets, weighting by property type, loan portfolio trends and other factors. The allowance for losses at June 30, 1997 was $35.1 million as compared to $36.4 million and $30.9 million at December 31, 1996 and 1995, respectively.

  The following table is a summary of the allowance for losses and the allowance for losses as a percentage of nonperforming loans, NPAs, gross loans and total assets, respectively:

                                                       AT              AT
                                       AT         DECEMBER 31,    DECEMBER 31,
                                 JUNE 30, 1997        1996            1995
                                 --------------  --------------  --------------
                                            (DOLLARS IN THOUSANDS)
Nonperforming Loans............. $  14,955  235% $  16,125  226% $  10,755  288%
NPAs............................    23,948  147     24,310  150     38,811   80
Gross Loans..................... 2,329,906 1.51  2,505,656 1.46  2,094,433 1.48
Total Assets.................... 3,096,213 1.13  3,300,262 1.10  3,004,496 1.03

  The following is a summary of changes in the allowance for loan losses for the periods indicated (the beginning balance for 1997 and 1996 reflects the effects of the acquisition of CTL and CGC):

                                          SIX MONTHS
                                            ENDED    YEAR ENDED DECEMBER 31,
                                           JUNE 30,  -------------------------
                                             1997     1996     1995     1994
                                          ---------- -------  -------  -------
                                                (DOLLARS IN THOUSANDS)
Beginning balance........................  $37,583   $32,874  $29,115  $33,790
Charge offs:
 Real estate and other...................   (2,186)   (6,401)  (4,879)  (8,514)
 Motor vehicle...........................   (1,818)       --       --       --
 Commercial..............................     (202)       --       --       --
                                           -------   -------  -------  -------
                                            (4,206)   (6,401)  (4,879)  (8,514)
Recoveries:
 Real estate and other...................      121       642    1,494    1,472
 Motor vehicle...........................      414        --       --       --
                                           -------   -------  -------  -------
                                               535       642    1,494    1,472
Net charge-offs..........................   (3,671)   (5,759)  (3,385)  (7,042)
Provision for loan losses................    1,177     1,898    4,284    2,367
                                           -------   -------  -------  -------
Ending balance...........................  $35,089   $29,013  $30,014  $29,115
                                           =======   =======  =======  =======
Ratio of net charge-offs to average
loans....................................     0.31%     0.24%    0.16%    0.38%
                                           =======   =======  =======  =======

  The provision for losses on loans was $1.2 million for the first six months of 1997 as compared to $1.4 million for the same period in 1996. The provision for losses on loans was $1.9 million for the year ended December 31, 1996 as compared to $4.3 million and $2.4 million for the years 1995 and 1994, respectively.

  Management believes that the allowance for loan losses is adequate to cover estimated losses in its asset portfolios, although there can be no assurance in this regard. Future adjustments may be necessary and earnings could be significantly adversely affected if circumstances differ substantially from the assumptions used in making such determinations. Management will continue to monitor the adequacy of the allowance for losses related to problem assets. Management monitors the impact of the economic environment on its lending activities on a periodic basis. If real estate markets weaken in future periods, no assurance can be given that the Company's future loss experience will approximate its current estimates. In addition, various regulatory agencies review the Company's allowance for losses as an integral part of their examination process. Such agencies may require the Company to recognize additions to this allowance based on their judgment relating to information available to them at the time of their examinations.

CUSTOMER DEPOSITS

  As a primary part of the Company's business, deposits are gathered for purposes of funding loans and purchasing securities. A summary of the retail customer deposits follows:

                                                       AT JUNE 30, 1997
                                                --------------------------------
                                                            % OF      WEIGHTED
                                                  AMOUNT    TOTAL   AVERAGE RATE
                                                ---------- -------  ------------
                                                    (DOLLARS IN THOUSANDS)
Transaction accounts........................... $  472,904    30.0%      2.75%
Certificates of deposit........................  1,105,302    70.0       5.45
                                                ---------- -------    -------
 Total......................................... $1,578,206   100.0%      4.63%
                                                ========== =======    =======

                                                     AT DECEMBER 31, 1996
                                                --------------------------------
                                                            % OF      WEIGHTED
                                                  AMOUNT    TOTAL   AVERAGE RATE
                                                ---------- -------  ------------
                                                    (DOLLARS IN THOUSANDS)
Transaction accounts........................... $  493,571    27.9%      2.62%
Certificates of deposit........................  1,270,396    72.1       5.49
                                                ---------- -------    -------
 Total......................................... $1,763,967   100.0%      4.69%
                                                ========== =======    =======

                                                     AT DECEMBER 31, 1995
                                                --------------------------------
                                                            % OF      WEIGHTED
                                                  AMOUNT    TOTAL   AVERAGE RATE
                                                ---------- -------  ------------
                                                    (DOLLARS IN THOUSANDS)
Transaction accounts........................... $  387,610    21.3%      2.38%
Certificates of deposit........................  1,432,230    78.7       6.02
                                                ---------- -------    -------
 Total......................................... $1,819,840   100.0%      5.24%
                                                ========== =======    =======

                                                     AT DECEMBER 31, 1994
                                                --------------------------------
                                                            % OF      WEIGHTED
                                                  AMOUNT    TOTAL   AVERAGE RATE
                                                ---------- -------  ------------
                                                    (DOLLARS IN THOUSANDS)
Transaction accounts........................... $  379,424    22.2%      2.01%
Certificates of deposit........................  1,327,952    77.8       5.25
                                                ---------- -------    -------
 Total......................................... $1,707,376   100.0%      4.53%
                                                ========== =======    =======

  Increasing the value of the Company's retail branch franchise is one of management's primary objectives. Management believes that a gradual expansion of its retail deposit base, particularly transaction accounts in Northern California, will enhance its results of operation by lowering its cost of funds, increasing fee income and expanding opportunities for cross-selling products and services, although there can be no assurance in this regard. Throughout 1996 and 1997, management continued to emphasize the development and marketing of new products and as a result has successfully increased the Company's percentage of transaction accounts in relation to total deposits which has contributed to lower cost of funds.

  The customer deposits held by CTL are primarily thrift certificates which are similar to certificates of deposit with the exception that they are callable at par plus accrued interest. When thrift certificates are purchased by customers, CTL has, as thrift certificates have been issued, reserved the right to repurchase the certificates at any time upon thirty days notice. Utilizing this call provision, CTL redeemed the higher cost component (higher than the Bank's incremental borrowing cost) of its deposits at face value (approximately $267 million) at December 31, 1996. Substantially all of its remaining deposits (approximately $64 million) were sold to the Bank in June 1997. The Company is currently in the process of reorganizing CTL such that it will become a subsidiary of the Bank (at which time CTL will continue to operate as a consumer finance company).

BORROWINGS

  The Company utilizes collateralized advances from the FHLBSF for purposes of funding loans. In addition, the Company utilizes other borrowings, on a collateralized and noncollateralized basis, such as securities sold under agreements to repurchase (also known as reverse repurchase agreements). The following table sets forth certain information as to the Company's borrowings as of the dates indicated:

                                       AT JUNE
                                         30,            AT DECEMBER 31,
                                      ---------- ------------------------------
                                         1997       1996      1995      1994
                                      ---------- ---------- -------- ----------
                                               (DOLLARS IN THOUSANDS)
Advances from FHLBSF................. $1,092,730 $  977,750 $766,790 $  956,310
Securities sold under agreements to
 repurchase..........................    142,461    210,640  166,738    255,106
Senior Debentures due 1999...........     50,000     50,000       --         --
                                      ---------- ---------- -------- ----------
Total................................ $1,285,191 $1,238,390 $933,528 $1,211,416
                                      ========== ========== ======== ==========

  As discussed elsewhere herein, in 1996, management redirected the Bank's strategic focus to restructure the wholesale borrowings (beginning in late
1995) in conjunction with the efforts to enhance its retail deposit franchise. The average balances for borrowings at the Bank decreased from $1.05 billion in 1995 to $977.7 million in 1996. In the fourth quarter of 1995 and the first quarter of 1996, the Bank prepaid $190 million of higher cost borrowings and replaced them with short-term lower cost borrowings. In conjunction with the prepayment of these borrowings, the Company entered into interest rate swap agreements to provide interest rate risk protection for the short-term lower cost borrowings by matching the floating interest rate characteristics and lengthening their maturities. The increase in borrowings at December 31, 1996 as compared to 1995 was due to borrowings from the FHLBSF used to fund the redemption of CTL's higher cost thrift certificates as discussed elsewhere herein.

   In May 1996, the Company issued $50 million of Senior Debentures due June 1, 1999 yielding 8.42% (all-in cost was 8.91% annualized) and $26 million of the proceeds were used to finance the acquisition of CTL.

                        ASSET AND LIABILITY MANAGEMENT

GENERAL

  The objective of the Company's asset/liability management activities is to improve results of operations by adjusting the type and mix of assets and liabilities to effectively address changing conditions and risks. Through overall management of its balance sheet and initiatives designed to control various risks, the Company seeks to enhance its financial returns within safe and sound parameters. The Company's operating strategies for attaining this objective include:

 . Managing net interest margin through appropriate risk/return pricing of assets and liabilities

 . Utilizing interest rate swap agreements and other hedging strategies to reduce exposure to fluctuations in interest rates

 . Controlling noninterest expense and enhancing noninterest income, utilizing improved information systems to facilitate the analysis of the profitability of individual business units and products

 . Increasing retail deposits as a percentage of interest-bearing liabilities and reducing the Company's cost of funds

 . Utilizing the Company's strong capital position to enhance the results through acquisition of higher yielding assets
   Enhancing internal analysis capability for measuring, evaluating and monitoring risk

INTEREST RATE RISK

  Financial institutions are subject to interest rate risk to the degree that interest-bearing liabilities reprice or mature on a different basis and at different times than interest-earning assets. The Company's strategy has been to reduce the sensitivity of its earnings to interest rate fluctuations by more closely matching the effective maturities or repricing characteristics of its assets and liabilities. Certain assets and liabilities, however, may react in different degrees to changes in market interest rates. Further, interest rates on certain types of assets and liabilities may fluctuate prior to or concurrently with market interest rates, while rates on other types may lag behind. Additionally, certain assets, such as adjustable rate mortgages, have features, including payment and rate caps, which restrict changes in their interest rates. The Company considers the anticipated effects of these factors when implementing its interest rate risk management objectives.

  The Company pursues balance sheet strategies that it believes should, in the long run, help mitigate its exposure to rising interest rates. The Company also considers other strategies to reduce the variability of the net interest margin including off-balance sheet activities. The Company initiated numerous actions in late 1995 and throughout 1996 which significantly reduced the Company's exposure to fluctuations in interest rates. These actions include:

Sale of MBS

  In 1997 and 1996, the Company sold $24 million and $55 million of fixed-rate MBS available-for-sale, respectively. The purpose of the sales was to reduce the Company's exposure to interest rate increases. During the fourth quarter of 1995 the Company reclassified $148 million of its MBS from held-to-maturity to available-for-sale as a result of adopting the implementation guide to SFAS
115. This reclassification allowed the Company to position these securities for potential sale, which assisted in the reduction of its interest rate risk exposure without tainting its remaining held-to-maturity portfolio.

Interest Rate Swaps

  The Company uses interest rate swap agreements to reduce the interest rate fluctuation risk related to certain assets and liabilities. Interest rate swaps involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional principal amounts. As of June 30, 1997, December 31, 1996 and 1995, the total notional amount of interest rate swaps were $452 million, $421 million and $150 million, respectively.

  The following schedule sets forth the maturities and weighted average rates of interest rate swaps outstanding as of June 30, 1997, based on interest rates at June 30, 1997. To the extent that interest rates change, variable interest rate information will change.

                                  MATURITIES OF DERIVATIVE INSTRUMENTS
                               -----------------------------------------------
                                1999      2000      2001      2002     TOTAL
                               -------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
Notional amount............... $70,000  $100,000  $104,000  $177,500  $451,500
Weighted average receive rate
  (three-month LIBOR).........    6.27%     5.89%     5.88%     5.88%     5.94%
Weighted average pay rate
(fixed).......................    6.33%     6.10%     6.72%     6.41%     6.40%

  During the fourth quarter of 1995, the Company prepaid $45 million of its short-term higher cost borrowings. In addition, the Company committed to prepay another $145 million of its short-term higher cost borrowings in February 1996. As a result, the Company incurred a prepayment charge of $2.5 million (net of applicable income taxes) in 1995. In conjunction with the prepayment of these borrowings, the Company entered into interest rate swap agreements with notional principal amounts of $200 million. The impact of these actions was a reduction of the Company's interest rate risk exposure by prepaying its short-term higher cost borrowings and replacing the prepayments with short-term lower cost borrowings. The interest rate swap agreements were used to provide interest rate risk protection for the short-term borrowings by matching the floating interest rate characteristics and lengthening their maturities.

Treasury Rate Lock Agreements

  At June 30, 1997, the Company entered into $90 million of Treasury rate lock agreements to hedge the anticipated issuance of the Notes. The Treasury rate lock agreements guarantee a stated interest rate for a stated period of time and the Company will receive/pay the difference between the lock rate and the effective Treasury rate on settlement date. The Treasury rate lock agreements at June 30, 1997 included a total of $60 million of participating Treasury rate locks which allow the Company to cap its maximum potential payout on the lock if interest rates decline significantly. Gains and losses on the hedge are deferred and recognized in income as an adjustment of net interest expense on the Notes beginning in the period of issuance.

Hedging Auto Loans Pending Securitization

  As discussed elsewhere herein, in conjunction with the decision to sell CTL's motor vehicle loans and their subsequent securitization by BVSC, management entered into a short sale of Treasury securities that has materially insulated the purchase accounting valuations from movements in interest rates. The short sale transaction was paired-off in December 1996 with a loss of $293,000 recorded as a loss on securities. At December 31, 1996, a Treasury rate lock transaction with a notional principal amount of $210 million was entered into to hedge the motor vehicle loans pending sale by CTL and securitization by BVSC.

INTEREST RATE SENSITIVITY

  The Company's interest rate risk policies are established and monitored by its Asset/Liability Committee ("ALCO"). The ALCO reviews the sensitivity of the Company's net interest income and market value of equity to interest rate changes. The objective of the Company's ALCO activities is to improve results of operations by adjusting the types of assets and liabilities to effectively address changing conditions and risks. Management believes that its asset/liability activities have improved earnings within safe and sound parameters. To measure the Company's interest rate sensitivity, a cumulative gap measure can be used to assess the impact of potential changes in interest rates on the net interest income. The repricing gap represents the net position of assets and liabilities subject to repricing in specified time periods. Assets and liabilities are categorized according to the expected repricing time frames based on management's judgment. A cumulative gap measure alone cannot be used to evaluate interest rate sensitivity because interest rate changes do not affect all categories of assets and liabilities equally or simultaneously. In measuring interest rate sensitivity, the Company also uses simulation modeling to estimate the potential effects of movements in interest rates.

  Interest rate risk sensitivity estimated by management, as measured by the change in the net portfolio value of equity as a percentage of the present value of assets from an immediate 200 basis point increase/decrease in interest rates, was 0.59% at June 30, 1997. The Bank's sensitivity measure of 0.86% as of March 31, 1997 was better than 85% of all thrift institutions based on data provided by the OTS. Interest rate risk sensitivity was 1.15% and 0.79% at December 31, 1996 and 1995 as compared to 3.02% at December 31, 1994. Calculation of this interest rate sensitivity is subject to a number of assumptions and uncertainties, and no assurance can be given that actual interest rate sensitivity will not be greater or less than these percentages.

  Management has also estimated, based on interest rate risk analyses as of June 30, 1997, that an increase in market interest rates of 100 and 200 basis points would result in an annualized decrease in net interest income of approximately $0.3 million and $2.3 million, respectively. However, the foregoing estimate is based upon a number of uncertainties and assumptions, and no assurance can be given that the decrease in net interest income as a result of increases in market interest rates will not be greater than the foregoing amounts.

  The following table sets forth information regarding combined asset and liability repricing of the Bank and CTL as of June 30, 1997:

                                              REPRICING PERIOD
                          -----------------------------------------------------------
                            UNDER                      OVER        OVER
                             ONE      ONE TO THREE THREE TO FIVE   FIVE
                             YEAR        YEARS         YEARS      YEARS      TOTAL
                          ----------  ------------ ------------- --------  ----------
                                           (DOLLARS IN THOUSANDS)
ASSETS:
Cash and investments
(1).....................  $  124,008    $  5,000     $ 10,000    $     --  $  139,008
Loans and mortgage-
backed securities
(1)(2)..................   1,951,464     307,865      190,251     404,147   2,853,727
                          ----------    --------     --------    --------  ----------
Total interest-rate
sensitive assets........  $2,075,472    $312,865     $200,251    $404,147  $2,992,735
                          ==========    ========     ========    ========  ==========
LIABILITIES:
Deposits:
 Certificates of
  deposit...............  $  911,916    $180,946     $ 12,440    $     --  $1,105,302
 Money market accounts..     205,745          --           --          --     205,745
 Checking accounts......     111,258          --           --          --     111,258
 Passbook accounts......     155,901          --           --          --     155,901
Borrowings..............   1,036,866     164,810       40,000          --   1,241,676
                          ----------    --------     --------    --------  ----------
Total interest-rate
sensitive liabilities...  $2,421,686    $345,756     $ 52,440    $     --  $2,819,882
                          ==========    ========     ========    ========  ==========
Repricing gap-positive
 (negative) before
 impact of interest-rate
 swaps..................  $ (346,214)   $(32,891)    $147,811    $404,147  $  172,853
Impact of interest-rate
swaps...................     387,250     (22,250)    (212,500)   (152,500)         --
                          ----------    --------     --------    --------  ----------
                          $   41,036    $(55,141)    $(64,689)   $251,647  $  172,853
                          ==========    ========     ========    ========  ==========
Cumulative repricing
gap-positive (negative).  $   41,036    $(14,105)    $(78,794)   $172,853
                          ==========    ========     ========    ========
Cumulative repricing gap
 as a percentage of
 interest-rate sensitive
 assets at June 30,
 1997...................        1.37%      (0.47)%      (2.63)%      5.78%
                          ==========    ========     ========    ========

--------
(1)Investments and MBS are at amortized cost.
(2) Based on assumed annual prepayment and amortization rates which approximate the Company's historical experience.

  The following table sets forth information regarding the combined asset and liability repricing of the Bank and CTL as of December 31, 1996:

                                               REPRICING PERIOD
                          -------------------------------------------------------------
                            UNDER                       OVER        OVER
                             ONE      ONE TO THREE  THREE TO FIVE   FIVE
                             YEAR        YEARS          YEARS       YEARS      TOTAL
                          ----------  ------------  ------------- ---------  ----------
                                            (DOLLARS IN THOUSANDS)
ASSETS:
Cash and investments
(1).....................  $  171,876   $   5,004      $  10,000   $      --  $  186,880
Loans and MBS (1) (2)...   2,171,372     311,191        178,822     414,397   3,075,782
                          ----------   ---------      ---------   ---------  ----------
Total interest-rate
sensitive assets........  $2,343,248   $ 316,195      $ 188,822   $ 414,397  $3,262,662
                          ==========   =========      =========   =========  ==========
LIABILITIES:
Deposits:
 Certificates of depos-
  it....................  $1,001,282   $ 249,177      $  19,937   $      --  $1,270,396
 Money market accounts..     192,856          --             --          --     192,856
 Checking accounts......     113,180          --             --          --     113,180
 Passbook accounts......     189,279          --             --          --     189,279
Borrowings..............   1,060,991     118,270         40,000          --   1,219,261
                          ----------   ---------      ---------   ---------  ----------
Total interest-rate
sensitive liabilities...  $2,557,588   $ 367,447      $  59,937   $      --  $2,984,972
                          ==========   =========      =========   =========  ==========
Repricing gap-positive
 (negative) before
 impact of interest-rate
 swaps..................  $ (214,340)  $ (51,252)     $ 128,885   $ 414,397  $  277,690
Impact of interest-rate
swaps...................     421,000    (164,500)      (154,000)   (102,500)         --
                          ----------   ---------      ---------   ---------  ----------
                          $  206,660   $(215,752)     $ (25,115)  $ 311,897  $  277,690
                          ==========   =========      =========   =========  ==========
Cumulative repricing
gap-positive (negative).  $  206,660   $  (9,092)     $ (34,207)  $ 277,690
                          ==========   =========      =========   =========
Cumulative repricing gap
 as a percentage of
 interest-rate sensitive
 assets at December 31,
 1996...................        6.33%       (.28)%        (1.05)%      8.51%
                          ==========   =========      =========   =========

--------
(1)Investments and MBS are at amortized cost.
(2) Based on assumed annual prepayment and amortization rates which approximate the Company's historical experience.

                        LIQUIDITY AND REGULATORY CAPITAL

LIQUIDITY

  The Company's primary sources of funds include:

 . Cash flow from operations

 . Loan and MBS repayments

 . Customer deposits

 . Advances from the FHLBSF

 . Reverse repurchase agreements

  The Company uses its liquidity resources principally as follows:

 . Origination and purchases of loans

 . Funding the withdrawal of certificates of deposits and other deposit products

 . Repayment and/or refinancing of maturing FHLBSF advances and reverse repurchase agreements

  The Company expects the foregoing sources of funds, together with the net proceeds from the issuance of the Notes, will satisfy its liquidity requirements through the end of 1997. However, to the extent that the Company seeks to make additional acquisitions, it may be required to seek additional sources of outside financing.

  OTS regulations require savings institutions to maintain a specified liquidity ratio (presently 5.00%) of cash and specified securities to total customer deposits and borrowings due in one year or less. Historically, the Bank has maintained its liquid assets above the minimum requirements imposed by the OTS regulations and at a level believed adequate to meet requirements of normal banking activities, repayment of maturing debt and potential deposit outflows. The Bank maintained liquidity ratios of 5.19%, 5.39% and 5.26% for the month ended June 30, 1997, December 31, 1996 and 1995, respectively.

REGULATORY CAPITAL

The Bank

  The Bank's regulatory capital at June 30, 1997 exceeded the minimum requirements of each OTS regulatory capital standard on a fully phased-in basis as follows:

                            ACTUAL       MINIMUM REQUIREMENT       EXCESS
                       ----------------  -------------------  ----------------
                        AMOUNT   RATIO    AMOUNT     RATIO     AMOUNT   RATIO
                       -------- -------  -------------------  -------- -------
                                      (DOLLARS IN THOUSANDS)
Tangible.............. $164,299    5.45% $  45,195      1.50% $119,104    3.95%
Core (Leverage).......  167,161    5.54     90,476      3.00    76,685    2.54
Risk-based............  190,256   10.26    148,388      8.00    41,868    2.26

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each Federal banking agency, including the OTS, to implement prompt corrective actions for institutions that it regulates. Under capital guidelines established by FDICIA, the Bank met the criteria for the "well capitalized" standard at June 30, 1997 as follows:

                                                WELL CAPITALIZED
                                    ACTUAL        REQUIREMENT        EXCESS
                                --------------  ----------------- -------------
                                 AMOUNT  RATIO   AMOUNT   RATIO   AMOUNT  RATIO
                                -------- -----  --------- ------- ------- -----
                                           (DOLLARS IN THOUSANDS)
Leverage....................... $167,161  5.54% $ 150,793   5.00% $16,368 0.54%
Tier 1 risk-based..............  167,161  9.01    111,291   6.00   55,870 3.01
Tier 2 risk-based..............  190,256 10.26    185,485  10.00    4,771 0.26

California Thrift & Loan

  Under capital guidelines established by FDICIA, CTL met the criteria for the "adequately capitalized" standard at June 30, 1997.

ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130 (Reporting Comprehensive Income), which requires that an enterprise report, any major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131 (Disclosures about Segments of an Enterprise and Related Information), which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

IMPACT OF INFLATION AND CHANGING PRICES

  The Company's consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time, due to the fact that almost all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following Unaudited Pro Forma Condensed Combined Financial Information is based on the historical financial statements of the Company and AFEH and has been prepared to illustrate the effect of the Merger and the issuance of the Notes. Consummation of the Merger is subject to a number of conditions, and no assurance can be given that the Merger will be consummated on the currently anticipated terms or at all. See "Risk Factors--Acquisition of AFEH and EurekaBank."

  The following unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1997 is based on the historical consolidated statements of financial condition of the Company and AFEH giving effect to the accounting for the Merger using the purchase method of accounting and assuming the Merger and the issuance of the Notes both occurred as of June 30, 1997.

  The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996 and for the six months ended June 30, 1997 are based on the historical consolidated statements of operations of the Company and AFEH for the respective periods, giving effect to the accounting for the Merger using the purchase method of accounting and assuming the Merger and the issuance of the Notes both occurred as of January 1, 1996.

  The unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto of the Company and AFEH, which are included or incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

  As noted above, the Merger will be accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments are based upon certain assumptions and estimates regarding the amount of goodwill (which represents the excess of the acquisition costs over the fair value of assets acquired and liabilities assumed) which will arise from the Merger and the period over which such goodwill will be amortized. Certain purchase accounting adjustments have been made to specific assets and liabilities. There is no material effect on the amount of goodwill recorded for the unallocated purchase price based on information available as of this date. The amount of goodwill to be recorded as of the Merger date is expected to be $112 million and represents the best estimate of the excess of the acquisition costs over the fair value of assets acquired and liabilities assumed based on information available as of the date hereof. The actual goodwill arising from the acquisition will be based on the acquisition cost over the fair value of the assets and liabilities on the date the Merger is consummated. No assurance can be given that actual goodwill will not be more or less than the estimated amount reflected in the pro forma financial statements or that the period over which such goodwill is amortized will not differ from the period used in the accompanying pro forma financial statements. In this regard, the amount of goodwill arising from the Merger could increase, perhaps substantially, in the event the market price of the Company's common stock increases beyond a certain level. See "Risk Factors-- Acquisition of AFEH and EurekaBank."

  The Unaudited Pro Forma Condensed Combined Financial Information is based upon a number of other assumptions and estimates, and is subject to a number of other uncertainties, relating to the Merger and related matters, including, among other things, estimates, assumptions and uncertainties regarding (i) the amount of accruals for direct acquisition costs and the amount of expenses associated with branch closings, settlement of existing contracts and severance pay, (ii) the interest rate on the Notes, (iii) the amount of the deferred tax assets resulting from AFEH's tax loss carryforwards and (iv) as noted above, the actual amount of goodwill which will result from the Merger. The Unaudited Pro Forma Condensed Combined Financial Information also assumes that the Company will issue 8,077,000 shares of its common stock to the Partnership in connection with the Merger. However, the actual number of shares issued will depend upon the market price of the Company's common stock prior to the Merger and the number of shares issued therefore may be more or less than the foregoing amount. Accordingly, the Unaudited Pro Forma Condensed Combined Financial Information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the Merger and the issuance of the Notes in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future. In addition, the consummation of the Merger is subject to satisfaction of a number of conditions, and no assurance can be given that the Merger will be consummated on the currently anticipated terms or at all.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                AT JUNE 30, 1997
                                  -----------------------------------------------
                                     THE                 PRO FORMA     PRO FORMA
                                   COMPANY      AFEH    ADJUSTMENTS     COMBINED
                                  ---------- ---------- -----------    ----------
                                             (DOLLARS IN THOUSANDS)
             ASSETS
             ------
Cash and cash equivalents.......  $   95,053 $   45,399  $ (3,504)(1)  $  136,948
Loans held for sale.............         --         495       --              495
Securities available-for-sale:
  Investment securities.........       7,803        --        --            7,803
  Mortgage-backed securities....      78,030     42,001       --          120,031
Securities held-to-maturity:
  Investment securities.........      15,103        --        --           15,103
  Mortgage-backed securities....     458,689    549,490       --        1,008,179
Loans receivable, net...........   2,294,246  1,477,903       --        3,772,149
Investment in stock of the
 FHLBSF.........................      59,290     19,906       --           79,196
Real estate owned, net..........       8,818      1,237       --           10,055
Premises and equipment, net.....      10,095      8,592       --           18,687
Intangible assets...............      31,539      2,272    97,472 (2)     131,283
Other assets....................      37,547     40,400    75,302 (3)     153,249
                                  ---------- ----------  --------      ----------
  Total assets..................  $3,096,213 $2,187,695  $169,270      $5,453,178
                                  ========== ==========  ========      ==========
        LIABILITIES AND
        ---------------
      STOCKHOLDERS' EQUITY
      --------------------
Customer deposits...............  $1,578,206 $1,888,965  $    --       $3,467,171
Advances from FHLBSF............   1,092,730     75,181       --        1,167,911
Securities sold under agreements
 to repurchase..................     142,461     15,522       --          157,983
Senior Debentures due 1999......      50,000        --        --           50,000
Subordinated Notes due 2007.....         --         --     99,350 (4)      99,350
Other borrowings................       6,485        --        --            6,485
Other liabilities...............      30,135     17,072    50,875 (5)      98,082
                                  ---------- ----------  --------      ----------
  Total liabilities.............   2,900,017  1,996,740   150,225       5,046,982
Redeemable preferred stock......         --       8,854    (8,854)(5)         --
Stockholders' equity............     196,196    182,101    27,899 (6)     406,196
                                  ---------- ----------  --------      ----------
Total liabilities and
 stockholders' equity...........  $3,096,213 $2,187,695  $169,270      $5,453,178
                                  ========== ==========  ========      ==========

  See "Notes to Unaudited Pro Forma Condensed Combined Financial Information."

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                  SIX MONTHS ENDED JUNE 30, 1997
                             ----------------------------------------------
                                THE               PRO FORMA      PRO FORMA
                              COMPANY     AFEH   ADJUSTMENTS      COMBINED
                             ----------  ------- -----------     ----------
                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                             AMOUNTS)
Interest income:
  Interest on loans
   receivable............... $   95,070  $54,519  $    --        $  149,589
  Interest on mortgage-
   backed securities........     18,079   22,024       --            40,103
  Interest and dividends on
   investments..............      4,346    1,404       --             5,750
                             ----------  -------  --------       ----------
                                117,495   77,947       --           195,442
Interest expense:
  Interest on customer
   deposits.................     38,139   43,453       --            81,592
  Interest on Senior
   Debentures due 1999......      2,228      --        --             2,228
  Interest on Subordinated
   Notes due 2007...........        --       --      4,795 (7)        4,795
  Other interest expense....     34,305    3,967       --            38,272
                             ----------  -------  --------       ----------
                                 74,672   47,420     4,795          126,887
Net interest income.........     42,823   30,527    (4,795)          68,555
Provision for losses on
 loans......................      1,177      502       --             1,679
                             ----------  -------  --------       ----------
Net interest income after
 provision for losses on
 loans......................     41,646   30,025    (4,795)          66,876
Noninterest income:
  Loan fees and charges.....      2,903      608       --             3,511
  Gain on sale of loans and
   securities...............        925      167       --             1,092
  Other.....................      3,503    4,443       --             7,946
                             ----------  -------  --------       ----------
                                  7,331    5,218       --            12,549
Noninterest expense:
  General and
   administrative...........     30,831   21,324       --            52,155 (8)
  Real estate owned.........       (617)     --        --              (617)
  Amortization of
   intangibles..............      1,630      580     2,813 (9)        5,023
                             ----------  -------  --------       ----------
                                 31,844   21,904     2,813           56,561
Income before income tax
 expense....................     17,133   13,339    (7,608)          22,864
Income tax expense..........      7,367      640     2,548 (10)      10,555
                             ----------  -------  --------       ----------
  Net income................ $    9,766  $12,699  $(10,156)      $   12,309 (11)
                             ==========  =======  ========       ==========
Primary earnings per share.. $     0.73                          $     0.57 (11)
                             ==========                          ==========
Average shares outstanding
 (including common stock
 equivalents)............... 13,440,000                          21,517,000

  See "Notes to Unaudited Pro Forma Condensed Combined Financial Information."

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                   YEAR ENDED DECEMBER 31, 1996
                            ------------------------------------------------
                               THE                 PRO FORMA      PRO FORMA
                             COMPANY      AFEH    ADJUSTMENTS      COMBINED
                            ----------  --------  -----------     ----------
                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                             AMOUNTS)
Interest income:
  Interest on loans
   receivable.............  $  192,443  $107,157   $    --        $  299,600
  Interest on mortgage-
   backed securities......      42,081    50,161        --            92,242
  Interest and dividends
   on investments.........       7,231     4,565        --            11,796
                            ----------  --------   --------       ----------
                               241,755   161,883        --           403,638
Interest expense:
  Interest on customer
   deposits...............     100,225    81,982        --           182,207
  Interest on Senior
   Debentures due 1999....       2,623       --         --             2,623
  Interest on Subordinated
   Notes due 2007.........         --        --       9,590 (7)        9,590
  Other interest expense..      57,925    19,689        --            77,614
                            ----------  --------   --------       ----------
                               160,773   101,671      9,590          272,034
Net interest income.......      80,982    60,212     (9,590)         131,604
Provision for losses on
 loans....................       1,898       965        --             2,863
                            ----------  --------   --------       ----------
  Net interest income
   after provision for
   losses on loans........      79,084    59,247     (9,590)         128,741
Noninterest income:
  Loan fees and charges...       4,930     1,379        --             6,309
  Gain (loss) on sale of
   loans and securities...      (1,453)      307        --            (1,146)
  Other...................       5,087     6,714        --            11,801
                            ----------  --------   --------       ----------
                                 8,564     8,400        --            16,964
Noninterest expenses:
  General and
   administrative.........      58,955    44,317        --           103,272 (8)
  SAIF recapitalization
   assessment.............      11,750    11,000        --            22,750
  Real estate owned.......      (4,909)      270        --            (4,639)
  Amortization of
   intangibles............       2,606     1,213      5,573 (9)        9,392
                            ----------  --------   --------       ----------
                                68,402    56,800      5,573          130,775
Income before income tax
 expense..................      19,246    10,847    (15,163)          14,930
Income tax expense
 (benefit)................       8,277   (20,870)    22,122 (10)       9,529
                            ----------  --------   --------       ----------
  Net income..............  $   10,969  $ 31,717   $(37,285)      $    5,401 (11)
                            ==========  ========   ========       ==========
Primary earnings per
 share....................  $     0.79                            $     0.25 (11)
                            ==========                            ==========
Average shares outstanding
 (including common stock
 equivalents).............  13,900,000                            21,977,000

  See "Notes to Unaudited Pro Forma Condensed Combined Financial Information."

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  1. The adjustment reflects (i) receipt by the Company of the estimated net proceeds from the issuance of the Notes offered hereby, (ii) the redemption of $8.9 million of the preferred stock of EurekaBank held by the FDIC and (iii) the $90 million payment for the cash portion of the Merger consideration. See "Use of Proceeds."

  2. The adjustment represents the excess of acquisition cost over the estimated fair value of net assets acquired (i.e. goodwill) net of the AFEH pre-acquisition goodwill written-off as of June 30, 1997. Goodwill is preliminarily assumed to be amortized on a straight-line basis over a period of 15 years. The goodwill amount reflected herein is not necessarily indicative of the amount which will be recorded when the Merger is consummated. Based on the Company's acquisition analysis, management has estimated that the goodwill to be recorded as of the Merger date will be approximately $112 million. The actual goodwill arising from the Merger will be based on the fair values of the assets and liabilities on the date the Merger is consummated and may be more or less than the estimated amount reflected herein.

  3. These adjustments represent deferred taxes arising from the tax loss carryforwards of AFEH, deferred issuance costs of the Notes and tax receivable related to expense accruals described in Note 5 below. As of June 30, 1997, AFEH maintained a valuation allowance for deferred tax assets. The pro forma adjustment for deferred tax assets is based on a revaluation of the expected realizability of the estimated benefits from tax loss carryforwards based on the operating results of the combined companies resulting from the Merger.

  4. This adjustment represents the issuance of the Notes offered hereby.

  5. This adjustment represents direct acquisition costs and accruals for certain estimated expenses associated with branch closings, amounts for settlement of obligations under existing contracts and severance pay for involuntary terminations in connection with the Merger and redemption of the preferred stock of EurekaBank held by the FDIC.

  6. This adjustment represents the issuance of $210 million of the Company's common stock to the Partnership offset by the elimination of AFEH's equity for consolidation purposes.

  7. This adjustment represents the interest rate on the Notes of 9.125% (all-in cost is expected to be approximately 9.65%) per annum.

  8. No adjustments have been made to general and administrative expenses for expected annualized cost savings which the Company believes will be derived primarily from the elimination of duplicative administrative functions and consolidation of loan servicing functions and the cessation of EurekaBank's residential loan origination activities. However, there can be no assurance that any such cost savings will in fact be realized.

  9. This adjustment reflects the goodwill preliminarily assumed to be amortized on a straight-line basis over a period of 15 years offset in part by the reversal of the amortization of pre-acquisition AFEH goodwill. The goodwill amortization is not necessarily indicative of the amount which will be recorded when the transaction is consummated. See Note 2 above.

  10. This adjustment represents the reversal of tax benefits recognized by AFEH associated with tax loss carryforwards partially offset by tax benefit related to the interest expense on the Notes. See Notes 4 and 7 above.

  11. The net income and earnings per share amounts reflected herein do not purport to be indicative of actual results that would have been achieved had the Merger and the issuance of the Notes in fact occurred on the dates indicated nor do they purport to be indicative of results of operations that may be achieved in the future. The historical and pro forma net income and earnings per share amounts include the impact of a charge relating to a one-time SAIF recapitalization assessment for both the Bank and EurekaBank (for the year ended December 31, 1996, $22.7 million pretax; for the six months ended June 30, 1997, none). In addition, no adjustments have been made to general and administrative expenses for expected cost savings as described in
Note 8 above.

  12. The number of shares of the Company's common stock to be issued to the Partnership is calculated based on the common stock portion of the purchase price of $210 million divided by an assumed stock price of $26 per share. The actual number of shares of the Company's common stock issued in the Merger will be determined by dividing (i) $210 million by (ii) the average closing sale price of one share of the Company's common stock on The Nasdaq Stock Market for the 20 consecutive full trading days ending on the fifth business day immediately prior to the closing date of the Merger (the "Average Company Stock Price"), not to exceed $26.00 or be less than $21.00 unless (A) the Average Company Stock Price is less than $21.00, (B) AFEH has given notice of its intention to terminate the Merger Agreement (as permitted by the Merger Agreement upon such event); and (C) the Company has made an Adjustment Election, pursuant to which the Company agrees that the Average Company Stock Price shall be determined without regard to the $21.00 minimum price. As a result, the actual number of shares issued in the Merger will depend upon the market price of the Company's common stock prior to the date of the Merger and may be more or less than the number of shares reflected herein. See "Risk Factors--Acquisition of AFEH and EurekaBank."

                             DESCRIPTION OF NOTES

  The following description of certain terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. The following statements relating to the Notes and the Indenture are summaries of certain provisions contained therein and do not purport to be complete. Such statements are qualified by reference to the provisions of the Notes and the Indenture, including the definitions therein of certain terms. Unless otherwise expressly stated or the context otherwise requires, all references to the "Company" appearing under this caption "Description of Notes" and under the caption "Description of Debt Securities" in the accompanying Prospectus shall mean Bay View Capital Corporation, excluding its consolidated subsidiaries. Other capitalized terms used herein but not otherwise defined shall have the meanings given to them in the accompanying Prospectus or, if not defined in the Prospectus, in the Indenture.

  The Notes constitute Debt Securities (which are more fully described in the accompanying Prospectus) to be issued pursuant to an Indenture (the "Indenture," which term, as used herein, includes the Officers' Certificate establishing the terms of the Notes) between the Company and SunTrust Bank, Central Florida, National Association, as trustee (the "Trustee"). The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and investors are referred to the Indenture and the TIA for a statement thereof.

GENERAL

  The Notes will be a separate series of Debt Securities under the Indenture, limited in aggregate principal amount to $100 million. Such series may not be reopened for the issuance of additional Debt Securities of such series.

  The Notes will mature on August 15, 2007. The Notes will be subject to redemption at the option of the Company as described below under "--Optional Redemption." The Company will not be required to make any sinking fund payments with respect to the Notes.

  The Notes will bear interest at the rate per annum set forth on the cover page of this Prospectus Supplement from August 28, 1997 or from the most recent date to which interest has been paid or duly provided for, payable semi-annually in arrears on February 15 and August 15 (the "Interest Payment Dates") of each year, commencing February 15, 1998, to the Persons in whose names the Notes are registered at the close of business on the February 1 or August 1 (the "Regular Record Dates"), as the case may be, immediately prior to such Interest Payment Dates, regardless of whether any such Regular Record Date is a Business Day. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The Notes will be evidenced by one or more Global Notes in book-entry form, except under the limited circumstances described below under "--Global Notes." The Global Notes will be registered in the name of a nominee of DTC, as depositary for the Notes (the "Depository"). Notices or demands to or upon the Company in respect of the Notes and the Indenture may be served at the corporate trust office of the Trustee which on the date hereof was located in Orlando, Florida. In the event that Notes are issued in definitive certificated form, Notes may be surrendered for payment, registration of transfer or exchange at the office or agency of the Company which will be established and maintained for such purpose in the Borough of Manhattan, The City of New York.

OPTIONAL REDEMPTION

  The Notes will be redeemable at the option of the Company (upon obtaining the approval of the Federal Reserve Board, if required, in the event the Company becomes a bank holding company), in whole or from time to time in part, at any time on or after August 15, 2002, on not less than 30 nor more than 60 days' prior written notice to each holder of Notes to be redeemed, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below; provided that installments of interest on Notes which are due and payable on or prior to the relevant redemption date shall be payable to the holders of such Notes registered as such at the close of business on the relevant Regular Record Dates:

     YEAR                                                       REDEMPTION PRICE
     ----                                                       ----------------
     2002......................................................     104.563%
     2003......................................................     103.042%
     2004......................................................     101.521%
     2005 and thereafter.......................................     100.000%

  In addition, at any time prior to August 15, 2002, the Notes will be redeemable at the option of the Company, in whole or in part, within 180 days of the occurrence of a Change of Control (as defined) or a Regulatory Event (as defined), on not less than 30 nor more than 60 days' prior written notice to each holder of Notes to be redeemed, at a redemption price equal to the sum of (x) the principal amount thereof, plus (y) accrued and unpaid interest, if any, to the applicable date of redemption, plus (z) the Applicable Premium (as defined).

  If less than all of the outstanding Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as it deems fair and appropriate. On and after the relevant redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption on such date.

LIMITED RIGHTS OF ACCELERATION

  Payment of the principal of the Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company or a Major Bank Subsidiary of the Company, and no right of acceleration will exist in the case of default in the payment of the principal of or premium, if any, or interest on the Notes or in the performance of any other covenants of the Company in the Indenture. See "Risk Factors--Limited Rights of Acceleration Upon Event of Default" herein and "Description of Debt Securities--Events of Default; Limited Rights of Acceleration" in the accompanying Prospectus.

RANKING OF NOTES; HOLDING COMPANY STRUCTURE

  The Notes will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. On a pro forma basis after giving effect to the issuance of the Notes and the consummation of the proposed Merger, as of June 30, 1997 the Company (excluding its subsidiaries) would have had approximately $50.0 million of Senior Indebtedness outstanding. See "Unaudited Pro Forma Condensed Combined Financial Information." The Indenture will not limit the incurrence by the Company of additional Senior Indebtedness or other liabilities. See "Risk Factors--Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection" herein and "Description of Debt Securities--Subordination" in the accompanying Prospectus.

  The Notes will be obligations exclusively of the Company. The Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Notes, are primarily dependent upon the results of operations of such subsidiaries and upon the ability of such subsidiaries to provide funds to the Company. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends the Company's subsidiaries (including the Bank and CTL) can pay, and also limit the Bank and CTL from making investments in or loans to the Company. In addition, EurekaBank is subject to statutory and regulatory restrictions similar to those applicable to the Bank, and is also subject to a limitation, pursuant to an agreement with the FDIC, on its ability to pay dividends. See "Risk Factors--Acquisition of AFEH and

EurekaBank" and "--Subordination of Notes; Holding Company Structure; Restrictions on Ability of Bank to Pay Dividends" herein and "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure" in the accompanying Prospectus.

  Because the Company is a holding company, the Notes will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of the Company's subsidiaries, including the Bank. On a pro forma basis after giving effect to the issuance of the Notes and the consummation of the proposed Merger, as of June 30, 1997 the Company's subsidiaries would have had approximately $5.0 billion of total liabilities (including approximately $3.5 billion of customer deposits but excluding intercompany liabilities). See "Unaudited Pro Forma Condensed Combined Financial Information." The Indenture will not limit the amount of indebtedness or other liabilities which may be incurred by the Company's subsidiaries. See "Risk Factors--Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection" and "-- Subordination of Notes; Holding Company Structure; Restrictions on Ability of Bank to Pay Dividends" herein and "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure" in the accompanying Prospectus.

ABSENCE OF LIMITATION ON INDEBTEDNESS AND LIENS; ABSENCE OF EVENT RISK
PROTECTION

  The Indenture will not limit the amount of indebtedness, guarantees and other liabilities that may be incurred or assumed by the Company and its subsidiaries and will not prohibit the Company and its subsidiaries from creating or assuming liens on their property (including capital stock of the Bank and other subsidiaries of the Company). The Indenture will not require the maintenance of any financial ratios by, or specified levels of revenues, income, cash flow or liquidity of, the Company. The Indenture will not contain provisions which would give holders of the Notes the right to require the Company to repurchase their Notes or otherwise afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, (ii) a change in control of or in the management of the Company, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth below under "-- Certain Covenants--Limitation on Consolidation, Merger and Sale of Assets," the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Company with another entity, that could increase the amount of the Company's indebtedness or otherwise adversely affect its financial condition or results of operations, and which may have an adverse effect on the Company's ability to service its indebtedness, including the Notes.

CERTAIN COVENANTS

  The Indenture will contain, among others, the following covenants:

  Limitation on Restricted Payments. (a) The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

    (i) declare, pay or set apart any funds for the payment of any dividend on, or make any distribution to holders of, any Capital Stock of the Company or any Capital Stock of any Subsidiary of the Company (other than payments to the Company or a Subsidiary of the Company and other than dividends or distributions to the extent payable in Qualified Capital Stock of the Company);

    (ii) repurchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Company or any Subsidiary (other than any Wholly Owned Subsidiary) of the Company; or

    (iii) prior to any Fixed Maturity of principal or any scheduled mandatory redemption date or any scheduled sinking fund payment of any Junior Subordinated Indebtedness, make any principal payments on, or repurchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, any Junior Subordinated Indebtedness;

(each of the foregoing actions described in clauses (i) through (iii) above, other than any such action that is a Permitted Payment (as defined below), is referred to herein as a "Restricted Payment"), unless immediately after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company and each Principal Bank Subsidiary of the Company will be in compliance with its Regulatory Capital Requirements and (3) the aggregate amount of all such Restricted Payments by the Company and its Subsidiaries declared or made after June 30, 1997 (excluding all Restricted Payments declared or made pursuant to and in compliance with clause (y) or (z) of the proviso to this paragraph (a)) does not exceed the sum of:

    (A) 50% of the Adjusted Consolidated Net Income of the Company accrued on a cumulative basis during the period commencing on July 1, 1997 and ending on the last day of the Company's most recent fiscal quarter ending prior to the date of such Restricted Payment (or, if such Adjusted Consolidated Net Income shall be a loss, minus 100% of such loss);

    (B) the aggregate (without duplication) of the Net Cash Proceeds and the Fair Market Value of property not constituting Net Cash Proceeds received by the Company after July 1, 1997 from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company, except, in each case, to the extent such proceeds or property are used to repurchase, redeem, defease, make sinking fund payments on or otherwise acquire or retire Capital Stock of the Company or any Subsidiary (other than any Wholly Owned Subsidiary and other than Capital Stock of a Subsidiary of the Company if purchased from such Subsidiary) of the Company or Junior Subordinated Indebtedness as set forth in clause (b)(i) below and except, in each case, for Qualified Capital Stock issued in connection with the Merger; and

    (C) the aggregate (without duplication) of the Net Cash Proceeds and the Fair Market Value of property not constituting Net Cash Proceeds received by the Company after July 1, 1997 from the issuance or sale (other than to any of its Subsidiaries) of any debt securities or Redeemable Capital Stock that is subsequently converted into or exchanged for Qualified Capital Stock of the Company plus (without duplication) any additional Net Cash Proceeds and the Fair Market Value of any additional property received by the Company at the time of such conversion or exchange, except in each case for any debt securities or Redeemable Capital Stock issued in connection with the Merger;

provided that (x) the foregoing provisions of this paragraph (a) will not restrict the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such declaration and payment was permitted by the foregoing provisions of this paragraph (a), (y) notwithstanding the limitations set forth in clause (3) of this paragraph (a), but subject to compliance with the conditions set forth in clauses (1) and (2) of this paragraph (a), the Company and its Subsidiaries may declare and make Restricted Payments in an aggregate amount not to exceed $15 million in the period from July 1, 1997 through December 31, 1997 and not to exceed $30 million in any calendar year thereafter (commencing with the calendar year ending December 31, 1998) and no Restricted Payments declared or made pursuant to and in compliance with this clause (y) shall be included in calculating the aggregate amount of Restricted Payments declared or made by the Company and its Subsidiaries for purposes of clause (3) of this paragraph (a), and (z) the foregoing provisions of this paragraph (a) will not restrict the repurchase or redemption of shares of preferred stock of EurekaBank, A Federal Savings Bank, which are outstanding on the Issue Date and held by the Federal Deposit Insurance Corporation, so long as the aggregate purchase or redemption price does not exceed $10 million, such purchase or redemption occurs prior to or substantially concurrently with the Merger and such preferred stock is retired following such redemption or repurchase, and no Restricted Payments declared or made pursuant to and in compliance with this clause (z) shall be included in calculating the aggregate amount of Restricted Payments declared or made by the Company and its Subsidiaries for purposes of clause (3) of this paragraph
(a).

  (b) The Indenture will provide that, so long as no Default or Event of Default has occurred and is continuing, the provisions of paragraph (a) above shall not restrict the following actions (each being referred to as a "Permitted Payment"):

    (i) the repurchase, redemption, defeasance or other acquisition or retirement of any Capital Stock of the Company or any Subsidiary (other than a Wholly Owned Subsidiary and other than the purchase of Capital Stock of a Subsidiary of the Company from such Subsidiary) of the Company or Junior Subordinated Indebtedness in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege where, in connection therewith, cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds or Fair Market Value of property not constituting Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds or Fair Market Value of such property received by the Company from the issuance of such shares of Qualified Capital Stock shall, to the extent so utilized, be excluded from clause (B) of paragraph (a) above; and

    (ii) the repurchase, redemption, defeasance or other acquisition or retirement of any Junior Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of new Junior Subordinated Indebtedness of the Company (such a transaction, a "refinancing;" the term "refinanced" shall have a meaning correlative to the foregoing); provided that (a) any such new Junior Subordinated Indebtedness of the Company shall be in a principal amount that does not exceed an amount equal to the sum of (i) the principal amount of the Junior Subordinated Indebtedness to be so refinanced, (ii) the amount of any premium expected to be paid in connection with such refinancing pursuant to the terms of the Junior Subordinated Indebtedness to be so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer, privately negotiated repurchase or otherwise and (iii) the amount of expenses of the Company incurred in connection with such refinancing (provided that for purposes of this clause (a), the principal amount of any Junior Subordinated Indebtedness shall be deemed to mean the principal amount thereof or, if such Junior Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as would be due and payable if such Junior Subordinated Indebtedness were accelerated as of the date of determination); (b) (x) if such refinanced Junior Subordinated Indebtedness has an Average Life to Stated Maturity shorter than that of the Notes or a final Fixed Maturity earlier than the Final Maturity Date of the Notes, such new Junior Subordinated Indebtedness shall have an Average Life to Stated Maturity no shorter than the Average Life to Stated Maturity of such refinanced Junior Subordinated Indebtedness and a final Fixed Maturity no earlier than the final Fixed Maturity of such refinanced Junior Subordinated Indebtedness or (y) in all other cases, each Fixed Maturity of principal (or any required repurchase (other than pursuant to Permitted Repurchase Provisions), redemption, defeasance or sinking fund payments) of such new Junior Subordinated Indebtedness shall be on or after the Final Maturity Date of the Notes; and (c) such new Junior Subordinated Indebtedness of the Company is expressly subordinate to the Notes in right of payment to at least substantially the same extent as the Junior Subordinated Indebtedness being refinanced.

  Limitation on Affiliate Transactions. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property, any employee compensation arrangements or the rendering of any service) with any Affiliate of the Company or any Affiliate of any of the Company's Subsidiaries unless the terms thereof (i) are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (ii) if such transaction involves an amount in excess of $5.0 million, (a) are set forth in writing and (b) have been approved by resolution adopted by a majority of the members of the Company's board of directors having no personal stake in such transaction and (iii) if such transaction involves an amount in excess of $15.0 million, have been determined (as set forth in a written opinion) by a nationally recognized investment banking firm (or, if nationally recognized investment banking firms do not customarily render opinions with respect to transactions of such type, by a nationally recognized expert with experience in evaluating the terms and conditions of transactions of such type) to be fair, from a financial point of view, to the Company or such Subsidiary, as the case may be; and the Company shall have delivered to the Trustee the writings, resolutions and/or opinions, as the case may be, required by clauses
(ii) and (iii) of this sentence.

  The provisions of the foregoing paragraph shall not apply to (i) transactions between or among the Company and any of its Subsidiaries or between or among Subsidiaries of the Company, (ii) any Restricted Payment or Permitted Payment permitted to be made under the covenant described under "-- Limitation on Restricted Payments," (iii) loans or advances to employees in the ordinary course of business, (iv) customary directors fees and indemnities, (v) ordinary course commercial agreements or renewals thereof on such terms as are in effect as of the Issue Date and which terms are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (vi) any issuance of securities or other payments, compensation, benefits, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company and (vii) the grant of stock options or similar rights to employees and directors of the Company or any of its Subsidiaries pursuant to plans approved by the Board of Directors of the Company.

  Reports. The Indenture will provide that the Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to
Section 13 or 15(d) of the Exchange Act. The Indenture will also provide that the Company will (a) file with the Trustee, and mail to each holder of Notes and, so long as any of the Notes is represented by one or more Global Notes, mail or otherwise deliver to each beneficial owner of an interest in the Global Notes (upon written request to the Company by such beneficial owner), without cost to such holder or beneficial owner, as the case may be, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, supply at the Company' cost copies of such reports and documents to any prospective holder of Notes and, so long as any of the Notes is represented by one or more Global Notes, to each prospective owner of a beneficial interest in the Global Notes promptly upon written request.

  Limitation on Consolidation, Merger and Sale of Assets. The Indenture will provide that the Company will not, in any transaction or series of related transactions, consolidate with or merge into any Person or sell, assign, transfer, lease or otherwise convey all or substantially all its properties and assets to any Person unless (a) either the Company shall be the continuing Person, or the successor or transferee Person (if other than the Company) (the "Successor Person") is a corporation which is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes outstanding under the Indenture and the performance of the Company's other obligations under the Indenture and the Notes; (b) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default with respect to the Notes shall have happened and be continuing; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company and each of its Principal Bank Subsidiaries or the Successor Person and each of its Principal Bank Subsidiaries, as the case may be, shall be in compliance with its Regulatory Capital Requirements; and (d) certain other conditions are met; provided that clause (c) of this paragraph shall not be applicable at any time that (1) the Company is subject to the capital adequacy guidelines of the Federal Reserve Board and (2) the Company has reasonably determined (as evidenced by an Officers' Certificate delivered to the Trustee) that there is more than an insubstantial risk that the continued applicability of such clause (c) would prevent the Company from treating the Notes as Tier 2 Capital (or the then equivalent thereof, if applicable) for purposes of the capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to the Company; and provided, further, that if at any time thereafter (I) the Company ceases to be subject to the capital adequacy guidelines of the Federal Reserve Board or (II) the Company would not at such time be able to make the determination described in clause (2) above, then the provisions of such clause (c) shall thereupon automatically again become applicable.

  Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Company is not the continuing corporation, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein and thereafter (except in the case of a lease) the Company shall be released from its obligations under the Indenture and the Notes.

  The provisions of the two preceding paragraphs will apply with respect to the Notes instead of, and insofar as such provisions relate to the Notes shall supersede and replace, the provisions described in the accompanying Prospectus under "Description of Debt Securities--Consolidation, Merger and Sale of Assets."

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The discharge, defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes, except that the term "Principal Bank Subsidiary" shall be substituted for the term "Major Bank Subsidiary" appearing in such description. Such covenant defeasance will be applicable with respect to the covenants described above under "--Certain Covenants" and, following any such covenant defeasance, any omission to comply with any such covenants shall not constitute a Default or Event of Default with respect to the Notes.

CERTAIN DEFINITIONS

  "Adjusted Consolidated Net Income" of any Person means, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary gains and losses, less all fees and expenses relating thereto, net of taxes, (ii) the portion of net income (or loss) of any Person (other than such Person and any of its consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or its consolidated Subsidiaries in cash by such other Person during such period, (iii) the net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) the net income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or other organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations (including, without limitation, any Regulatory Capital Requirements) applicable to that Subsidiary or its shareholders; provided that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income of such Subsidiary allocable to such Person and previously excluded shall be included in the computation of Adjusted Consolidated Net Income of such Person to the extent of the amount of dividends or other distributions actually paid to such Person in cash by such Subsidiary, (vi) any amortization of goodwill arising from the Merger, or (vii) any utilization of any tax-loss carryforward acquired in the Merger.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and any legal or beneficial owner, directly or indirectly, of 20% or more of the total voting power of all outstanding Voting Stock of such specified Person. Notwithstanding the foregoing, no Securitization Entity shall be deemed an Affiliate of the Company.

  "Applicable Premium" means, with respect to a Note, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) (a) the present value of all remaining required interest and principal payments due on such Note and all premium payments relating thereto assuming a redemption date of August 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points minus (b) the then outstanding principal amount of such Notes minus (c) accrued and unpaid interest paid on the date of redemption.

  "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payments) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

  "Beneficial Owner" has the meaning attributed to it in Rules 13d-3 and 13d-5 (as in effect on the Issue Date) under the Exchange Act, except that a Person shall be deemed to be the "beneficial owner" of all shares or other securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

  "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

  "Capital Lease Obligation" of any Person means any obligations of such Person under any lease which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation; and the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP and the final Fixed Maturity of such obligation shall be the date of the last payment of rent due under such lease prior to the first date on which such lease may be terminated by the lessee pursuant to the terms thereof without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such Person (including, without limitation, with respect to a corporation, common stock, preferred stock and other capital stock, with respect to a partnership, partnership interests, whether general or limited, and, with respect to a limited liability company, limited liability company interests) and any rights (other than debt securities convertible into or exchangeable or exercisable for equity interests), warrants or options exchangeable or exercisable for or convertible into an equity interest in such Person.

  "Cash Equivalents" means (i) any evidence of indebtedness with a maturity of 180 days or less issued or unconditionally and fully guaranteed or insured directly by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) deposits, certificates of deposit or bankers' acceptances with a maturity of 180 days or less of any domestic financial institution which is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation (other than an Affiliate of the Company) organized under the laws of the United States of America, any state thereof or the District of Columbia and rated at least "A-1" by Standard & Poor's Ratings Group (or any successor thereto) or "P-1" by Moody's Investors Service, Inc. (or any successor thereto); and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally and fully guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition.

  "Change of Control" means (i) any merger or consolidation of the Company with or into any Person, or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company in one transaction or a series of related transactions, if, immediately after giving effect to such transaction or series of transactions, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date, whether or not applicable) is or becomes the

Beneficial Owner, directly or indirectly, of more than 40% of the total voting power of all Voting Stock of the transferee or surviving Person then outstanding, (ii) any such "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date, whether or not applicable) is or becomes the Beneficial Owner, directly or indirectly, of more than 40% of the total voting power of all Voting Stock of the Company then outstanding or (iii) at any time during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  "Commission" means the Securities and Exchange Commission or any successor thereto.

  "Control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities (or pledge of voting securities if the pledgee thereof may on the date of determination exercise or control the exercise of the voting rights of the owner of such voting securities), by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

  "Default" means any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default with respect to the Notes.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor thereto.

  "Fair Market Value" means, with respect to any property received by the Company in connection with the issuance or sale of Capital Stock, or the conversion or exchange of securities into Capital Stock, the fair market value of such property as determined in good faith by the Board of Directors of the Company (as evidenced by a Board Resolution), whose determination shall be conclusive, net of attorneys' fees, accountants' fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such transaction and net of taxes paid or payable as a result thereof; provided that there shall be excluded from such computation the fair market value of any property consisting of deferred payment obligations.

  "Federal Reserve Board" means (i) the Board of Governors of the Federal Reserve System or (ii) any successor thereto for the purpose of regulating bank holding companies under federal law.

  "Final Maturity Date" means August 15, 2007.

  "Fixed Maturity," when used with respect to any Indebtedness, means the date or dates specified in such Indebtedness as the fixed date or dates on which any principal amount of such Indebtedness is due and payable (including, without limitation, by reason of any required redemption, purchase, defeasance or sinking fund payment) and, when used with respect to any installment of interest on any Indebtedness, means the date on which such installment is due and payable.

  "GAAP" means such accounting principles as are generally accepted in the United States of America as of the date or time of any computation required under the Indenture.

  "Global Note" means a Note in book-entry form registered in the name of The Depository Trust Company or its nominee or in the name of any successor depositary for the Notes or any nominee of such successor.

  "Guaranteed Indebtedness" of any specified Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such specified Person, or in effect guaranteed directly or indirectly by such specified Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor with respect to Indebtedness against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

  "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables, (iv) all obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all indebtedness and obligations referred to in clauses (i) through (v) above of other Persons and all dividends payable by other Persons, the payment of which is secured by (or for which the holder of such indebtedness or other obligations or the Person entitled to receive such dividends, as the case may be, has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, obligations or dividends, as the case may be (the amount of such Indebtedness under this clause (vi) being deemed to be the lesser of the fair market value (as determined in good faith by the Board of Directors of the Company (as evidenced by a Board Resolution), whose determination shall be conclusive) of such property or asset or the amount of the indebtedness, obligations or dividends, as the case may be, so secured), (vii) all Guaranteed Indebtedness of such Person (as guarantor), (viii) all Redeemable Capital Stock (valued at the greater of book value and voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends) of such Person, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, (a) the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the terms of the Notes, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors (or any other duly authorized committee thereof) of the issuer of such Redeemable Capital Stock, and (b) Indebtedness is deemed to be incurred pursuant to a revolving credit facility, line of credit or similar facility each time an advance is made thereunder.

  "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

  "Issue Date" means August 28, 1997, the date on which the Notes are first issued.

  "Junior Subordinated Indebtedness" means any Indebtedness of the Company which ranks subordinate in right of payment to the Notes.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, tangible or intangible.

  "Major Bank Subsidiary" means (i) with respect to the Company, (A) Bay View Bank and any successor to all or substantially all of the business or assets of Bay View Bank (each referred to herein as the "Bank"), in each case so long as the Bank shall be a Subsidiary of the Company and (B) any Subsidiary of the Company which is a bank, trust company, savings bank, savings and loan association or other banking or thrift association the total assets of which (as determined by such Subsidiary's most recent statement of financial condition) equal more than 75% of the total assets of the Company (as determined by the Company's most recent consolidated statement of financial condition) and (ii) with respect to any Successor Person, (A) the Bank, so long as the Bank shall be a Subsidiary of such Successor Person and
(B) any Subsidiary of such Successor Person which is a bank, trust company, savings bank, savings and loan association or other banking or thrift association the total assets of which (as determined by such Subsidiary's most recent statement of financial condition) equal more than 75% of the total assets of the Successor Person (as determined by the Successor Person's most recent consolidated statement of financial condition).

  The foregoing definition of "Major Bank Subsidiary" shall apply with respect to the Notes instead of, and insofar as it relates to the Notes, shall supersede and replace the definition of such term set forth in the accompanying Prospectus under "Description of Debt Securities--Certain Definitions."

  "Merger" means the merger of America First Eureka Holdings, Inc., a Delaware corporation ("AFEH"), into the Company as contemplated by the Agreement and Plan of Merger dated as of May 8, 1997 among the Company, AFEH and the other parties thereto, as the same may be amended or supplemented from time to time.

  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, net of attorney's fees, accountant's fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Person" means any individual, corporation, association, company, business trust, partnership, joint venture, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

  "Permitted Repurchase Provisions" means, with respect to any Capital Stock of the Company or any Indebtedness of the Company, any provisions of such Capital Stock or Indebtedness, as the case may be, which expressly require that the Company make an offer to purchase such Capital Stock or Indebtedness, as the case may be, upon the occurrence of a Change of Control or upon the sale or other disposition of assets of the Company or any of its Subsidiaries. As used in the preceding sentence, the term "Change of Control" means (i) any merger or consolidation of the Company with or into any Person, or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction or series of transactions, any "person" or "group" (as such terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the beneficial owner, directly or indirectly, of more than a specified percentage (as specified by the terms of the relevant Capital Stock or Indebtedness, as the case may be) of the total voting power of all Voting Stock of the transferee or surviving Person then outstanding,
(ii) any such "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the beneficial owner, directly or indirectly, of more than a specified percentage (as specified by the terms of the relevant Capital Stock or Indebtedness, as the case may be) of the total voting power of all Voting Stock of the Company then outstanding, (iii) at any time during any specified period of time, individuals who at the beginning of any such period constituted the board of directors of the Company cease for any reason to constitute a majority or other specified percentage (as specified by the terms of the relevant Capital Stock or Indebtedness, as the case may be) of the board of directors of the Company then in office, (iv) the Company is liquidated or dissolves or adopts a plan of liquidation or dissolution, (v) any sale, disposition or other transfer of all or substantially all or any substantial part of the assets of the Company and its Subsidiaries, (vi) any other change of control (as specified by the terms of the relevant Capital Stock or Indebtedness, as the case may be) with respect to the Company, and
(vii) any event or condition which is similar to any of the foregoing.

  "Principal Bank Subsidiary" means (i) with respect to the Company, (A) Bay View Bank and any successor to all or substantially all of the business or assets of Bay View Bank in each case so long as it shall be a Subsidiary of the Company and (B) any Significant Subsidiary of the Company which is a bank, trust company, savings bank, savings and loan association, savings association or other banking or thrift institution; and (ii) with respect to any Successor Person, (A) Bay View Bank and any successor to all or substantially all of the business or assets of Bay View Bank in each case so long as it shall be a Subsidiary of such Successor Person and (B) any Significant Subsidiary of such Successor Person which is a bank, trust company, savings bank, savings and loan association, savings association or other banking or thrift institution.

  "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

  "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or for which it is exercisable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed or repurchased by the Company prior to the Final Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Final Maturity Date or is convertible into or exchangeable for debt securities at any time prior to the Final Maturity Date at the option of the holder thereof; provided that Capital Stock shall not be deemed to be Redeemable Capital Stock solely by virtue of the existence of any Permitted Repurchase Provisions which are applicable to such Capital Stock.

  "Regulatory Capital Requirements" means (i) with respect to the Company or any Principal Bank Subsidiary of the Company at any time, the minimum amount of capital required for the Company (assuming for such purpose that the Company is subject to regulation as a bank holding company under federal law, whether or not the Company is in fact so subject) or such Principal Bank Subsidiary, as the case may be, to be deemed to be "well capitalized" (or the then equivalent category) or, solely for purposes of clause (c) of the first paragraph under "--Certain Covenants--Limitation on Consolidation, Merger and Sale of Assets" above, "adequately capitalized" (or the then equivalent category) under federal banking laws and regulations as then in effect and applicable to the Company (assuming it is subject to regulation as a bank holding company as aforesaid) or such Principal Bank Subsidiary, as the case may be, at such time; and (ii) with respect to any Successor Person or any Principal Bank Subsidiary of such Successor Person at any time, the minimum amount of capital required for such Successor Person (assuming for such purpose that such Successor Person is subject to regulation as a bank holding company under federal law, whether or not it is in fact so subject) or such Principal Bank Subsidiary, as the case may be, to be deemed to be "well capitalized" (or the then equivalent category) or, solely for purposes of clause (c) of the first paragraph under "--Certain Covenants--Limitation on Consolidation, Merger and Sale of Assets" above, "adequately capitalized" (or the then equivalent category) under federal banking laws and regulations as then in effect and applicable to such Successor Person (assuming it is subject to regulation as a bank holding company as aforesaid) or such Principal Bank Subsidiary, as the case may be, at such time.

  "Regulatory Event" means the Company is subject to the capital adequacy guidelines of the Federal Reserve Board and the Federal Reserve Board has advised the Company in writing that the Notes do not qualify as Tier 2 Capital (or the then equivalent thereof, if applicable) for purposes of the capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to the Company.

  "Securitization Entity" means any pooling arrangement or entity (except for any entity in corporate or partnership form) formed or originated for the purpose of holding, and issuing securities representing interests in, one or more pools of mortgages, leases, credit card receivables, home equity loan receivables, automobile loans, leases or installment sales contracts, other consumer receivables or other financial assets of the Company or any of its Subsidiaries, and shall include, without limitation, any grantor trust, owner's trust or real estate mortgage investment conduit.

  "Significant Subsidiary" means, with respect to any Person, any Subsidiary of such Person which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act of

1933, as amended (as in effect on the date of the Indenture), but substituting 50 percent for 10 percent in each instance that 10 percent appears in such Rule.

  "Subsidiary" means, with respect to any Person (the "Subject Person"), any corporation or other Person at least a majority of the equity ownership interests or Voting Stock of which is at the time owned, directly or indirectly, by the Subject Person and/or one or more other Subsidiaries of the Subject Person. Notwithstanding the foregoing, no Securitization Entity shall be deemed a Subsidiary of the Company.

  "Successor Person" has the meaning set forth under "--Certain Covenants-- Limitation on Consolidation, Merger and Sale of Assets."

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as complied and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to August 15, 2002; provided, however, that if the then remaining term to August 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to August 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  "Voting Stock" means, with respect to any Person, any class or classes or series or series of Capital Stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes or series or series shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly Owned Subsidiary" means a Subsidiary of the Company all the outstanding Capital Stock (other than directors' qualifying shares) of which are owned by the Company and/or one or more other Wholly Owned Subsidiaries of the Company.

GLOBAL NOTES

  The Notes will be issued in the form of one or more Global Notes that will be deposited with, or on behalf of, DTC. The Company anticipates that the Global Notes will be registered in the name of Cede & Co., DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to the Global Notes.

  So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole holder of the Notes represented by such Global Notes for all purposes under the Indenture. Except as described below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders thereof under the Indenture. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Note.

  Each Global Note will be exchangeable for certificated Notes only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company in its sole discretion determines that the Global Notes shall be exchangeable for certificated Notes or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, owners of beneficial interests in the Global Notes will be entitled to physical delivery of individual Notes in certificated form, equal in principal amount to such beneficial interests, and to have such Notes in certificated form registered in the names of the beneficial owners, which names are expected to be provided by DTC's relevant Participants (as identified by DTC) to the Trustee. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

  The following is based on information furnished to the Company:

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("beneficial owner") is in turn recorded on the Direct and Indirect Participants' records. A beneficial owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such beneficial owner entered into the transaction. Transfers of ownership interests in Notes are accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except under the limited circumstances described above.

  To facilitate subsequent transfers, the Notes are expected to be registered in the name of DTC's nominee, Cede & Co. The deposit of the Notes with or on behalf of DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts Notes are credited, which may or may not be the beneficial owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

  Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. consents or votes with respect to the Notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified on a list attached to the Omnibus Proxy).

  Principal payments, premium payments, if any, and interest payments on the Global Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and are the responsibility of such Direct and Indirect Participants and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depository with respect to the Global Notes at any time by giving notice to the Company or the Trustee. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository).

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  None of the Company, the Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Keefe, Bruyette & Woods, Inc. and Friedman, Billings, Ramsey & Co., Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of Notes set forth opposite their names below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                    PRINCIPAL
        UNDERWRITER                                                   AMOUNT
        -----------                                                ------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................... $ 60,000,000
   Keefe, Bruyette & Woods, Inc. .................................   25,000,000
   Friedman, Billings, Ramsey & Co., Inc. ........................   15,000,000
                                                                   ------------
        Total..................................................... $100,000,000
                                                                   ============

  The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .25% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Notes will be a new issue of securities for which there currently is no market. Although the Underwriters have informed the Company that they each currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the liquidity of or development of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation thereof through the National Association of Securities Dealers Automated Quotation System.

  The Company has agreed that, during a period of 180 days from the date of this Prospectus Supplement, it will not, and will not cause or permit any of its subsidiaries to, without the prior written consent of Merrill Lynch, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Notes or any other debt securities of the Company or any of its subsidiaries, or any securities convertible into or exchangeable or exercisable for any Notes or any such other debt securities, except for Notes sold to the Underwriters pursuant to the Purchase Agreement and except for certificates of deposit and repurchase agreements and reverse repurchase agreements entered into in the ordinary course of business.

  Until the distribution of the Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

  If the Underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering made hereby will be passed upon for the Company by Robert J. Flax, Esq., Executive Vice President, General Counsel and Secretary of the Company, and by Silver, Freedman and Taff, L.L.P., Washington, D.C. As of June 30, 1997, Mr. Flax owned approximately 3,540 shares of common stock of the Company, and held options to acquire approximately 86,000 additional shares. Brown & Wood llp, San Francisco, California, will act as counsel for the Underwriters.

                                    EXPERTS

  The consolidated financial statements and supplemental consolidating schedules of Bay View Capital Corporation and its subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 which are included in this Prospectus Supplement and incorporated in the accompanying Prospectus and in the Registration Statement by reference from the Company's 1996 Annual Report on Form 10-K, as amended on Form 10-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein and incorporated herein and therein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of America First Eureka Holdings, Inc. and Subsidiary as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference in the accompanying Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference in the accompanying Prospectus and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        PAGE
                                                                        ----
CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30,
 1997 AND 1996 (UNAUDITED)

  Consolidated Statement of Financial Condition as of June 30, 1997....  F-2

  Consolidated Statements of Operations for the Six Months Ended June
   30, 1997 and 1996...................................................  F-3

  Consolidated Statements of Stockholders' Equity for the Six Months
   Ended June 30, 1997.................................................  F-4

  Consolidated Statements of Cash Flows for the Six Months Ended June
   30, 1997 and 1996...................................................  F-5

  Notes to Consolidated Financial Statements for the Six Months Ended
   June 30, 1997 and  1996.............................................  F-7

CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT FOR
 THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  Consolidated Statements of Financial Condition as of December 31,
   1996 and 1995.......................................................  F-9

  Consolidated Statements of Operations for the Years Ended December
   31, 1996, 1995 and 1994.............................................  F-10

  Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 1996, 1995 and 1994....................................  F-11

  Consolidated Statements of Cash Flows for the Years Ended December
   31, 1996, 1995 and 1994.............................................  F-12

  Notes to Consolidated Financial Statements for the Years Ended
   December 31, 1996, 1995 and 1994....................................  F-14

  Supplemental Consolidating Schedules as of and for the year ended
   December 31, 1996...................................................  F-42

  Independent Auditors' Report.........................................  F-46

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)

                       ASSETS                               JUNE 30, 1997
                       ------                         -------------------------
                                                        (DOLLARS IN THOUSANDS
                                                      EXCEPT PER SHARE AMOUNTS)
Cash and cash equivalents:
  Cash and due from depository institutions..........        $   30,338
  Interest-bearing deposits and federal funds sold...            64,715
                                                             ----------
                                                                 95,053
Loans held for sale..................................                --
Securities available-for-sale:
  Mortgage-backed securities.........................            78,030
  Investment securities..............................             7,803
Securities held-to-maturity:
  Mortgage-backed securities.........................           458,689
  Investment securities..............................            15,103
Loans receivable held for investment, net of
 allowance for losses................................         2,294,246
Investment in stock of the FHLB of San Francisco.....            59,290
Real estate owned, net...............................             8,818
Premises and equipment, net..........................            10,095
Intangible assets....................................            31,539
Other assets.........................................            37,547
                                                             ----------
    Total assets.....................................        $3,096,213
                                                             ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Customer deposits:
  Transaction accounts...............................        $  472,904
  Certificates of deposit............................         1,105,302
                                                             ----------
                                                              1,578,206
Advances from the FHLB of San Francisco..............         1,092,730
Securities sold under agreements to repurchase.......           142,461
Senior Debentures....................................            50,000
Other borrowings.....................................             6,485
Other liabilities....................................            30,135
                                                             ----------
    Total liabilities................................         2,900,017
                                                             ----------
Stockholders' equity:
  Serial preferred stock: authorized, 7,000,000
   shares; outstanding: none.........................                --
  Common stock ($.01 par value); authorized,
   60,000,000 shares; issued: 15,091,374 shares;
   outstanding: 12,979,260 shares; ..................               151
  Additional paid-in capital.........................           101,318
  Retained earnings (substantially restricted).......           139,011
  Treasury stock at cost, 2,112,114 shares ..........           (38,847)
  Unrealized loss on securities available-for-sale
   (net of tax)......................................            (1,220)
  Debt of Employee Stock Ownership Plan..............            (4,217)
                                                             ----------
    Total stockholders' equity.......................           196,196
                                                             ----------
    Total liabilities and stockholders' equity.......        $3,096,213
                                                             ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------
                                                         (DOLLARS IN THOUSANDS
                                                              EXCEPT PER
                                                            SHARE AMOUNTS)
Interest income:
  Interest on loans receivable.......................... $   95,070  $   85,328
  Interest on mortgage-backed securities................     18,079      21,963
  Interest and dividends on investments.................      4,346       3,212
                                                         ----------  ----------
                                                            117,495     110,503
Interest expense:
  Interest on customer deposits.........................     38,139      47,711
  Interest on Senior Debentures.........................      2,228         406
  Interest on borrowings................................     34,305      27,335
                                                         ----------  ----------
                                                             74,672      75,452
Net interest income.....................................     42,823      35,051
Provision for losses on loans...........................      1,177       1,418
                                                         ----------  ----------
  Net interest income after provision for loan losses...     41,646      33,633
Noninterest income:
  Loan fees and charges.................................      2,903       2,031
  Gain (loss) on sale of loans and securities...........        925        (262)
  Rental income from premises...........................         --         403
  Other, net............................................      3,503       2,160
                                                         ----------  ----------
                                                              7,331       4,332
Noninterest expense:
  General and administrative:...........................     30,831      23,968
    Real estate owned operations, net...................        (91)     (1,662)
    Recovery of losses on real estate...................       (526)       (123)
    Amortization and write-down of intangible assets....      1,630       1,404
                                                         ----------  ----------
                                                             31,844      23,587
Income before income tax expense........................     17,133      14,378
Income tax expense......................................      7,367       6,169
                                                         ----------  ----------
    Net income.......................................... $    9,766  $    8,209
                                                         ==========  ==========
    Primary earnings per share.......................... $     0.73  $     0.58
                                                         ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                             UNREALIZED
                                                                              LOSS ON     DEBT OF
                                                                             SECURITIES  EMPLOYEE
                            NUMBER          ADDITIONAL                       AVAILABLE     STOCK       TOTAL
                              OF     COMMON  PAID-IN   RETAINED   TREASURY    FOR SALE   OWNERSHIP STOCKHOLDERS'
                            SHARES   STOCK   CAPITAL   EARNINGS*   STOCK    (NET OF TAX)   PLAN       EQUITY
                          ---------- ------ ---------- ---------  --------  ------------ --------- -------------
                                            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Balance at January 1,
 1997...................  15,005,384  $150   $100,436  $131,324   $(26,497)   $  (713)    $(4,638)   $200,062
 Repurchase of common
  stock.................                                           (12,350)                           (12,350)
 Exercise of stock
  options...............      85,990     1        882                                                     883
 Cash dividends declared
  ($0.16 per share).....                                 (2,079)                                       (2,079)
 Unrealized loss, net of
  tax...................                                                         (507)                   (507)
 Repayment of debt of
  ESOP..................                                                                      421         421
 Net income.............                                  9,766                                         9,766
                          ----------  ----   --------  --------   --------    -------     -------    --------
Balance at June 30,
 1997...................  15,091,374  $151   $101,318  $139,011   $(38,847)   $(1,220)    $(4,217)   $196,196
                          ==========  ====   ========  ========   ========    =======     =======    ========

--------
*Substantially restricted




  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                          -------------------
                                                            1997       1996
                                                          ---------  --------
                                                             (DOLLARS IN
                                                              THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................... $   9,766  $  8,209
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Amortization and write-down of intangible assets.......     1,630     1,404
  Write-down on disposal of fixed assets.................       --        925
  Proceeds from loans sold and securitized...............   265,203     9,668
  Provision for losses on loans and real estate owned....     1,210     1,543
  Depreciation and amortization of premises and
   equipment.............................................     1,400     1,355
  Amortization of deferred loan costs....................       473       677
  Decrease in capitalized excess servicing fees..........       138       230
  Amortization of premiums, net of discounts.............     2,781     1,219
  (Gain) loss on loans and securities....................    (1,001)      262
  (Increase) decrease in other assets....................       901    (1,996)
  Decrease in other liabilities..........................   (59,623)   (7,689)
  Other, net.............................................       343      (138)
                                                          ---------  --------
    Net cash provided by operating activities............   223,221    15,669
                                                          ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiaries, net of cash and cash
 equivalents received....................................    (9,924)  (60,918)
Decrease in loans resulting from originations net of
 principal payments......................................    46,233    44,051
Purchase of loans........................................  (146,750)  (37,950)
Principal payments on mortgage-backed securities.........    38,631    48,204
Proceeds from sale of mortgage-backed securities
 available for sale......................................       --     26,808
Proceeds from maturities of investment securities........    12,792    32,000
Purchase of investment securities........................    (6,888)     (200)
Proceeds from sale of other real estate owned............     5,332    13,367
Net additions to premises and equipment..................    (3,939)     (494)
Increase in stock of FHLBSF..............................    (7,399)   (1,268)
Other, net...............................................       --       (198)
                                                          ---------  --------
    Net cash provided by (used in) investing activities..   (71,912)   63,402
                                                          ---------  --------

  The accompanying notes are an integral part of these consolidated financial statements.

                                  (UNAUDITED)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                         ----------------------
                                                            1997        1996
                                                         -----------  ---------
                                                              (DOLLARS IN
                                                              THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
Net deposit outflows...................................  $  (185,761) $ (75,131)
Proceeds from advances from FHLBSF.....................    3,584,032    540,000
Repayment of advances from FHLBSF......................   (3,469,052)  (560,740)
Issuance of Senior Debentures, net of issuance costs...          --      49,300
Repurchase of common stock.............................      (12,350)    (7,562)
Proceeds from reverse repurchase agreements............      321,017        --
Repayment of reverse repurchase agreements.............     (389,196)   (29,098)
Decrease in other borrowings...........................      (10,578)    (1,788)
Proceeds from issuance of common stock.................          883      1,248
Dividends paid to stockholders.........................       (2,079)    (2,070)
                                                         -----------  ---------
    Net cash used in financing activities..............     (163,084)   (85,841)
                                                         -----------  ---------
Net decrease in cash and cash equivalents..............      (11,775)    (6,770)
Cash and cash equivalents at beginning of period.......      106,828     42,760
                                                         -----------  ---------
Cash and cash equivalents at end of period.............  $    95,053  $  35,990
                                                         ===========  =========
Cash paid for:
  Interest.............................................  $    46,513  $  31,900
  Income taxes.........................................  $     7,463  $   4,801
Supplemental noncash investing and financing
 activities:
  Loans transferred to real estate owned...............  $     6,677  $   4,470
  Loans originated to sell real estate owned...........  $       --   $   4,263
  Loans transferred from held for sale to held for
   investment..........................................  $   117,187  $     --
The acquisition of subsidiaries involved the following:
  Push-down of the Company's acquisition cost..........  $    15,000  $  61,232
  Preliminary estimate of liabilities assumed..........       13,358    469,971
  Preliminary estimate of the fair value of assets
   acquired, other than cash and cash equivalents......       (1,986)  (512,472)
  Goodwill.............................................      (21,296)   (18,417)
                                                         -----------  ---------
    Net cash and cash equivalents received.............  $     5,076  $     314
                                                         ===========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited interim consolidated financial statements include the accounts of Bay View Capital Corporation (the "Company" or "BVCC") and its subsidiaries, including Bay View Bank ("BVB"), California Thrift & Loan, a California industrial loan company ("CTL"), Bay View Securitization Corporation, a Delaware corporation formed for the purpose of issuing asset-backed securities through a trust and Concord Growth Corporation, a commercial finance company. All significant intercompany balances and transactions have been eliminated in consolidation.

  The Company completed its acquisition of EXXE Data Corporation ("EXXE") and its wholly owned subsidiary, Concord Growth Corporation ("CGC") on March 17, 1997. Subsequent to the close of the transaction, EXXE was merged into CGC and liquidated, such that CGC became a first-tier stand-alone subsidiary of the Company. The acquisition did not have a significant impact on the consolidated results of operations in the first quarter of 1997 and was accounted for as a purchase effective April 1, 1997.

  The information provided by these interim financial statements reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Company's financial condition as of June 30, 1997; the results of its operations for the six months ended June 30, 1997 and 1996; and the cash flows for the six months ended June 30, 1997 and 1996. Such adjustments are of a normal recurring nature unless otherwise disclosed herein. As necessary, reclassifications have been made to prior period amounts to conform to the current period presentation. These interim financial statements have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all the necessary information and footnotes for a presentation in conformity with Generally Accepted Accounting Principles. Furthermore, the interim financial results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

NOTE 2--EARNINGS PER SHARE

  The earnings per share computation for the six months ended June 30, 1997 and 1996 was determined by dividing net income by the weighted average number of common shares and common stock equivalents outstanding for the given period. Common stock equivalents consist principally of outstanding stock options. The average number of shares outstanding (including common stock equivalents) for the six months ended June 30, 1997 and 1996 were 13,440,000 shares and 14,099,000 shares, respectively. The Company's fully diluted earnings per share does not differ materially from its primary earnings per share and therefore it has not been separately reported.

  The Company declared a 2 for 1 stock split in the form of a 100% stock dividend on April 14, 1997 to stockholders of record as of the close of business on May 9, 1997, payable on June 2, 1997. All share and per share data have been restated to reflect the stock split.

NOTE 3--STOCK OPTIONS

  The Company has three stock option plans: the "Amended and Restated 1986 Stock Option and Incentive Plan", the "1995 Stock Option and Incentive Plan" and the "Non-Employee Director Stock Option Plan", which authorize the issuance of up to 1,759,430 shares, 2,000,000 shares, and 550,000 shares of common stock, respectively. The following table summarizes the stock options available for grant as of June 30, 1997:

                                                            NON-
                                 1986 STOCK  1995 STOCK   EMPLOYEE
                                   OPTION      OPTION     DIRECTOR
                                    PLAN        PLAN     OPTION PLAN   TOTAL
                                 ----------  ----------  ----------- ----------
Shares reserved for issuance....  1,759,430   2,000,000    550,000    4,309,430
Granted......................... (2,048,816) (1,055,500)  (516,000)  (3,620,316)
Canceled........................    290,074     161,500     20,000      471,574
Expired.........................       (688)        --         --          (688)
                                 ----------  ----------   --------   ----------
Total available for grant.......        --    1,106,000     54,000    1,160,000
                                 ==========  ==========   ========   ==========

  At June 30, 1997, the Company had outstanding non-qualified options for all three plans with expiration dates from 1998 to 2007 as follows:

                                               NUMBER OF                 AVERAGE
                                             OPTION SHARES  PRICE RANGE   PRICE
                                             ------------- ------------- -------
Outstanding at December 31, 1996............   1,154,890   $ 7.28-$18.88 $12.67
Granted.....................................     513,500   $24.13-$28.44 $26.36
Exercised...................................     (84,490)  $ 7.28-$17.50 $10.53
Canceled....................................    (141,500)  $17.00-$28.44 $26.01
                                               ---------   ------------- ------
Outstanding at June 30, 1997................   1,442,400   $ 7.88-$28.44 $16.36
                                               =========   ============= ======

NOTE 4--DIVIDEND DECLARATION

  The Company declared a quarterly cash dividend of $.08 per share on June 26, 1997, payable to stockholders of record as of July 11, 1997. The dividend payable, totaling $1.0 million, was accrued as of June 30, 1997 and is reflected in the accompanying consolidated financial statements.

NOTE 5--ACQUISITION OF AMERICA FIRST EUREKA HOLDINGS, INC./EUREKABANK

  On May 8, 1997, the Company signed a definitive agreement to acquire America First Eureka Holdings, Inc. ("AFEH") and its wholly owned bank subsidiary, EurekaBank ("Eureka"). Under the terms of the definitive agreement, America First Financial Fund 1987-A Limited Partnership (Nasdaq: "AFFFZ"), the shareholder of AFEH capital stock, will receive $300 million comprised of Bay View common stock valued at $210 million and cash of $90 million. The acquisition of AFEH/Eureka will be accounted for as a purchase and is expected to be completed on or about January 2, 1998. The purchase price is currently estimated to exceed the fair value of the net assets acquired by approximately $112 million, which Bay View anticipates amortizing over a 15 year period.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                            DECEMBER 31,
                                                        ----------------------
                        ASSETS                             1996        1995
                        ------                          ----------  ----------
                                                        (DOLLARS IN THOUSANDS
                                                          EXCEPT PER SHARE
                                                              AMOUNTS)
Cash and cash equivalents:
  Cash and due from depository institutions............ $   22,608  $   24,144
  Interest-bearing deposits and short-term investments.     84,220      18,616
                                                        ----------  ----------
                                                           106,828      42,760
Loans held for sale....................................    294,949          --
Securities available-for-sale:
  Investment securities................................     13,802       8,035
  Mortgage-backed securities...........................     83,154     149,778
Securities held-to-maturity:
  Investment securities (fair value: 1996, $15,112;
   1995, $39,969)......................................     15,204      39,928
  Mortgage-backed securities (fair value: 1996,
   $483,461; 1995, $575,321)...........................    494,459     581,600
Loans receivable held for investment, net of allowance
 for losses; 1996--$29,013; 1995--$30,014..............  2,179,768   2,062,268
Investment in stock of FHLBSF..........................     51,891      39,450
Real estate owned......................................      7,387      24,476
Premises and equipment, net............................      6,905      16,184
Intangibles............................................     10,197       5,835
Other assets...........................................     35,718      34,182
                                                        ----------  ----------
    Total Assets....................................... $3,300,262  $3,004,496
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Customer deposits...................................... $1,763,967  $1,819,840
Advances from FHLBSF...................................    977,750     766,790
Securities sold under agreements to repurchase.........    210,640     166,738
Senior Debentures......................................     50,000          --
Other borrowings.......................................      7,147       7,937
Other liabilities......................................     90,696      35,214
                                                        ----------  ----------
    Total liabilities..................................  3,100,200   2,796,519
                                                        ----------  ----------
Commitments and contingencies (Note 19)
Stockholders' equity:
  Serial preferred stock; authorized, 7,000,000 shares;
   outstanding, none...................................         --          --
  Common stock ($.01 par value); authorized, 20,000,000
   shares; issued, 1996--15,005,384 shares and 1995--
   14,803,180 shares; outstanding, 1996--13,349,270
   shares and 1995--14,203,180 shares..................        150         148
  Additional paid-in capital...........................    100,436      97,484
  Retained earnings (substantially restricted).........    131,324     124,487
  Treasury stock at cost, 1996--1,656,114 shares and
   1995--600,000 shares................................    (26,497)     (8,436)
  Unrealized loss on securities available-for-sale, net
   of tax..............................................       (713)       (683)
  Debt of Employee Stock Ownership Plan................     (4,638)     (5,023)
                                                        ----------  ----------
    Total stockholders' equity.........................    200,062     207,977
                                                        ----------  ----------
    Total Liabilities and Stockholders' Equity......... $3,300,262  $3,004,496
                                                        ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                     (DOLLARS IN THOUSANDS
                                                   EXCEPT PER SHARE AMOUNTS)
Interest income:
  Interest on loans receivable...................  $192,443  $155,853  $131,783
  Interest on mortgage-backed securities.........    42,081    54,236    61,111
  Interest and dividends on investments..........     7,231     6,374     4,432
                                                   --------  --------  --------
                                                    241,755   216,463   197,326
Interest expense:
  Interest on customer deposits..................   100,225    93,398    66,424
  Interest on Senior Debentures..................     2,623        --        --
  Interest on borrowings.........................    57,925    67,149    63,977
                                                   --------  --------  --------
                                                    160,773   160,547   130,401
Net interest income..............................    80,982    55,916    66,925
Provision for losses on loans....................     1,898     4,284     2,367
                                                   --------  --------  --------
  Net interest income after provision for loan
   losses........................................    79,084    51,632    64,558
Noninterest income:
  Loan fees and charges..........................     4,930     3,691     4,537
  Loss on loans and securities...................    (1,453)   (2,510)   (1,081)
  Rental income from premises....................       534       781       809
  Other, net.....................................     4,553     4,180     3,273
                                                   --------  --------  --------
                                                      8,564     6,142     7,538
Noninterest expense:
  General and administrative:
    Compensation and employee benefits...........    27,956    25,148    25,268
    Office occupancy and equipment...............     9,865     8,658     8,436
    Write-down of corporate office complex.......       500     7,100        --
    Deposit insurance premiums and regulatory
     fees........................................     4,911     4,473     4,813
    Data processing service bureau...............     4,243     1,683     1,701
    Other, net...................................    11,480     9,954     7,069
                                                   --------  --------  --------
                                                     58,955    57,016    47,287
  SAIF recapitalization assessment...............    11,750        --        --
  Real estate owned operations, net..............    (4,806)   (1,081)      (95)
  Provision for (recovery of) losses on real
   estate........................................      (103)      749       145
  Amortization and write-down of intangible
   assets........................................     2,606     3,944     2,418
                                                   --------  --------  --------
                                                     68,402    60,628    49,755
Income (loss) before income tax expense (benefit)
 and extraordinary item..........................    19,246    (2,854)   22,341
Income tax expense (benefit).....................     8,277      (708)    7,828
                                                   --------  --------  --------
    Income (loss) before extraordinary item......    10,969    (2,146)   14,513
Extraordinary item, net of tax...................        --    (2,544)       --
                                                   --------  --------  --------
    Net income (loss)............................  $ 10,969  $ (4,690) $ 14,513
                                                   ========  ========  ========
Primary earnings per share:
  Income (loss) before extraordinary item........  $   0.79  $  (0.15) $   1.01
  Extraordinary item.............................        --     (0.17)       --
                                                   --------  --------  --------
    Net income (loss) per share..................  $   0.79  $  (0.32) $   1.01
                                                   ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         UNREALIZED
                                                                        GAIN (LOSS)
                                                                             ON       DEBT OF
                                                                         SECURITIES  EMPLOYEE
                          NUMBER        ADDITIONAL                       AVAILABLE-    STOCK       TOTAL
                            OF   COMMON  PAID-IN   RETAINED   TREASURY    FOR-SALE   OWNERSHIP STOCKHOLDERS'
                          SHARES STOCK   CAPITAL   EARNINGS*   STOCK    (NET OF TAX)   PLAN       EQUITY
                          ------ ------ ---------- ---------  --------  ------------ --------- -------------
                                          (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Balance at December 31,
 1993...................  14,109  $141   $ 90,655  $123,394   $     --    $ 2,488     $(5,702)   $210,976
 Exercise of stock
  options...............     226     2      1,904                                                   1,906
 Cash dividends declared
  ($0.30 per share).....                             (4,283)                                       (4,283)
 Unrealized loss, net of
  tax...................                                                   (6,122)                 (6,122)
 Repayment of debt......                                                                  325         325
 Net income.............                             14,513                                        14,513
                          ------  ----   --------  --------   --------    -------     -------    --------
Balance at December 31,
 1994...................  14,335   143     92,559   133,624         --     (3,634)     (5,377)    217,315
 Repurchase of common
  stock.................                                        (8,577)                            (8,577)
 Exercise of stock
  options, including tax
  benefits..............     468     5      4,925       (53)       141                              5,018
 Cash dividends declared
  ($0.30 per share).....                             (4,394)                                       (4,394)
 Unrealized gain, net of
  tax...................                                                    2,951                   2,951
 Repayment of debt......                                                                  354         354
 Net loss...............                             (4,690)                                       (4,690)
                          ------  ----   --------  --------   --------    -------     -------    --------
Balance at December 31,
 1995...................  14,803   148     97,484   124,487     (8,436)      (683)     (5,023)    207,977
 Repurchase of common
  stock.................                                       (16,971)                           (16,971)
 Repurchase of common
  stock for retirement
  plan..................                    1,090               (1,090)                                --
 Exercise of stock
  options...............     202     2      1,862                                                   1,864
 Cash dividends declared
  ($0.305 per share)....                             (4,132)                                       (4,132)
 Unrealized loss, net of
  tax...................                                                      (30)                    (30)
 Repayment of debt......                                                                  385         385
 Net income.............                             10,969                                        10,969
                          ------  ----   --------  --------   --------    -------     -------    --------
Balance at December 31,
 1996...................  15,005  $150   $100,436  $131,324   $(26,497)   $  (713)    $(4,638)   $200,062
                          ======  ====   ========  ========   ========    =======     =======    ========

--------
* Substantially restricted


  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                     (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)...............................  $ 10,969  $ (4,690) $ 14,513
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
   Write-down on disposal of premises and
    equipment....................................     1,767     7,100       --
   Write-down and amortization of intangible
    assets.......................................     2,606     3,944     2,418
   Loans originated for sale.....................       --        --    (16,401)
   Proceeds from loans sold......................     9,668       135    11,798
   Proceeds from loans securitized and sold......       --        --     10,034
   Provision for losses on loans and real estate
    owned........................................     1,795     5,033     2,512
   Depreciation and amortization of premises and
    equipment....................................     2,210     3,079     3,128
   Amortization of deferred loan (fees) costs....     1,396       452    (1,558)
   Decrease in capitalized excess servicing fees.       411       853     1,373
   Amortization of premiums, net of discounts....     5,160     4,343     6,220
   Loss on loans and securities..................     1,160     2,510     1,081
   (Increase) decrease in other assets...........     1,866    (1,722)     (715)
   Increase in other liabilities.................    47,933     6,991     4,923
   Other, net....................................    (3,558)     (867)   (4,282)
                                                   --------  --------  --------
     Net cash provided by operating activities...    83,383    27,161    35,044
                                                   --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of California Thrift & Loan, net of
 cash and cash equivalents received..............   (61,505)      --        --
Net (increase) decrease in loans resulting from
 originations net of principal payments..........    70,138   (31,575) (294,592)
Purchase of loans................................   (64,721)  (12,928)   (5,352)
Principal payments on mortgage-backed securities.    91,748    88,580   203,255
Purchase of mortgage-backed securities...........       --        --   (411,269)
Proceeds from sale of mortgage-backed securities
 held-to-maturity................................     2,602       --        --
Proceeds from sale of mortgage-backed securities
 available-for-sale..............................    54,458   101,242       --
Proceeds from maturities of investment securities
 held-to-maturity................................    24,493    17,000     5,000
Proceeds from maturities of investment securities
 available-for sale..............................    15,000       --        --
Purchase of investment securities held-to-
 maturity........................................    (3,041)  (32,000)  (31,843)
Proceeds from sale of investment securities
 available-for-sale..............................       --        --      5,317
Proceeds from sale of real estate................    32,690    20,435    23,906
Proceeds from sale of leasing portfolio held for
 sale............................................    59,848       --        --
Proceeds from sale of premises and equipment.....    10,648       --        --
Additions to premises and equipment..............    (1,577)   (3,155)   (5,217)
(Increase) decrease in stock of FHLBSF...........   (10,558)   10,196   (11,509)
                                                   --------  --------  --------
     Net cash provided by (used in) investing
      activities.................................   220,223   157,795  (522,304)
                                                   --------  --------  --------

                                                 YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1996        1995       1994
                                              -----------  ---------  ---------
                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
Net deposit inflows (outflows)..............  $  (245,268) $ 112,464  $  13,113
Redemption of CTL deposits..................     (267,500)       --         --
Proceeds from advances from FHLBSF..........    1,644,226    480,000    519,110
Repayment of advances from FHLBSF...........   (1,433,266)  (669,520)  (282,400)
Repurchase of common stock..................      (24,359)    (2,279)       --
Issuance of Senior Debentures, net of
 issuance costs.............................       49,406        --         --
Proceeds from reverse repurchase agreements.      373,272    166,738    376,960
Repayment of reverse repurchase agreements..     (329,370)  (255,106)  (122,530)
Net change in other borrowings..............       (4,406)      (605)   (12,596)
Proceeds from issuance of common stock......        1,864      4,294      1,906
Dividends paid to stockholders..............       (4,137)    (4,374)    (4,266)
                                              -----------  ---------  ---------
  Net cash provided by (used in) financing
   activities...............................     (239,538)  (168,388)   489,297
                                              -----------  ---------  ---------
Net increase in cash and cash equivalents...       64,068     16,568      2,037
Cash and cash equivalents at beginning of
 year.......................................       42,760     26,192     24,155
                                              -----------  ---------  ---------
Cash and cash equivalents at end of year....  $   106,828  $  42,760  $  26,192
                                              ===========  =========  =========
Cash paid during the year for:
  Interest..................................  $    87,422  $  80,226  $  58,806
  Income taxes..............................  $     4,951  $   4,450  $   4,584
Supplemental noncash investing and financing
 activities:
  Loans transferred to real estate owned....  $    10,065  $  31,070  $  19,706
  Transfer of mortgage-backed securities
   from held-to-maturity to available-for-
   sale (Note 1)............................  $       --   $ 147,661  $     --
  Mortgage-backed securities acquired in
   exchange for securitized loans...........  $       --   $     --   $  10,034
  Loans originated to sell real estate
   owned....................................  $     5,011  $   8,905  $   1,550

  The acquisition of California Thrift & Loan involved the following (see note
2):

Push-down of the Company's acquisition cost.........................  $  61,819
Liabilities assumed.................................................    476,492
Fair value of assets acquired, other than cash and
 cash equivalents...................................................   (531,029)
Goodwill............................................................     (6,968)
                                                                      ---------
  Net cash and cash equivalents received............................  $     314
                                                                      =========

  The accompanying notes are an integral part of these consolidated financial statements

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

  The accompanying financial statements include the consolidated accounts of Bay View Capital Corporation, a holding company incorporated in Delaware (the "Company" or "BVCC"), and its wholly owned subsidiaries: Bay View Federal Bank, a Federal Savings Bank ("BVFB"), California Thrift & Loan, a California industrial loan company ("CTL") and Bay View Securitization Corporation, a Delaware corporation ("BVSC"). All significant intercompany accounts and transactions have been eliminated. As used herein, the terms "Company" or "BVCC" refer to the Company and its consolidated subsidiaries unless otherwise indicated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  Cash equivalents consist of highly liquid financial instruments, with maturities of 90 days or less at the time of purchase, that are readily convertible into cash and have insignificant interest rate risk.

LOANS RECEIVABLE

  Loans receivable originated or purchased by the Company are identified as either held for sale or held for investment at, or soon after, origination or purchase and are recorded at cost net of discounts, deferred loan origination fees, and allowance for loan losses as applicable. Loans receivable held for investment are carried at amortized cost and are not adjusted to the lower of cost or market because management intends and the Company has the ability, to hold these loans to maturity. Interest is accrued as income only to the extent considered collectible. Generally, the Company discontinues interest accruals on loans 90 days or more past due. Interest income on nonaccrual loans is measured on a cash basis. Loans classified as held for sale are carried at the lower of cost or market on an aggregate basis by property type. Market value for these loans is based on prices for similar loans in the secondary loan market.

  The Company charges fees for originating loans at the time the loan is granted. The Company recognizes these loan origination fees, net of certain direct costs, as a yield adjustment over the life of the related loan using the interest method. Amortization of net deferred loan origination fees are discontinued on nonperforming loans. When a loan is sold or paid off, any unamortized net loan origination fees are included in income at that time.

  Statement of Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standards No. 118 ("SFAS 118"), "Accounting by Creditors for Impairment of a loan--Income Recognition and Disclosures" was effective January 1, 1995. A loan is impaired when, based on current information and events, it is probable that the Company is unable to collect all amounts due according to the contractual terms of the loan agreement. The Company considers nonperforming loans and troubled debt restructurings as impaired loans. Nonperforming loans are defined as loans 90 days or more delinquent (excluding accruing loans delinquent 90 days or more) and loans less than 90 days delinquent when the Company determines that full collection of principal and interest is doubtful. Troubled debt restructurings are loans which have been modified based on interest rate concessions and/or payment concessions. SFAS 114 is not applicable to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. The Company considers its consumer loans as homogeneous loans for purposes of the application of SFAS 114.

  Charge-offs are recorded when the measure of the impaired loan is less than the recorded investment in the loan. In determining charge-offs for specific loans, management evaluates its loans on an individual basis that includes assessing the creditworthiness and financial status of the borrower and analyzing cash flows and current property appraisals. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company's impaired loans are measured based on the fair value of the collateral because they are collateral dependent. At December 31, 1996, there were $16.6 million of impaired loans.

  SFAS 118 allows a creditor to use existing methods for recognizing interest income on an impaired loan. The Company recognizes interest income on impaired loans on a cash basis.

ALLOWANCE FOR LOAN LOSSES

  Allowances for loan losses are maintained at levels that management deems adequate to cover estimated losses and are continually reviewed and adjusted. The Company adheres to an internal asset review system and an established loan loss reserve methodology. Management evaluates factors such as the prevailing and anticipated economic conditions, historic loss experiences, composition of the loan portfolio by property type, levels and trends of classified loans and loan delinquencies in assessing overall valuation allowance levels to be maintained.

  While management uses currently available information to provide for losses on loans, additions to the allowance may be necessary based on new information and/or future economic conditions. When the property collateralizing a delinquent mortgage loan is foreclosed on by the Company and transferred to real estate owned, the difference between the loan balance and the fair value of the property less estimated selling costs is charged-off against the allowance for loan losses.

LOAN SALES AND SERVICING

  Gains or losses on the sale of loans are recognized at the time of sale. When a participating interest in loans sold had an average contractual interest rate, adjusted for normal servicing fees, which was different than the agreed upon yield to the purchaser, the sales price was adjusted by the present value of the differential for the estimated remaining life of the loans. Any resulting net premium or discount is amortized to interest income over the estimated remaining life of the loans based on a methodology that approximates the effective interest yield method. The aggregate amount of unamortized premiums arising from loan sales (capitalized excess servicing) is included as other assets. Capitalized excess servicing fees are periodically reviewed for impairment based on their fair values in accordance with Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights". The fair value of the capitalized excess servicing, for the purposes of impairment, is measured using a discounted cash flow analysis based on the Company's estimated annual cost of servicing, the market prepayment rates, and the market discount rates. At December 31, 1996, there was no impairment relating to capitalized excess servicing fees. Amortization of capitalized excess servicing fees and any related impairments are included in noninterest income as incurred.

SECURITIES

  Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities" establishes the classification of investments into three categories: held-to-maturity, available-for-sale and trading. Securities classified as held-to-maturity are recorded at amortized cost because management intends and the Company has the ability to hold these securities to maturity. Securities classified as available-for-sale are reported at fair value. Fair value for these securities is obtained principally from published information or quotes by registered securities brokers. Securities for which quotes are not readily available are valued based on the present value of discounted estimated future cash flows. The Company does not have a trading portfolio.

  Securities are identified as either available-for-sale or held-to-maturity at, or soon after, purchase and are accounted for accordingly. Net unrealized gains and losses on securities available-for-sale are excluded from earnings and reported net of applicable income taxes as a separate component of stockholders' equity until realized. Gains and losses on sales of securities are recorded in earnings at the time of sale and are determined by the difference between the net sale proceeds and the amortized cost of the security, using specific identification.

  Discounts and premiums on securities are amortized using a method approximating the interest method over the estimated life of the security, adjusted for actual prepayments. Interest on securities is accrued as income only to the extent considered collectible.

  In November 1995, the Financial Accounting Standards Board issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities Questions and Answers" ("Special Report"). The Special Report was issued as an aid in understanding and implementing SFAS
115. For companies that adopted SFAS 115 prior to the issuance of this Special Report and the effects of adoption resulted in reclassification of securities between categories, the guidance stipulated that the transfers should be accounted for in accordance with SFAS 115. As a result, concurrent with the initial adoption of the Special Report, the Company reassessed the appropriateness of its classifications for all securities held at that time and, in December 1995, reclassified $147.7 million in mortgage-backed securities from held to maturity to available-for-sale. The transfer was recorded at a fair value of $146.0 million with $981,000 of unrealized losses (net of tax) recorded as a separate component of stockholders' equity.

REAL ESTATE OWNED

  Real estate owned is comprised of property acquired through foreclosure and is recorded at the lower of cost (i.e., net loan value) or fair value less estimated costs to sell, as of the date of foreclosure. Thereafter, specific valuation allowances are established for adverse changes in the fair value of the underlying assets.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line basis over the estimated useful lives for each of the various asset categories.

INTANGIBLES

  Core deposit premiums arise from the acquisition of deposits and are amortized on a straight-line basis over the estimated life of the deposit base acquired, generally eight years. The Company continually evaluates the periods of amortization to determine whether later events and circumstances warrant revised estimates. In addition, the market value of core deposit premiums is established on an annual basis to evaluate the recoverability of its carrying value for inclusion as a component of regulatory capital.

  Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is amortized to expense over a period no greater than the estimated remaining life of the long-term interest-earning assets acquired. If the assets acquired do not include a significant amount of long-term interest-earning assets, goodwill is amortized over a period that does not exceed the estimated remaining life of the existing customer deposit base. Goodwill is amortized on a straight-line basis over a period of up to 7 years. If it becomes probable that the estimated undiscounted future cash flows will be less than the carrying amount of goodwill, a reduction in the carrying amount is recognized.

IMPAIRMENT OF LONG-LIVED ASSETS

  Long-lived assets and certain identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and identifiable intangibles that management expects to hold and use are based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements) which are considered financing activities. The obligations to repurchase the securities are reflected as liabilities, and related underlying securities for the agreements are included in the Company's securities portfolio as recorded assets.

INCOME TAXES

  Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income during the period of enactment.

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company uses certain derivative financial instruments to manage interest rate risk, principally interest rate exchange agreements (swaps, caps and collars). The Company does not hold any derivative financial instruments for trading purposes. The Company uses interest rate swap agreements as part of its overall asset/liability management in order to reduce its exposure to interest rate fluctuation risk. The agreements involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional amounts. Net interest income (expense), resulting from the differential between exchanging floating and fixed rate interest payments, is recorded on a current basis. Notional principal amounts are often used to express the volume of interest rate swap transactions, but the amounts potentially subject to loss are much smaller. The Company is exposed to loss of future interest differential payments (credit risk) in the event of nonperformance by the counterparties to the interest rate exchange agreements. The Company manages the credit risk of its interest rate exchange agreements by maintaining exposure limits and adhering to a strict counterparty selection process. The Company does not anticipate nonperformance by the other parties.

STOCK BASED COMPENSATION

  The Company accounts for stock based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25 "Accounting for Stock Issued to Employees."

EARNINGS (LOSS) PER SHARE

  Earnings per share for 1996 and 1994 were calculated using weighted average number of common shares outstanding including common stock equivalents (primarily outstanding stock options). Loss per share for 1995 was calculated using the weighted average number of common shares outstanding. The average number of shares outstanding (including common stock equivalents) for 1996 and 1994 were 13,899,838 and 14,361,760 shares, respectively. The average number of shares outstanding for 1995 was 14,586,984. The Company's fully diluted earnings per share does not differ materially from its primary earnings per share, therefore, it has not been separately reported.

RECLASSIFICATION

  Certain reclassifications have been made to the prior year balances in order to conform to the current year presentation.

NOTE 2. ACQUISITION OF CTL

  Effective June 1, 1996, the Company acquired all the outstanding stock of CTL Credit, Inc. and its wholly owned subsidiary California Thrift & Loan ("CTL") for cash.

  CTL is an FDIC insured California industrial loan company with a specific focus on consumer lending. The acquisition was accounted for using the purchase method of accounting in accordance with APB No. 16, "Business Combinations". Under this method of accounting, the acquisition purchase price of approximately $62 million was allocated to assets acquired and liabilities assumed based on their estimated fair values as of the effective date of acquisition.

  In conjunction with the transaction, the Company issued $50 million of 8.42% Senior Debentures in May 1996 of which a portion was used to partially finance the acquisition.

  The aggregate cost of the acquisition exceeded the estimated fair value of net assets acquired by approximately $7 million and is being amortized on a straight-line basis over seven years. Results of operations for the acquired entity have been included in the Company's consolidated financial statements commencing as of the effective date of acquisition.

PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma financial information assumes the acquisition occurred as of the beginning of 1995. The disclosed results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of the beginning of 1995 or of the results which may occur in the future.

  The following table reflects the combined historical results of operations for BVCC and CTL after giving effect to the amortization of fair value and other purchase accounting adjustments recorded in connection with the acquisition of CTL. Such adjustments include the revaluation of assets held-for-sale, the capitalization of goodwill and other intangibles, and specific expense accruals and reserves for acquisition-related costs and contingencies.

  The following pro forma historical results for the years ended December 31, 1996 and 1995 have been adjusted to include amortization of the aforementioned adjustments for the full periods presented which was calculated based on appropriate methods and periods of benefit as determined by management.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Interest income.............................................. $265,298 $267,444
Interest expense.............................................  171,121  187,933
                                                              -------- --------
  Net interest income........................................   94,177   79,511
Provision for loan losses....................................    4,981    9,432
                                                              -------- --------
  Net interest income after provision for loan losses........   89,196   70,079
Noninterest income...........................................   10,433    9,365
Noninterest expense..........................................   77,386   81,685
                                                              -------- --------
  Income (loss) before income taxes and extraordinary item...   22,243   (2,241)
Income tax provision (benefit)...............................    9,694     (140)
Extraordinary item, net of tax...............................      --    (2,544)
                                                              -------- --------
  Net income (loss).......................................... $ 12,549 $ (4,645)
                                                              ======== ========
Per share data:
Income (loss) before extraordinary item...................... $   0.90  $ (0.14)
                                                              ======== ========
Net income (loss)............................................ $   0.90  $ (0.32)
                                                              ======== ========

NOTE 3. CASH AND CASH EQUIVALENTS

                                                           DECEMBER 31,
                                                  ------------------------------
                                                           1996
                                                  ----------------------
                                                    BVFB   CTL  BVCC(1)   1995
                                                  -------- ---- -------- -------
                                                      (DOLLARS IN THOUSANDS)
Noninterest-earning deposits due from depository
 institutions...................................  $ 22,405 $605 $ 22,608 $24,144
Interest-earning deposits.......................       220  --       220   2,366
Short-term investments..........................    84,000  --    84,000  16,250
                                                  -------- ---- -------- -------
  Total.........................................  $106,625 $605 $106,828 $42,760
                                                  ======== ==== ======== =======

--------
(1) Intercompany depository accounts have been eliminated.

  Generally, the Company's banking depositories either pay interest on deposits or apply an imputed interest credit to deposit balances which is used as an offset to charges for banking services rendered. The Company has no compensating balance arrangements or lines of credit with banks. Cash balances for BVFB required to be held at the Federal Reserve Bank totaled approximately $5.5 million and $5.7 million at December 31, 1996 and 1995, respectively. There were no similar cash balance reserve requirements for CTL.

NOTE 4. INVESTMENT SECURITIES

  A summary of the Company's investment securities is as follows:

                                                     DECEMBER 31, 1996
                                             ----------------------------------
                                             AMORTIZED GROSS UNREALIZED  FAIR
                                               COST    GAINS  (LOSSES)   VALUE
                                             --------- ----- ---------- -------
                                                   (DOLLARS IN THOUSANDS)
Available-for-Sale
  U. S. Treasury Bills......................  $12,792  $--     $ --     $12,792
  Federal Home Loan Mortgage Corporation
   preferred stock..........................    1,000    10      --       1,010
                                              -------  ----    -----    -------
    Total...................................  $13,792  $ 10    $ --     $13,802
                                              =======  ====    =====    =======
Held-to-Maturity
  Federal Home Loan Mortgage Corporation
   debentures...............................  $ 5,004  $--     $ (27)   $ 4,977
  Federal Home Loan Mortgage Corporation
   notes....................................    5,000   --       (19)     4,981
  Federal Farm Credit Bank callable note....    5,000   --       (46)     4,954
  U.S. Treasury Bills.......................      200   --       --         200
                                              -------  ----    -----    -------
    Total...................................  $15,204  $--     $ (92)   $15,112
                                              =======  ====    =====    =======
                                                     DECEMBER 31, 1995
                                             ----------------------------------
                                             AMORTIZED GROSS UNREALIZED  FAIR
                                               COST    GAINS  (LOSSES)   VALUE
                                             --------- ----- ---------- -------
                                                   (DOLLARS IN THOUSANDS)
Available-for-Sale
  Federal Home Loan Mortgage Corporation and
   Student Loan Mortgage Association notes..  $ 7,000  $--     $ --     $ 7,000
  Federal Home Loan Mortgage Corporation
   preferred stock..........................    1,000    35      --       1,035
                                              -------  ----    -----    -------
    Total...................................  $ 8,000  $ 35    $ --     $ 8,035
                                              =======  ====    =====    =======
Held-to-Maturity
  Federal Home Loan Mortgage Corporation
   debentures...............................  $ 9,988  $--     $ (4)    $ 9,984
  Federal Home Loan Mortgage Corporation
   notes....................................   24,940    45      --      24,985
  Federal Farm Credit Bank callable note....    5,000   --       --       5,000
                                              -------  ----    -----    -------
    Total...................................  $39,928  $ 45    $ (4)    $39,969
                                              =======  ====    =====    =======

  The weighted average yield of investment securities available-for-sale and held-to-maturity at December 31, 1996 was 5.29% and 6.67%, respectively. The weighted average yield of investment securities available-for-sale and held-to-maturity at December 31, 1995 was 7.19% and 6.58%, respectively.

  There were no sales of investment securities during 1996 and 1995. During 1994, proceeds from sales of investment securities available-for-sale were $5.3 million and gross gains of $171,000 were realized on those sales.

  In conjunction with the pending securitization of CTL's auto loan portfolio, during the fourth quarter of 1996, CTL entered into a short sale of Treasury securities to hedge the valuations from movements in interest rates. A loss of $293,000 in accordance with generally accepted principles was recorded in the fourth quarter associated with this short sale of Treasury securities.

  The following table sets forth the contractual maturities and amortized cost of the Company's investment securities as of December 31, 1996:

                                              ONE YEAR THROUGH
                             WITHIN ONE YEAR     FIVE YEARS         TOTAL
                             ---------------- ---------------- ----------------
                                     WEIGHTED         WEIGHTED         WEIGHTED
                                     AVERAGE          AVERAGE          AVERAGE
                             AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD
                             ------- -------- ------- -------- ------- --------
                                           (DOLLARS IN THOUSANDS)
Available-for-Sale
  U.S. Treasury Bills....... $12,792   5.29%  $   --     --    $12,792   5.29%
                             =======   ====   =======   ====   =======   ====
Fair value.................. $12,792          $   --           $12,792
                             =======          =======          =======
Held-to-Maturity
  Federal Home Loan Mortgage
   Corporation debentures... $   --           $ 5,004   6.81%  $ 5,004   6.81%
  Federal Home Loan Bank
   callable note............     --             5,000   6.52     5,000   6.52
  Federal Farm Credit Bank
   callable note............            --      5,000   6.75     5,000   6.75
  U.S. Treasury Bills.......     200   4.75%      --               200   4.75
                             -------   ----   -------   ----   -------   ----
    Total................... $   200   4.75%  $15,004   6.69%  $15,204   6.67%
                             =======   ====   =======   ====   =======   ====
Fair value.................. $   200          $14,912          $15,112
                             =======          =======          =======

  The Company's investment in FHLMC preferred stock of $1.01 million has no scheduled maturity and is redeemable in whole or in part after June 30, 1997 at the option of FHLMC.

NOTE 5. MORTGAGE-BACKED SECURITIES

  A summary of the Company's mortgage-backed securities is as follows:

                                                     DECEMBER 31, 1996
                                            -----------------------------------
                                            AMORTIZED GROSS UNREALIZED   FAIR
                                              COST    GAINS  (LOSSES)   VALUE
                                            --------- ----- ---------- --------
                                                  (DOLLARS IN THOUSANDS)
Available-for-Sale
  Federal National Mortgage Association.... $ 84,401  $ --   $ (1,247) $ 83,154
                                            ========  =====  ========  ========
Held-to-Maturity
  Federal Home Loan Mortgage Corporation... $202,402  $  77  $ (4,805) $197,674
  Federal National Mortgage Association....  285,495    104    (6,754)  278,845
  Government National Mortgage Association.      660     22       --        682
  Financial institutions and financial
   intermediaries..........................    5,902    358       --      6,260
                                            --------  -----  --------  --------
                                            $494,459  $ 561  $(11,559) $483,461
                                            ========  =====  ========  ========
                                                     DECEMBER 31, 1995
                                            -----------------------------------
                                            AMORTIZED GROSS UNREALIZED   FAIR
                                              COST    GAINS  (LOSSES)   VALUE
                                            --------- ----- ---------- --------
                                                  (DOLLARS IN THOUSANDS)
Available-for-Sale
  Federal Home Loan Mortgage Corporation... $ 13,457  $ --   $   (199) $ 13,258
  Federal National Mortgage Association....  113,543    --     (1,135)  112,408
  Government National Mortgage Association.   24,000    482      (370)   24,112
                                            --------  -----  --------  --------
                                            $151,000  $ 482  $ (1,704) $149,778
                                            ========  =====  ========  ========
Held-to-Maturity
  Federal Home Loan Mortgage Corporation... $242,839  $ 173  $ (3,224) $239,788
  Federal National Mortgage Association....  329,090    242    (4,035)  325,297
  Government National Mortgage Association.      893     31       --        924
  Financial institutions and financial
   intermediaries..........................    6,128    460       (1)     6,587
  Other nonrated, nonresidential real
   estate..................................    2,650     75       --      2,725
                                            --------  -----  --------  --------
                                            $581,600  $ 981  $ (7,260) $575,321
                                            ========  =====  ========  ========

  The weighted average yield of mortgage-backed securities available-for-sale and held-to-maturity at December 31, 1996 was 6.61% and 6.44%, respectively. The weighted average yield of mortgage-backed securities available-for-sale and held-to-maturity at December 31, 1995 was 6.72% and 6.58%, respectively.

  Adjustable rate mortgage-backed securities included above totaled $664,000 at December 31, 1996 and $725,000 at December 31, 1995. The Company uses mortgage-backed securities as full or partial collateral for borrowings. The total amount of pledged mortgage-backed securities at December 31, 1996 and 1995 was $560.0 million and $551.1 million, respectively.

  Proceeds from sales of mortgage-backed securities ("MBS") available-for-sale during 1996 were $54.5 million. Gross gains of $411,000 and gross losses of $918,000 were realized on those sales. Proceeds from the sale of MBS held-to-maturity (scheduled to mature three months from sale date) during 1996 was $2.6 million and there was no gain or loss on this sale. Proceeds from sales of mortgage-backed securities available-for-sale during 1995 were $101.2 million. Gross gains of $688,000 and gross losses of $2.9 million were realized on those sales. There were no sales of mortgage-backed securities in 1994.

  The following table sets forth the remaining contractual terms to maturity of the Company's mortgage-backed securities portfolio as of December 31, 1996 which is held exclusively by BVFB:

                                           OVER ONE YEAR   OVER FIVE YEARS
                                            THROUGH FIVE     THROUGH TEN
                          WITHIN ONE YEAR      YEARS            YEARS       OVER TEN YEARS         TOTAL
                          --------------- ---------------- --------------- ----------------- -----------------
                                 WEIGHTED         WEIGHTED        WEIGHTED          WEIGHTED          WEIGHTED
                                 AVERAGE          AVERAGE         AVERAGE           AVERAGE           AVERAGE
                          AMOUNT  YIELD   AMOUNT   YIELD   AMOUNT  YIELD    AMOUNT   YIELD    AMOUNT   YIELD
                          ------ -------- ------- -------- ------ -------- -------- -------- -------- --------
                                                         (DOLLARS IN THOUSANDS)
Available-for-Sale
FNMA....................   $ --             $ --            $ --           $ 84,401   6.61%  $ 84,401   6.61%
                          ======          =======          ======          ========  =====   ========  =====
Fair Value..............   $ --             $ --            $ --           $ 83,154          $ 83,154
                          ======          =======          ======          ========          ========
Held-to-Maturity
 FHLMC, FNMA and GNMA...  $3,614   5.12%  $27,852   5.09%  $5,167   7.45%  $451,924   6.47%  $488,557   6.39%
 Financial institutions
  and intermediaries....     --               131   8.88%     --              5,771  10.22%     5,902  10.19%
                          ------   ----   -------   ----   ------   ----   --------  -----   --------  -----
 Total amortized cost...  $3,614   5.12%  $27,983   5.11%  $5,167   7.45%  $457,695   6.52%  $494,459   6.44%
                          ======   ====   =======   ====   ======   ====   ========  =====   ========  =====
Fair Value..............  $3,590          $27,590          $5,159          $447,121          $483,461
                          ======          =======          ======          ========          ========

NOTE 6. LOANS RECEIVABLE

  The Company originates loans for the purpose of enabling borrowers to purchase or refinance multifamily (five or more units) and nonresidential real estate through its wholly owned subsidiary, BVFB. During 1996, management re-directed its business lending practices whereas it de-emphasized its focus on single family real estate lending. As a result, the Company discontinued its loan origination operations for those specific products. BVFB's loans receivable are primarily secured by real property located in Northern California with the heaviest concentration in the counties of San Mateo, San Francisco and Santa Clara. Although BVFB has a diversified loan portfolio, the geographic concentration of its borrowers implies a dependence on the regional economy and local real estate markets. The loan portfolio for CTL consists primarily of consumer loans. CTL's auto loans are classified as held-for-sale because they are expected to be sold to BVSC for subsequent securitization. The following is a summary of the Company's loans receivable which includes loans held-for-sale at December 31, 1996:

                                                DECEMBER 31,
                                  --------------------------------------------
                                               1996
                                  --------------------------------
                                     BVFB       CTL        BVCC        1995
                                  ----------  --------  ----------  ----------
                                           (DOLLARS IN THOUSANDS)
Mortgage loans:
 Residential
   Single family (one to four
    units)....................... $  610,607  $ 81,479  $  692,086  $  731,310
   Multifamily (five or more
    units).......................  1,033,252    15,039   1,048,291     995,038
 Nonresidential..................    367,104    14,718     381,822     333,236
                                  ----------  --------  ----------  ----------
                                   2,010,963   111,236   2,122,199   2,059,584
Consumer loans:
 Auto loans......................     21,703   293,736     315,439       2,367
 Home equity and other...........     36,058    31,960      68,018      32,482
                                  ----------  --------  ----------  ----------
                                      57,761   325,696     383,457      34,849
                                  ----------  --------  ----------  ----------
Gross loans receivable...........  2,068,724   436,932   2,505,656   2,094,433
Advances to borrowers............      1,173       --        1,173         607
Less:
 Net deferred loan origination
  fees...........................     (2,405)      --       (2,405)     (1,009)
 Unearned discounts and premiums.       (694)      --         (694)     (1,749)
 Allowance for loan losses.......    (26,681)   (2,332)    (29,013)    (30,014)
                                  ----------  --------  ----------  ----------
                                     (29,780)   (2,332)    (32,112)    (32,772)
                                  ----------  --------  ----------  ----------
                                  $2,040,117  $434,600  $2,474,717  $2,062,268
                                  ==========  ========  ==========  ==========

  BVFB has historically sold (none in 1996 and 1995) mortgage loans to the secondary market and usually retained responsibility for servicing the loans. At December 31, 1996, 1995 and 1994, BVFB serviced participating interests in loans sold of $412.4 million, $466.5 million, and $541.0 million, respectively.

  The Company has agreed to modifications of certain multifamily and nonresidential mortgage loans. The modifications have taken the form of interest rate concessions, and/or payment concessions. Such loan modifications are considered troubled debt restructurings (see Note 1) and are entered into with the objective of maximizing the Company's long-term recovery of the investment in the loan when a borrower is experiencing financial difficulties. The Company has no commitments to lend additional funds to borrowers whose loans were so modified. In the aggregate, the Company's investment in troubled debt restructurings (excluding troubled debt restructurings classified as nonaccrual loans) was $509,000 and $15.6 million at December 31, 1996 and 1995, respectively. Under their original terms, interest income with respect to these loans would not have been significant in 1996 and would have been $1.1 million in 1995 and $863,000 in 1994. Actual interest recognized by the Company on these modified loans was not significant in 1996 and was $1.1 million in 1995 and $920,000 in 1994.

  At December 31, 1996 and 1995, nonaccrual loans totaled $16.1 million and $10.8 million, respectively. Interest on nonaccrual loans that was not recorded in income was $735,000, $623,000 and $2.8 million for years ended December 31, 1996, 1995, and 1994, respectively. Actual interest recognized by the Company on these nonaccrual loans was not significant in 1996 or 1995. At December 31, 1996, the Company had no commitments to lend additional funds to these borrowers.

  The average investment in impaired loans during 1996 and 1995 was $15.1 million and $38.5 million, respectively. Impaired loans recorded in accordance with SFAS 114 consist of nonperforming loans (see Note 1) and troubled debt restructurings as follows:

                                                          DECEMBER 31,
                                                 ------------------------------
                                                          1996
                                                 ----------------------
                                                  BVFB    CTL    BVCC    1995
                                                 ------- ------ ------- -------
                                                     (DOLLARS IN THOUSANDS)
Nonperforming loans............................. $14,033 $2,092 $16,125 $10,755
Troubled debt restructurings....................     509    --      509  15,641
                                                 ------- ------ ------- -------
                                                 $14,542 $2,092 $16,634 $26,396
                                                 ======= ====== ======= =======

  The following table summarizes the changes in the allowance for loan losses for the periods indicated (including CTL effective June 1, 1996):

                                           YEARS ENDED DECEMBER 31,
                                    ------------------------------------------
                                             1996              1995     1994
                                    ------------------------  -------  -------
                                     BVFB     CTL     BVCC
                                    -------  ------  -------
                                            (DOLLARS IN THOUSANDS)
Balance at beginning of year....... $30,014  $2,860  $32,874  $29,115  $33,790
Charge-offs:
  Mortgage.........................  (5,706)   (221)  (5,927)  (4,727)  (8,428)
  Consumer.........................     (8)    (466)    (474)    (152)     (86)
                                    -------  ------  -------  -------  -------
                                     (5,714)   (687)  (6,401)  (4,879)  (8,514)
Recoveries:
  Mortgage.........................     522     --       522    1,424    1,337
  Consumer.........................      59      61      120       70      135
                                    -------  ------  -------  -------  -------
                                        581      61      642    1,494    1,472
Net charge-offs....................  (5,133)   (626)  (5,759)  (3,385)  (7,042)
Provision for loan losses..........   1,800      98    1,898    4,284    2,367
                                    -------  ------  -------  -------  -------
Balance at end of year............. $26,681  $2,332  $29,013  $30,014  $29,115
                                    =======  ======  =======  =======  =======
Allowance for loans by category:
  Mortgage......................... $26,157  $1,812  $27,969  $29,541  $28,560
  Consumer.........................     524     520    1,044      473      555
                                    -------  ------  -------  -------  -------
    Total.......................... $26,681  $2,332  $29,013  $30,014  $29,115
                                    =======  ======  =======  =======  =======

  Allowance for loan losses was provided for all impaired loans at December 31, 1996 and 1995. The portion of the total allowance for loan losses that was attributable to impaired loans was $1.9 million and $5.1 million at December 31, 1996 and 1995, respectively. Provision for loan losses, charge-offs and recoveries relating to impaired loans were $1.9 million, $6.4 million and $0.6 million for the year ended December 31, 1996 and $4.3 million, $4.9 million and $1.5 million for the year ended December 31, 1995, respectively.

  To facilitate the sale of real estate loans, the Company has in the past occasionally offered a recourse guaranty on loans sold whereby the Company agreed to repurchase or substitute loans that became 90 days delinquent. In addition, the Company on occasion subordinated its retained participation interest in sold loans. At December 31, 1996 and 1995, the Company had outstanding recourse and subordination contingencies relating to principal of $54.3 million and $56.0 million, respectively, on sold mortgage loans.

  At December 31, 1996 and 1995, mortgage loans aggregating $1.13 billion and $1.24 billion respectively, were pledged as collateral for advances from the FHLBSF.

NOTE 7. PREMISES AND EQUIPMENT

                                                      DECEMBER 31,
                                             ---------------------------------
                                                      1996
                                             ------------------------
                                              BVFB     CTL     BVCC     1995
                                             -------  ------  -------  -------
                                                 (DOLLARS IN THOUSANDS)
Land........................................ $   214   $ --   $   214  $ 4,777
Buildings...................................     336     --       336   10,237
Capitalized leases..........................   3,979     --     3,979    3,979
Leasehold improvements......................   5,495   1,422    6,917    5,486
Furniture and equipment.....................  10,281   4,455   14,736   12,456
Construction in progress....................     361     --       361    3,523
                                             -------  ------  -------  -------
                                              20,666   5,877   26,543   40,458
Less:
Accumulated depreciation and amortization... (14,769) (4,869) (19,638) (17,174)
Reserve for write-down on corporate office
 complex....................................     --      --       --    (7,100)
                                             -------  ------  -------  -------
                                             $ 5,897  $1,008  $ 6,905  $16,184
                                             =======  ======  =======  =======

  During the fourth quarter of 1995, the Company recorded a charge of $7.1 million to adjust the carrying amount of the land and building of its San Mateo, California corporate office complex to its estimated fair value less costs to sell as a result of its decision to pursue a sale of the complex. The Company recorded additional charges of $500,000 as a result of the sale of the complex in September 1996. During 1996, the Company wrote off $1.2 million of computer hardware equipment as a result of new specifications relating to the Company's long-term information services technology agreement with an outside data processing services vendor. Depreciation and amortization expense for the years ended December 31, 1996, 1995 and 1994 was $2.2 million, $3.1 million and $3.1 million, respectively.

NOTE 8. INTANGIBLE ASSETS

                                                            DECEMBER 31,
                                                    ----------------------------
                                                            1996
                                                    ---------------------
                                                     BVFB   CTL    BVCC    1995
                                                    ------ ------ ------- ------
                                                       (DOLLARS IN THOUSANDS)
Core deposit premiums.............................. $3,810  $ --  $ 3,810 $5,835
Goodwill...........................................    --   6,387   6,387    --
                                                    ------ ------ ------- ------
                                                    $3,810 $6,387 $10,197 $5,835
                                                    ====== ====== ======= ======

 Core deposit premiums of $274,000 were written off during 1996 due to a branch closure. During the fourth quarter of 1995, core deposit premiums of $854,000 were written-off for the year ended December 31, 1995 resulting from an impairment in the value of core deposit premiums that was attributable to higher than expected decay rates in the customer deposits acquired. The balance of core deposit premiums was subsequently amortized over its remaining useful life. There were no core deposit premiums written off during 1994. Amortization expense for core deposit premiums was $1.8 million, $1.9 million and $2.0 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  During the fourth quarter of 1995, BVFB explored the sale and/or exchange of certain of its acquired branches which had purchased goodwill dating from 1981. Based on offers received and management's estimate of undiscounted future cash flows, it was determined that the recovery of the goodwill associated with these branches was no longer recoverable. Correspondingly, related unamortized goodwill of $758,000 was written off in 1995. Amortization expense for goodwill was $581,000 for the year ended December 31, 1996 and $396,000 for each of the years ended December 31, 1995 and 1994.

NOTE 9. CUSTOMER DEPOSITS

                                                       DECEMBER 31, 1996
                                                   -----------------------------
                                                                        WEIGHTED
                                                                 % OF   AVERAGE
                                                     AMOUNT      TOTAL    RATE
                                                   ----------    -----  --------
                                                    (DOLLARS IN THOUSANDS)
BVFB:
  Passbook accounts............................... $  189,279     12.0%   2.38%
  Checking accounts...............................    111,699      7.1    0.78
  Money market accounts...........................    176,799     11.2    3.90
                                                   ----------    -----    ----
  Transaction accounts............................    477,777     30.3    2.57
  Certificates of deposit.........................  1,100,559     69.7    5.48
                                                   ----------    -----    ----
                                                   $1,578,336(1) 100.0%   4.60%
                                                   ==========    =====    ====
CTL:
  Money market accounts........................... $   16,057      8.6%   4.16%
  Thrift certificates.............................    169,837     91.4    5.55
                                                   ----------    -----    ----
                                                   $  185,894    100.0%   5.43%
                                                   ==========    =====    ====
BVCC:
  Passbook accounts............................... $  189,279     10.7%   2.38%
  Checking accounts...............................    111,436      6.3    0.78
  Money market accounts...........................    192,856     10.9    3.92
                                                   ----------    -----    ----
  Transaction accounts............................    493,571     27.9    2.62
  Certificates of deposit.........................  1,100,559     62.4    5.48
  Thrift certificates.............................    169,837      9.7    5.55
                                                   ----------    -----    ----
                                                   $1,763,967(1) 100.0%   4.69%
                                                   ==========    =====    ====

--------
(1) Intercompany deposit accounts have been eliminated

                                                        DECEMBER 31, 1995
                                                   -----------------------------
                                                                        WEIGHTED
                                                                 % OF   AVERAGE
                                                     AMOUNT      TOTAL    RATE
                                                   ----------    -----  --------
                                                    (DOLLARS IN THOUSANDS)
  Passbook accounts............................... $  173,739      9.6%   2.93%
  Checking accounts...............................    107,595      5.9    0.80
  Money market accounts...........................    106,276      5.8    3.09
                                                   ----------    -----    ----
  Transaction accounts                                387,610     21.3    2.38
  Certificates of deposit                           1,432,230     78.7    6.02
                                                   ----------    -----    ----
                                                   $1,819,840    100.0%   5.24%
                                                   ==========    =====    ====

  Noninterest bearing deposits were $24.6 million and $13.3 million as of December 31, 1996 and 1995, respectively. Customer deposits at December 31, 1996 included certificates of deposit scheduled to mature as follows:

                                                     BVFB      CTL       BVCC
                                                  ---------- -------- ----------
                                                      (DOLLARS IN THOUSANDS)
      1997....................................... $  878,878 $122,404 $1,001,282
      1998.......................................    179,045   33,949    212,994
      1999.......................................     27,830    8,353     36,183
      2000.......................................     11,139    3,311     14,450
      2001.......................................      3,667    1,820      5,487
                                                  ---------- -------- ----------
        Total.................................... $1,100,559 $169,837 $1,270,396
                                                  ========== ======== ==========

  Interest expense on customer deposits by deposit type is as follows (including CTL effective June 1, 1996):

                                             YEARS ENDED DECEMBER 31,
                                     -------------------------------------------
                                               1996               1995    1994
                                     ------------------------    ------- -------
                                      BVFB     CTL     BVCC
                                     ------- ------- --------
                                              (DOLLARS IN THOUSANDS)
      Passbook accounts............  $ 5,335   $ --  $  5,335    $ 3,777 $ 3,673
      Checking and money market
       accounts....................    5,726     393    6,095      4,468   4,625
      Certificates of deposit......   73,429     --    73,429     85,153  57,274
      Brokered retail certificates.      --      --       --         --      852
      Thrift certificates..........      --  $15,366   15,366        --      --
                                     ------- ------- --------    ------- -------
                                     $84,490 $15,759 $100,225(1) $93,398 $66,424
                                     ======= ======= ========    ======= =======

--------
(1) Intercompany amounts have been eliminated

NOTE 10. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF SAN FRANCISCO

  At December 31, 1996 and 1995, BVFB had the following advances outstanding with the following maturities and rates:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                                     INTEREST
                                                   PRINCIPAL AMOUNTS   RATES
                                                   ----------------- ----------
                                                     1996     1995   1996  1995
                                                   -------- -------- ----  ----
                                                     (DOLLARS IN THOUSANDS)
      1996........................................ $    --  $486,940  --   6.69%
      1997........................................  774,480   96,580 5.69% 5.63
      1998........................................  108,270  108,270 5.87  5.88
      1999........................................   35,000   35,000 5.84  5.84
      2000........................................   20,000   20,000 5.88  5.88
      2001........................................   40,000   20,000 7.18  8.66
                                                   -------- -------- ----  ----
                                                   $977,750 $766,790 5.78% 6.43%
                                                   ======== ======== ====  ====

  FHLBSF advances at December 31, 1996 included $25 million of borrowings maturing in 1997 and 1998 at interest rates that reset monthly based on the Eleventh District Cost of Funds Index and $20 million of borrowings maturing in 2001 at interest rates that reset semi-annually based on the 6-month LIBOR rate. The advances were collateralized by loans and mortgage-backed securities totaling $1.70 billion and $1.61 billion at December 31, 1996 and 1995, respectively.

  BVFB is a member of the Federal Home Loan Bank System. As a member, BVFB is required to purchase stock in the FHLBSF at an amount equal to the greater of 1% of BVFB's residential mortgage loans or 5% of outstanding FHLBSF advances. The stock is purchased at par value ($100 per share) and shares of stock held in excess of the minimum requirement may be sold back to the FHLBSF at par value. BVFB records its investment in FHLBSF stock at cost (par value). At December 31, 1996, BVFB's investment was $49.6 million and its minimum required investment was $48.9 million. The stock is pledged as collateral for advances from the FHLBSF. The FHLBSF generally declares quarterly stock dividends. The amount of FHLBSF dividends recorded in income during the years ended December 31, 1996, 1995 and 1994 was $2.5 million, $2.2 million, and $2.3 million, respectively.

  As part of its asset/liability management strategy to reduce interest rate risk exposure, the Company prepaid $45 million of its advances from the FHLBSF, and during the fourth quarter of 1995, committed to prepay $145 million of its FHLBSF advances in February 1996. Accordingly, the Company incurred a prepayment charge of $2.5 million (net of applicable income taxes) in connection with the early retirement of FHLBSF advances which was reported as an extraordinary item in 1995.

NOTE 11. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Securities sold under agreements to repurchase are effectively borrowings secured by mortgage-backed securities. The securities sold under the terms of these agreements are safekept for the Company by the registered primary securities dealers who arrange the transactions. Borrowings under reverse repurchase agreements at December 31, 1996 and 1995 were $210.6 million and $166.7 million, respectively. The weighted average interest rate on reverse repurchase agreements at December 31, 1996 and 1995 were 5.53% and 6.13%, respectively.

  These borrowings have maturities of one year or less and are collateralized by mortgage-backed securities aggregating $218.2 million and $172.2 million respectively, at December 31, 1996 and 1995. The contractually required market values of the collateral may range up to 106% of the borrowings. The market value of the mortgage-backed securities collateralizing such borrowings at December 31, 1996 and 1995 was $218.7 million and $174.8 million, respectively.

NOTE 12. SENIOR DEBENTURES

  In May 1996, Bay View Capital Corporation issued $50 million of Senior Debentures of which a portion was used to partially finance the acquisition of CTL. The Senior Debentures are due June 1, 1999 and pay interest semi-annually at a rate of 8.42%.

NOTE 13. INCOME TAXES

  The Company files consolidated federal tax returns with its wholly owned subsidiaries. Income tax expense (benefit) before extraordinary items is summarized as follows for the years ended December 31:

                                                      FEDERAL   STATE    TOTAL
                                                      -------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
1996:
  Current............................................ $ 3,007  $   352  $ 3,359
  Deferred...........................................   3,046    1,872    4,918
                                                      -------  -------  -------
                                                      $ 6,053  $ 2,224  $ 8,277
                                                      =======  =======  =======
1995:
  Current............................................ $(5,652) $(2,482) $(8,134)
  Deferred...........................................   5,135    2,291    7,426
                                                      -------  -------  -------
                                                      $  (517) $  (191) $  (708)
                                                      =======  =======  =======
1994:
  Current............................................ $ 4,237  $ 2,669  $ 6,906
  Deferred...........................................     883       39      922
                                                      -------  -------  -------
                                                      $ 5,120  $ 2,708  $ 7,828
                                                      =======  =======  =======

  Following is a summary of current and deferred income taxes included in other assets (liabilities):

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
      Current receivable (payable)................... $     2,735  $    (6,248)
      Deferred asset (liability).....................      (4,698)      11,683
                                                      -----------  -----------
                                                          $(1,963) $     5,435
                                                      ===========  ===========

  The differences between the effective tax rates and the federal statutory rates were as follows:

                                                     YEARS ENDED DECEMBER
                                                             31,
                                                     ------------------------
                                                      1996    1995     1994
                                                     ------   -----   -------
                                                         (DOLLARS IN
                                                          THOUSANDS)
   Federal tax expense, computed at statutory rate
    of 35%
    for 1996, 1995 and 1994......................... $6,736   $(999)  $ 7,819
   Revision of prior year estimates.................    --      --     (2,100)
   State tax expense, net of federal tax benefit....  2,439    (192)    1,587
   Other, net.......................................   (898)    483       522
                                                     ------   -----   -------
                                                     $8,277   $(708)  $ 7,828
                                                     ======   =====   =======
   Effective tax rate, as a percentage of income
    before income tax expense (benefit) and
    extraordinary items.............................   43.0 % (24.8)%    35.0 %
                                                     ======   =====   =======

  The components of the net deferred tax assets as of December 31, 1996 and 1995 were as follows:

                                                               1996      1995
                                                             --------  --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
      Deferred tax assets:
        Provision for loan losses........................... $ 10,579  $ 12,508
        Real estate joint ventures..........................    1,130     1,090
        Depreciation........................................    1,947     1,476
        State income taxes..................................      830       235
        Intangible assets...................................    3,327     3,505
        Unrealized loss on securities available-for-sale....      532       504
        Leases..............................................    1,347       787
        Prepayment penalties................................      --      1,815
        Write-down of corporate office complex..............      996     2,823
        Other...............................................    3,776     2,579
                                                             --------  --------
        Gross deferred tax assets...........................   24,464    27,322
                                                             --------  --------
      Deferred tax liabilities:
        Excess over base year reserves......................     (993)     (914)
        Unrealized gain on loans available-for-sale.........  (12,745)      --
        Loan fees...........................................   (7,213)   (8,411)
        FHLBSF stock dividends..............................   (6,677)   (5,405)
        Capitalized excess servicing fees...................     (263)     (456)
        Other...............................................   (1,271)     (453)
                                                             --------  --------
        Gross deferred tax liabilities......................  (29,162)  (15,639)
                                                             --------  --------
        Net deferred tax asset (liability).................. $ (4,698) $ 11,683
                                                             ========  ========

  In accordance with SFAS 109, a deferred tax liability has not been recognized for the bad debt reserves of the Company which arose in the tax years which began prior to December 31, 1987. At December 31, 1996 and 1995, the amount of these reserves was approximately $17.0 million.

  The amount of unrecognized deferred tax liability at December 31, 1996 and 1995 was approximately $6.1 million. The deferred tax liability could be recognized if in the future there is a change in federal tax law, certain distributions are made with respect to the stock of the savings institution, or the bad debt reserves are used for any purpose other than absorbing bad debt losses.

  During 1996, the Company and the Internal Revenue Service ("IRS") reached a final agreement to resolve certain disputed issues related to the taxable years 1987 through 1989. The principal disputed issues related to various savings and loan industry tax issues for which the Company had previously provided deferred taxes.

  As a result of reaching a tentative agreement in 1994, the Company reduced its 1994 income tax expense by approximately $2.1 million. The reduction in 1994 income tax expense represented an adjustment to the Company's current and deferred tax liabilities (including the estimated effect of the IRS agreement on the Company's California franchise tax returns).

  The acquisition of CTL during 1996 increased deferred income tax liabilities by $7.3 million.

NOTE 14. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS

  Federal legislation to recapitalize and fully fund the Savings Association Insurance Fund ("SAIF") was signed into law on September 30, 1996. Customer deposits for BVFB are SAIF-insured, and as a result of the legislation BVFB was required to pay a one-time special assessment of $11.7 million pre-tax ($6.7 million after tax or $.485 per share). The legislation had no effect on CTL, as its deposits are insured under the Bank Insurance Fund.

  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BVFB and CTL must meet specific capital guidelines that involve quantitative measures of BVFB's or CTL's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. BVFB's and CTL's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

BAY VIEW FEDERAL BANK

  The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") provides definitions of regulatory capital (tangible capital, core capital and risk-based capital) and methods of calculating the minimum requirement for each type of capital. The tangible capital requirement is 1.5% of tangible assets. The core capital requirement is 3.0% of tangible assets plus qualifying intangibles. The risk-based capital requirement is 8.0% of risk-weighted assets. At December 31, 1996, BVFB's fully phased-in regulatory capital exceeds the minimum requirements of each regulatory capital standard in effect on such date as follows:

                                                     MINIMUM
                                      ACTUAL         REQUIRED         EXCESS
                                  --------------  --------------  --------------
                                   AMOUNT  RATIO   AMOUNT  RATIO   AMOUNT  RATIO
                                  -------- -----  -------- -----  -------- -----
                                             (DOLLARS IN THOUSANDS)
Tangible......................... $165,110  5.52% $ 44,860 1.50%  $120,250 4.02%
Core (Leverage).................. $168,782  5.64% $ 89,829 3.00%  $ 78,953 2.64%
Risk-based....................... $190,981 10.74% $142,308 8.00%  $ 48,673 2.74%

  The following table is a reconciliation of BVFB's capital (excluding unrealized loss on securities available-for-sale, net of tax benefit) under Generally Accepted Accounting Principles ("GAAP") with its regulatory capital at December 31, 1996:

                                                                        RISK-
                                                   TANGIBLE    CORE     BASED
                                                   --------  --------  --------
                                                     (DOLLARS IN THOUSANDS)
BVFB stockholder's equity (GAAP).................. $170,847  $170,847  $170,847
Increase (decrease):
  Unrealized loss on securities...................      713       713       713
  Core deposit premiums...........................   (3,810)     (138)     (138)
  Nonincludable investments in subsidiary.........   (2,640)   (2,640)   (2,640)
  Nonqualifying equity investments................      --        --       (124)
  Qualifying general loan loss allowances.........      --        --     22,323
                                                   --------  --------  --------
BVFB regulatory capital........................... $165,110  $168,782  $190,981
                                                   ========  ========  ========

  The Federal Deposit Insurance Corporation Improvement Act of 1991 required each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, the Office of Thrift Supervision adopted final rules, effective December 19, 1992, based on FDICIA's five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

  The regulations provide that a savings institution is well capitalized if its Tier II risk-based capital ratio is 10% or greater, its Tier I risk-based capital ratio is 6% or greater, its leverage ratio is 5% or greater, and the institution is not subject to a capital directive. As used herein, Tier II risk-based capital ratio means the ratio of Tier II risk-based capital to risk-weighted assets, Tier I capital ratio means the ratio of core capital to risk-weighted assets, and leverage ratio means the ratio of core capital to adjusted total assets, in each case as calculated in accordance with current OTS capital regulations. As of December 31, 1996 and 1995, the most recent notification from the OTS categorized BVFB as well capitalized. There are no conditions or events since that notification that management believes have changed BVFB's category.

  Under capital guidelines enacted by FDICIA, BVFB met the criteria for the "well capitalized" standard at December 31, 1996 and 1995 as follows:

                                               DECEMBER 31, 1996
                                  ---------------------------------------------
                                                       WELL
                                                   CAPITALIZED
                                      ACTUAL       REQUIREMENT       EXCESS
                                  --------------  --------------  -------------
                                   AMOUNT  RATIO   AMOUNT  RATIO  AMOUNT  RATIO
                                  -------- -----  -------- -----  ------- -----
                                            (DOLLARS IN THOUSANDS)
Leverage......................... $168,782  5.64% $149,716  5.00% $19,066 0.64%
Tier I risk-based................ $168,782  9.49% $106,731  6.00% $62,051 3.49%
Tier II risk-based............... $190,981 10.74% $177,885 10.00% $13,096 0.74%
                                               DECEMBER 31, 1995
                                  ---------------------------------------------
                                                       WELL
                                                   CAPITALIZED
                                      ACTUAL       REQUIREMENT       EXCESS
                                  --------------  --------------  -------------
                                   AMOUNT  RATIO   AMOUNT  RATIO  AMOUNT  RATIO
                                  -------- -----  -------- -----  ------- -----
                                            (DOLLARS IN THOUSANDS)
Leverage......................... $158,378  5.28% $150,030  5.00% $ 8,348 0.28%
Tier I risk-based................ $158,378  9.25% $102,693  6.00% $55,685 3.25%
Tier II risk-based............... $179,865 10.51% $171,155 10.00% $ 8,710 0.51%

  Currently, the OTS has deferred implementation of the interest rate risk component for institutions with a greater than "normal" (i.e. greater than 2%) level of interest rate risk exposure. As of December 31, 1996, if the interest rate risk component regulation had been implemented, BVFB would not have been subject to an interest rate risk capital deduction for risk-based capital purposes.

  The Company is a legal entity separate and distinct from BVFB. The Company's principal source of funds on an unconsolidated basis is expected dividends from its wholly owned subsidiaries. Dividends declared by BVFB to the Company were $0 in 1996, $29.4 million in 1995 and $4.4 million in 1994. There are various statutory and regulatory limitations on the extent to which BVFB can pay dividends to, make investments in or loans to, or otherwise supply funds to the Company. Based on the current financial status of BVFB, the Company believes that such limitations and restrictions will not impair the Company's ability to continue to pay the current level of dividends.

CALIFORNIA THRIFT & LOAN

  As of December 31, 1996, the most recent notification from the FDIC categorized CTL as well capitalized. There are no conditions or events since that notification that management believes have changed CTL's category. CTL's capital ratios at December 31, 1996 are as follows:

                                                WELL CAPITALIZED
                                    -------------------------------------------
                                       ACTUAL       REQUIREMENT      EXCESS
                                    -------------  -------------  -------------
                                    AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT  RATIO
                                    ------- -----  ------- -----  ------- -----
                                             (DOLLARS IN THOUSANDS)
Leverage........................... $43,462  9.50% $22,885  5.00% $20,577 4.50%
Tier I Risk-based.................. $43,462  9.97% $26,164  6.00% $17,298 3.97%
Tier II Risk-based................. $48,913 11.33% $43,179 10.00% $ 5,734 1.33%

  CTL declared and paid a dividend of $15 million in 1996 to return excess capital to the Company.

NOTE 15. STOCK REPURCHASE PROGRAM

  During 1995, the Company's Board of Directors authorized a stock repurchase program enabling the Company to purchase up to 1,200,000 shares of the Company's common stock which was subsequently increased in 1996 to a total of 1,600,000 shares authorized for repurchase. As of December 31, 1996, the Company had completed its previously announced stock buy back of 1,600,000 shares (610,000 shares in 1995 and 990,000 in 1996) which were repurchased at an average cost of $15.985.

  On January 22, 1997, the Company announced that its Board of Directors has authorized the repurchase of an additional $25 million of shares of the Company's common stock.

NOTE 16. STOCK OPTIONS

  The Company has adopted the "Amended and Restated 1986 Stock Option and Incentive Plan" and the "1995 Stock Option and Incentive Plan" which authorize the issuance of up to 1,759,430 and 1,000,000 shares of common stock, respectively. The Company has also adopted a Non-Employee Director Stock Option Plan which authorizes the issuance of up to 550,000 additional shares of common stock. The stock option plans were approved by the Company's stockholders.

                                1986 STOCK              NON-EMPLOYEE
                                  OPTION    1995 STOCK    DIRECTOR
                                   PLAN     OPTION PLAN OPTION PLAN    TOTAL
                                ----------  ----------- ------------ ----------
Shares reserved for issuance...  1,759,430   1,000,000     550,000    3,309,430
Granted........................ (2,048,816)   (602,000)   (456,000)  (3,106,816)
Canceled.......................    290,074      20,000      20,000      330,074
Expired........................       (688)        --          --          (688)
                                ----------   ---------    --------   ----------
Total available for grant......          0     418,000     114,000      532,000
                                ==========   =========    ========   ==========

  At December 31, 1996, the Company had outstanding non-qualified options for all three plans with expiration dates from 1997 to 2006, as follows:

                                                 NUMBER OF               AVERAGE
                                                  OPTION      EXERCISE    PRICE
                                                  SHARES    PRICE RANGE   RANGE
                                                 ---------  ------------ -------
Outstanding at December 31, 1993................ 1,232,592  $ 6.97-11.87 $ 8.94
Granted.........................................    52,000   10.75-11.94  10.84
Exercised.......................................  (225,422)   6.97- 9.81   8.47
                                                 ---------  ------------ ------
Outstanding at December 31, 1994................ 1,059,170    6.97-11.94   9.14
Granted.........................................   434,000    9.37-13.31  12.28
Exercised.......................................  (477,232)   6.97-11.06   9.00
Canceled........................................   (38,844)   8.75-12.50  11.46
                                                 ---------  ------------ ------
Outstanding at December 31, 1995................   977,094    6.97-13.31  10.51
Granted.........................................   424,000   13.47-18.87  16.01
Exercised.......................................  (202,204)   6.97-12.50   9.20
Canceled........................................   (44,000)  12.50-12.81  12.78
                                                 ---------  ------------ ------
Outstanding at December 31, 1996................ 1,154,890  $ 7.28-18.87 $12.67
                                                 =========  ============ ======
Options exercisable at December 31, 1996........   756,890  $ 7.28-18.87 $11.19
                                                 =========  ============ ======

STATEMENT OF FINANCIAL ACCOUNTING STANDARD (SFAS) NO. 123 PRO FORMA DISCLOSURE

  The Company accounts for its stock option grants in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees." Had compensation cost been recorded based on SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
                                                                  (DOLLARS IN
                                                                   THOUSANDS
                                                                  EXCEPT PER
                                                                SHARE AMOUNTS)
Net income (loss):
  Actual....................................................... $10,969 $(4,690)
  Pro forma.................................................... $10,255 $(5,239)
Primary net income (loss) per share:
  Actual....................................................... $  0.79 $ (0.32)
  Pro forma.................................................... $  0.73 $ (0.35)

  The fair value of options granted was estimated as of the date of grant based on the Black-Scholes option pricing model given the following weighted-average assumptions.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1995
                                                                 ------  ------
Dividend yield..................................................   2.0 %   2.50%
Volatility......................................................    .30     .30
Risk-free interest..............................................   5.21%   7.78%
Expected term (years)...........................................   4.84    4.84

  The following table summarizes information about stock options outstanding at December 31, 1996:

                                          OUTSTANDING                           EXERCISABLE
                          ------------------------------------------- --------------------------------
                                             WEIGHTED
                                             AVERAGE
                               NUMBER       REMAINING     WEIGHTED         NUMBER          WEIGHTED
                           OUTSTANDING AT      LIFE       AVERAGE      EXERCISABLE AT      AVERAGE
RANGE OF EXERCISE PRICES  DECEMBER 31, 1996 (IN YEARS) EXERCISE PRICE DECEMBER 31, 1996 EXERCISE PRICE
------------------------  ----------------- ---------- -------------- ----------------- --------------
$ 7.28 - 10.75..........        414,890        4.83        $ 9.34          414,890          $ 9.34
$11.87 - 15.62..........        552,000        8.81        $13.70          282,000          $12.77
$16.56 - 18.87..........        188,000        9.47        $16.97           60,000          $16.56
                              ---------                                    -------
                              1,154,890                                    756,890
                              =========                                    =======

NOTE 17. EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) thrift plan under which an employee with one or more years of service may contribute from 2% to 15% of base salary to the plan. The Company will match an employee's contribution up to 100% of the first 6% of the employee's base salary, depending on the employee's length of service. The Company's contributions for the years ended December 31, 1996, 1995 and 1994 were $435,000, $483,000, and $526,000 respectively.

  Effective December 31, 1995, the Company modified its non-qualified defined benefit retirement plan for non-employee members of its Board of Directors and terminated its non-qualified supplemental retirement plan for executive officers (collectively, the "Plans"). As of December 31, 1996, the Company had a $1.1 million liability to certain non-employee members of its Board of Directors payable in 66,114 shares of the Company's common stock in satisfaction of the retirement plan liability. Such shares were repurchased in the market and are held in treasury and restricted as to issuance until paid out. The liability is included in additional paid in capital. As of December 31, 1996, the Company had a $2.0 million liability to certain retired Directors and executive officers (relating to the remaining benefits owed pursuant to the terminated supplemental retirement plan for executive officers).

  The pension liability in the Consolidated Statements of Financial Condition at December 31, 1995 was $4.5 million, which represented the expected payout to participants upon termination of the Plans. The benefits were based on years of service and the participants' compensation. The amounts charged to income for the pension benefits, including the charges relating to the modification and termination of these plans, during 1996, 1995 and 1994 were $42,000, $637,000, and $860,000, respectively.

  Net pension cost for these Plans included the following components for 1994:

                                                            DECEMBER 31, 1994
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
      Service cost-benefits earned during the year.......          $285
      Interest cost on projected benefit obligation......           492
      Net amortization and deferral......................            83
                                                                   ----
        Net periodic pension cost........................          $860
                                                                   ====

  The Company has an ESOP covering all regular full-time and part-time employees who have completed one year of employment. The Company borrowed $6.0 million from a financial institution which it in turn lent to the ESOP to purchase shares of the Company's common stock in the open market. At December 31, 1996 and 1995, the ESOP held 314,190 and 353,178 shares, respectively, of the Company's common stock. The interest rate paid by the Company on the ESOP debt is based on 90% of the prime rate. Total interest expense incurred on the ESOP debt was $362,000, $407,000 and $352,000, respectively, for the years ended December 31, 1996, 1995 and 1994. The interest expense recorded by the Company was $289,000, $254,000, and $199,000, for the
years ended December 31, 1996, 1995 and 1994, respectively. The Company makes periodic contributions to the ESOP primarily to enable the ESOP to pay interest expense and administrative costs not covered by cash dividends received by the ESOP on its shares of the Company's common stock. Contributions from the Company to the ESOP on a cash basis totaled $674,000 for 1996, $609,000 for 1995, and $508,000 for 1994.

NOTE 18. DERIVATIVE FINANCIAL INSTRUMENTS

INTEREST RATE EXCHANGE AGREEMENTS (SWAPS)

  At December 31, 1996 and 1995 the Company was party to interest rate swap agreements with notional principal amounts of $421.0 million and $150.0 million, respectively. The information presented below is based on interest rates at December 31, 1996 and 1995. To the extent that rates change, variable interest rate information will change. The following schedule represents the maturities and weighted average interest rates for swap agreements outstanding as of December 31, 1996:

                                  MATURITIES OF DERIVATIVES INSTRUMENTS
                               -----------------------------------------------
                                1999      2000      2001     2002+     TOTAL
                               -------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
Pay fixed generic swaps
Notional amount............... $39,500  $100,000  $104,000  $177,500  $421,000
Weighted average receive rate
 (3-month LIBOR)..............    5.55%     5.56%     5.53%     5.53%     5.54%
Weighted average pay rate
 (fixed)......................    6.67%     6.10%     6.72%     6.41%     6.44%

  The following schedule represents the maturities and weighted average interest rates for swap agreements outstanding as of December 31, 1995:

                                                   MATURITIES OF DERIVATIVES
                                                          INSTRUMENTS
                                                   ----------------------------
                                                     2001     2001+     TOTAL
                                                   --------  --------  --------
                                                     (DOLLARS IN THOUSANDS)
Pay fixed generic swaps
Notional amount................................... $100,000  $ 50,000  $150,000
Weighted average receive rate (3-month LIBOR).....     5.89%     5.68%     5.82%
Weighted average pay rate (fixed).................     6.10%     6.03%     6.08%
Forward starting swap
Notional amount................................... $    --   $150,000  $150,000
Weighted average receive rate (3-month LIBOR).....      --       5.63%     5.63%
Weighted average pay rate (fixed).................      --       6.35%     6.35%

  The interest rate swaps at December 31, 1996 and 1995 were collateralized by loans and mortgage-backed securities totaling $10.4 million and $14.6 million, respectively. The effect of interest rate swap agreements for the years ended December 31, 1996, 1995 and 1994 was to increase interest expense by $2.6 million, $40,000, and $80,000, respectively.

TREASURY RATE LOCK AGREEMENT

  At December 31, 1996, CTL entered into a $210 million treasury rate lock agreement to hedge its auto loan portfolio pending sale to BVSC and subsequent securitization and sale of asset-backed securities by BVSC. The treasury rate lock agreement guarantees a stated interest rate for a stated period of time and CTL will receive/pay the difference between the lock rate and the effective treasury rate on settlement date. Gains and losses on the hedge are deferred and recognized in income upon settlement of the hedge or sale of the underlying assets being hedged.

NOTE 19. COMMITMENTS AND CONTINGENCIES

BANKING CENTER PREMISES

  In 1980, the Company sold a building which formerly housed its headquarters for $3.45 million, and, concurrent with the sale, leased back the entire building under a twenty-year lease which has been accounted for as a capital lease. The Company occupies a minor portion of this building and receives sublease rental income from the major portion, and is responsible for all operating and maintenance expenses associated with the building. Sublease rentals totaled $389,000, $385,000, and $389,000 during the years ended December 31, 1996, 1995 and 1994, respectively. During the years ended December 31, 1996, 1995 and 1994, depreciation on the capital lease was $303,000 for each year. Accumulated depreciation at December 31, 1996 and 1995 was $2.9 million and $2.6 million, respectively.

  Certain banking center locations and the Company's administrative corporate office are leased by the Company under operating type lease arrangements expiring at various dates through 2012. Lease rental expense for the years ended December 31, 1996, 1995 and 1994 totaled $3.5 million, $2.4 million, and $2.5 million, respectively.

  Future minimum payments under lease obligations at December 31, 1996 are included in the following table:

                                                   CAPITAL LEASE OPERATING LEASE
                                                     PAYMENTS       PAYMENTS
                                                   ------------- ---------------
                                                      (DOLLARS IN THOUSANDS)
        1997......................................    $  872         $ 4,982
        1998......................................       924           4,634
        1999......................................       978           3,870
        2000......................................       508           3,028
        2001......................................       --            2,771
        2002 and thereafter.......................       --           20,543
                                                      ------         -------
                                                       3,282         $39,828
                                                                     =======
        Less amount representing interest.........      (773)
                                                      ------
        Net capital lease obligation..............    $2,509
                                                      ======

MORTGAGE LOANS

  As of December 31, 1996 the Company had outstanding commitments to originate $7.4 million of mortgage loans. The Company has outstanding recourse and subordination contingencies relating to $54.3 million of sold loans at December 31, 1996 (see Note 6).

LITIGATION

  The Company is involved as plaintiff or defendant in various legal actions arising in the normal course of business. In the opinion of management, after consultation with counsel, the resolution of these legal actions will not have a material adverse effect on the Company's consolidated financial condition or results of operations.

NOTE 20. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using market information and valuation methodologies considered appropriate. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

  The fair value estimates presented herein are based on pertinent information available to the Company as of December 31, 1996 and 1995. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                               DECEMBER 31, 1996                          DECEMBER 31, 1995
                         -------------------------------------------------------------- ---------------------
                                 BVFB                 CTL                BVCC(2)
                         --------------------- ------------------ ---------------------
                                                        ESTIMATED
                          CARRYING  ESTIMATED  CARRYING   FAIR     CARRYING  ESTIMATED   CARRYING  ESTIMATED
                           AMOUNT   FAIR VALUE  AMOUNT    VALUE     AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                         ---------- ---------- -------- --------- ---------- ---------- ---------- ----------
                                                        (DOLLARS IN THOUSANDS)
Assets
  Cash and cash
   equivalents.......... $  106,623 $  106,623 $    605 $    605  $  106,828 $  106,828 $   42,760 $   42,760
  Loans held for sale...      1,213      1,213  293,736  294,636     294,949    295,849        --         --
  Investment securities.     15,004     14,912   12,792   12,792      29,006     28,914     47,963     48,004
  Mortgage-backed
   securities...........    577,613    566,615      --       --      577,613    566,615    731,378    725,099
  Loans receivable (1):   2,038,904  2,055,394  140,864  144,252   2,179,768  2,199,646  2,062,268  2,079,818
  Investment in stock of
   the FHLBSF...........     49,571     49,571    2,320    2,320      51,891     51,891     39,450     39,450
  Capitalized excess
   servicing............        575      8,001      --       --          575      8,001        985      6,520
Liabilities
  Transaction accounts..    479,258    479,258   16,057   16,057     493,571    493,571    387,610    387,610
  Fixed maturity
   deposits.............  1,100,559  1,103,744  169,837  169,837   1,270,396  1,273,581  1,432,230  1,439,214
  Advances from the
   FHLBSF...............    977,750    980,775      --       --      977,750    980,775    766,790    775,567
  Securities sold under
   agreements to repur-
   chase................    210,640    211,341      --       --      210,640    211,341    166,738    166,854
  Senior Debentures.....                                              50,000     50,166

--------
(1) Carrying amounts are net of allowance for losses
(2) Intercompany accounts have been eliminated

                                        OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
                                        ----------------------------------------
                                         DECEMBER 31, 1996    DECEMBER 31, 1995
                                        -------------------- -------------------
                                        CARRYING UNREALIZED  CARRYING UNREALIZED
                                         AMOUNT  GAIN/(LOSS)  AMOUNT     LOSS
                                        -------- ----------- -------- ----------
                                                 (DOLLARS IN THOUSANDS)
BVFB:
Interest rate swaps....................  $ 549     $(3,335)    $ 15    $(4,353)
                                         =====     =======     ====    =======
CTL:
Treasury rate lock.....................  $ --      $    33     $--       $ --
                                         =====     =======     ====    =======

  The Company believes the carrying amounts of cash and cash equivalents and investment in stock of the FHLBSF are reasonable estimates of their fair values. The fair values of investment securities and mortgage-backed securities were based on published market prices or quotes obtained from independent registered securities brokers.

  The estimated fair value of loans receivable held for investment was determined by discounting the projected cash flows using current interest rates at which similar loans would be made to borrowers of similar credit risk. Prepayment estimates were based on historical experience and published data for similar loans. Fair values for loans available-for-sale are based on prices for similar loans in the secondary loan market. The estimated fair value of capitalized excess servicing represents the present value of the discounted cash flows on the sold loans less the Company's cost to service such loans.

  The fair value of transactions accounts (demand deposits, savings accounts and money market accounts) is the amount payable on demand and is assumed to equal the carrying amount. The fair value of fixed maturity deposits for BVFB was estimated using the rates currently offered for certificates of deposit with similar remaining maturities and for CTL at carrying amount due to the call feature.

  Rates currently available to the Company for debt with similar terms and remaining maturities were used to estimate the fair value of existing debt, including advances from the FHLBSF, securities sold under agreements to repurchase and Senior Debentures.

  The unrealized loss on interest rate swaps is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties. The unrealized gain on the Treasury rate lock is the estimated amount that the Company would receive to terminate the agreement with the counterparty.

NOTE 21. PARENT COMPANY FINANCIAL INFORMATION

  The Company and its subsidiaries file consolidated Federal income tax returns in which the taxable income or loss of the Company is combined with that of its subsidiaries. The Company's share of income tax expense is based on the amount which would be payable if separate returns were filed. Accordingly, the Company's equity in the net income of its subsidiaries (distributed and undistributed) is excluded from the computation of the provision for income taxes for financial statement purposes.

  The Parent Company's statements of financial condition and related statements of operations and cash flows are as follows:

                       STATEMENTS OF FINANCIAL CONDITION

                                                                DECEMBER 31,
                                                              -----------------
                           ASSETS                               1996     1995
                           ------                             -------- --------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Cash in Bank................................................. $    795 $  2,047
Demand note due from BVFB (interest at prime rate)...........   24,817   24,361
Investment securities........................................    1,210    1,035
Investment in and advances to subsidiaries...................  221,603  162,129
Dividend receivable from subsidiaries........................      --    25,000
Other assets.................................................    2,899      823
                                                              -------- --------
    Total Assets............................................. $251,324 $215,395
                                                              ======== ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Liabilities
  Accounts payable and other liabilities..................... $  1,262 $  7,418
  Senior Debentures..........................................   50,000      --
Stockholders' equity.........................................  200,062  207,977
                                                              -------- --------
    Total Liabilities and Stockholders' Equity............... $251,324 $215,395
                                                              ======== ========

                            STATEMENTS OF OPERATIONS

                                                     YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                      1996      1995     1994
                                                     -------  --------  -------
                                                      (DOLLARS IN THOUSANDS)
Income:
  Dividends from subsidiaries....................... $ 3,029  $ 29,400  $ 4,400
  Interest income...................................   1,548     1,529    1,135
  Other income......................................     --        --        13
                                                     -------  --------  -------
                                                       4,577    30,929    5,548
                                                     -------  --------  -------
Expense:
  Interest on Senior Debentures.....................   2,623       --       --
  General and administrative expense................   1,234       582      502
  Income tax expense (benefit)......................    (997)      383      158
                                                     -------  --------  -------
                                                       2,860       965      660
                                                     -------  --------  -------
  Income before undistributed net income (loss) of
   subsidiaries.....................................   1,717    29,964    4,888
  Undistributed net income (loss) of subsidiaries...   9,252   (34,654)   9,625
                                                     -------  --------  -------
Net income (loss)................................... $10,969  $ (4,690) $14,513
                                                     =======  ========  =======

                            STATEMENTS OF CASH FLOWS

                                                   YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1996      1995     1994
                                                   --------  --------  -------
                                                    (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)............................... $ 10,969  $ (4,690) $14,513
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Undistributed net (income) loss of
     subsidiaries.................................   (9,252)   34,654   (9,625)
    Dividends received (receivable)...............   25,000   (25,000)     --
    Increase in other assets......................   (2,076)      --       --
    Increase in other liabilities.................    1,829       --       --
    Other.........................................     (312)      (48)   1,098
                                                   --------  --------  -------
      Net cash provided by operating activities...   26,158     4,916    5,986
                                                   --------  --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of California Thrift & Loan, net of
   cash and cash equivalents received.............  (61,505)      --       --
  Purchase of investment securities held-to-
   maturity.......................................     (200)      --       --
  Net change in advances to subsidiaries..........        6        15        4
  Return of investment from subsidiary............   11,971       --       --
  Demand note due from BVFB.......................     (456)   (1,661)  (3,700)
                                                   --------  --------  -------
      Net cash used in investing activities.......  (50,184)   (1,646)  (3,696)
                                                   --------  --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid to stockholders..................   (4,137)   (4,374)  (4,266)
  Issuance of Senior Debentures, net of costs.....   49,406       --       --
  Repurchase of common stock......................  (24,359)   (2,279)     --
  Proceeds from issuance of common stock..........    1,864     4,294    1,906
                                                   --------  --------  -------
      Net cash provided by (used in) financing
       activities.................................   22,774    (2,359)  (2,360)
                                                   --------  --------  -------
Net increase (decrease) in cash...................   (1,252)      911      (70)
Cash at beginning of year.........................    2,047     1,136    1,206
                                                   --------  --------  -------
Cash at end of year............................... $    795  $  2,047  $ 1,136
                                                   ========  ========  =======

NOTE 22. SELECTED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                               YEAR ENDED DECEMBER 31, 1996(1)
                                            -----------------------------------
                                             FIRST  SECOND     THIRD    FOURTH
                                            QUARTER QUARTER  QUARTER(2) QUARTER
                                            ------- -------  ---------- -------
                                                  (DOLLARS IN THOUSANDS
                                                EXCEPT PER SHARE AMOUNTS)
Interest income............................ $53,409 $57,094   $66,028   $65,224
Net interest income........................  16,214  18,837    22,878    23,053
Provision for losses on loans..............     600     498       400       400
Net income (loss)..........................   3,993   4,216    (2,108)    4,868
Primary earnings per share:
  Net income (loss)........................    0.28    0.30     (0.15)     0.36
                                               YEAR ENDED DECEMBER 31, 1995
                                            -----------------------------------
                                             FIRST  SECOND     THIRD    FOURTH
                                            QUARTER QUARTER   QUARTER   QUARTER
                                            ------- -------  ---------- -------
                                                  (DOLLARS IN THOUSANDS
                                                EXCEPT PER SHARE AMOUNTS)
Interest income............................ $53,480 $54,266   $54,481   $54,236
Net interest income........................  14,429  13,567    13,746    14,174
Provision for losses on loans..............     900     900       900     1,584
Income (loss) before extraordinary item....   2,443    (749)    2,276    (6,116)
Extraordinary item, net of tax.............     --      --        --     (2,544)
Net income (loss)..........................   2,443    (749)    2,276    (8,660)
Primary earnings per share:
Income (loss) before extraordinary item....    0.17   (0.05)     0.15     (0.41)
  Net income (loss)........................    0.17   (0.05)     0.15     (0.59)

--------
(1) Including CTL effective June 1, 1996
(2) Includes SAIF recapitalization assessment (see note 14)

NOTE 23. SIGNIFICANT FOURTH QUARTER 1995 ADJUSTMENTS

  The following significant fourth quarter adjustments were recorded in the 1995 Consolidated Statement of Operations:

                                                                        AMOUNT
                                                                      ----------
                                                                       (DOLLARS
                                                                          IN
                                                                      THOUSANDS)
     Write-down of corporate office complex (see Note 7)............   $ 7,100
     Prepayment penalties on FHLBSF advances, pretax (see Note 10)....   4,422
     Severance payments related to work force reductions and pension
      plans.........................................................     1,449
     Core deposit premiums written-off (see Note 8).................       854
     Goodwill written-off (see Note 8)..............................       758
                                                                       -------
                                                                       $14,583
                                                                       =======

NOTE 24. SUBSEQUENT EVENTS

  On January 21, 1997, the Company executed a definitive agreement to acquire EXXE Data Corporation ("EXXE") and its wholly owned subsidiary Concord Growth Corporation ("CGC"), a nationwide commercial finance company. The acquisition will be accounted for as a purchase and is expected to be completed during March 1997. Under the terms of the definitive agreement, shareholders of EXXE capital stock, warrants and options will receive an initial aggregate payment of $19.8 million at closing and will be entitled to potential future payments, dependent on the future financial performance of CGC, of up to $34 million. The transaction is subject to the approval of EXXE shareholders and all applicable regulatory authorities.

  On January 24, 1997, the Company securitized and sold $253 million of asset-backed securities through its wholly owned subsidiary BVSC pursuant to a previously filed shelf registration statement on Form S-3 for $500 million of automobile receivable-backed securities. The securities consisted of 6.29% Class A-1 Automobile Receivable Backed Certificates in aggregate principal amount of $200,979,000, 6.59% Class A-2 Automobile Receivable Backed Certificates in the aggregate principal amount of $52,245,989, and other Interest Only Automobile Receivable Backed Certificates that will not receive distributions of principal. The premium arising from the sale of the automobile loans has been recorded as part of the purchase accounting valuations related to the acquisition of CTL. A gain of approximately $900,000 will be realized in the statement of operations due to the improvement in the fair value of the automobile loans as a result of changes in market interest rates between June 1, 1996 and the sale of the automobile loans on January 24, 1997. The underlying automobile loans collaterizing the certificates will be serviced by CTL.

  On April 14, 1997, the Company declared a 2 for 1 stock split in the form of a 100% stock dividend to stockholders of record as of the close of business on May 9, 1997 which was paid on June 2, 1997. All share and per share amounts have been restated to reflect this stock split.

  On May 8, 1997, the Company signed a definitive agreement to acquire America First Eureka Holdings, Inc. ("AFEH") and its wholly owned bank subsidiary, EurekaBank ("Eureka"). Under the terms of the definitive agreement, America First Financial Fund 1987-A Limited Partnership (Nasdaq: "AFFFZ"), the shareholder of AFEH capital stock, will receive approximately $300 million comprised of Bay View Common stock valued at $210 million (subject to possible adjustment) and cash of $90 million. The acquisition of AFEH/Eureka will be accounted for as a purchase and is expected to be completed on or about December 31, 1997 or January 1, 1998. The purchase price is currently estimated to exceed the fair value of the net assets acquired by approximately $112 million, which Bay View anticipates amortizing over a 15 year period.

  On May 22, 1997, shareholders approved an amendment to the Company's restated Certificate of Incorporation to increase the authorized shares of common stock to 60,000,000.

                         BAY VIEW CAPITAL CORPORATION

          SUPPLEMENTAL CONSOLIDATING SCHEDULE OF FINANCIAL CONDITION

                                               DECEMBER 31, 1996
                         --------------------------------------------------------------
                                                 PARENT CO
                            BVFB       CTL    & OTHER SUBS(1) ELIMINATIONS CONSOLIDATED
                         ----------  -------- --------------- ------------ ------------
                                            (DOLLARS IN THOUSANDS)
         ASSETS
         ------
Cash and cash
 equivalents............ $  106,623  $    605    $  1,480      $  (1,880)   $  106,828
Loans held for sale.....      1,213   293,736         --             --        294,949
Securities available-
 for-sale:..............
  Investment securities.        --     12,792       1,010            --         13,802
  Mortgage-backed
   securities...........     83,154       --          --             --         83,154
Securities held-to-
 maturity:
  Investment securities.     15,004       --          200            --         15,204
  Mortgage-backed
   securities...........    494,459       --          --             --        494,459
Loans receivable held
 for investment, net....  2,038,904   140,864         --             --      2,179,768
Investment in stock of
 the FHLBSF.............     49,571     2,320         --             --         51,891
Real estate owned.......      4,896     2,491         --             --          7,387
Premises and equipment,
 net....................      5,897     1,008         --             --          6,905
Investment in
 subsidiaries/due from
 affiliates.............    163,183       --      246,420       (409,603)          --
Intangibles.............      3,810     6,387         --             --         10,197
Other assets............     29,179     3,891       3,353           (705)       35,718
                         ----------  --------    --------      ---------    ----------
    Total Assets........ $2,995,893  $464,094    $252,463      $(412,188)   $3,300,262
                         ==========  ========    ========      =========    ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  ---------------------
Customer deposits....... $1,579,817  $185,894    $    --       $  (1,744)   $1,763,967
Advances from the
 FHLBSF.................    977,750       --          --             --        977,750
Securities sold under
 agreements to
 repurchase.............    210,640       --          --             --        210,640
Senior Debentures.......        --        --       50,000            --         50,000
Other borrowings........     30,871   163,220         --        (186,944)        7,147
Other liabilities.......     25,968    65,132       1,553         (1,957)       90,696
                         ----------  --------    --------      ---------    ----------
    Total Liabilities...  2,825,046   414,246      51,553       (190,645)    3,100,200
Stockholders' equity:
  Common stock..........        --      4,000         150         (4,000)          150
  Additional paid-in
   capital..............     74,187    42,819     101,446       (118,016)      100,436
  Retained earnings
   (substantially
   restricted)..........    102,011     3,029     125,811        (99,527)      131,324
  Treasury stock at
   cost.................        --        --      (26,497)           --        (26,497)
  Unrealized loss on
   securities available-
   for-sale (net of
   tax).................       (713)      --          --             --           (713)
  Debt of Employee Stock
   Ownership Plan.......     (4,638)      --          --             --         (4,638)
                         ----------  --------    --------      ---------    ----------
    Total Stockholders'
     Equity.............    170,847    49,848     200,910       (221,543)      200,062
                         ----------  --------    --------      ---------    ----------
    Total Liabilities
     and Stockholders'
     Equity............. $2,995,893  $464,094    $252,463      $(412,188)   $3,300,262
                         ==========  ========    ========      =========    ==========

--------
(1) Includes Bay View Securitization Corporation and Regent Financial Corporation, wholly owned subsidiaries of the Company, which are not material for separate financial statement disclosure for the periods presented.

                         BAY VIEW CAPITAL CORPORATION

               SUPPLEMENTAL CONSOLIDATING SCHEDULE OF OPERATIONS

                                    FOR THE YEAR ENDED DECEMBER 31, 1996
                          ----------------------------------------------------------
                                              PARENT CO &
                            BVFB    CTL(1)   OTHER SUBS(2) ELIMINATIONS CONSOLIDATED
                          --------  -------  ------------- ------------ ------------
                                           (DOLLARS IN THOUSANDS)
Interest income:
 Interest on loans
  receivable............  $161,149  $31,294         --            --      $192,443
 Interest on mortgage-
  backed securities.....    42,081      --                                  42,081
 Interest and dividends
  on investments........     6,428      761     $ 1,564      $ (1,522)       7,231
                          --------  -------     -------      --------     --------
                           209,658   32,055       1,564        (1,522)     241,755
Interest expense:
 Interest on customer
  deposits..............    84,490   15,759                       (24)     100,225
 Interest on Senior
  Debentures............                --        2,623                      2,623
 Interest on borrowings.    59,349       74                    (1,498)      57,925
                          --------  -------     -------      --------     --------
                           143,839   15,833       2,623        (1,522)     160,773
Net interest income.....    65,819   16,222      (1,059)          --        80,982
Provision for losses on
 loans..................     1,800       98                                  1,898
                          --------  -------     -------      --------     --------
Net interest income
 after provision for
 losses.................    64,019   16,124      (1,059)          --        79,084
Noninterest income:
 Loan fees and charges..     3,858    1,072         --            --         4,930
 Loss on loans and
  securities............      (507)    (946)        --            --        (1,453)
 Rental income from
  premises..............       534      --          --            --           534
 Equity in earnings of
  subsidiaries..........                --       12,281       (12,281)         --
 Other, net.............     4,287      284         --            (18)       4,553
                          --------  -------     -------      --------     --------
                             8,172      410      12,281       (12,299)       8,564
Noninterest expense:
 General and
  administrative
  expenses..............    47,560   10,172       1,241           (18)      58,955
 SAIF recapitalization
  assessment............    11,750      --          --            --        11,750
 Real estate owned
  operations, net.......    (5,001)     195         --            --        (4,806)
 Recovery of losses on
  real estate...........      (103)     --          --            --          (103)
 Amortization and write-
  down of intangible
  assets................     2,025      581         --            --         2,606
                          --------  -------     -------      --------     --------
                            56,231   10,948       1,241           (18)      68,402
Income before income
 taxes..................    15,960    5,586       9,981       (12,281)      19,246
Income tax expense
 (benefit)..............     6,717    2,557        (997)          --         8,277
                          --------  -------     -------      --------     --------
Net income..............  $  9,243  $ 3,029     $10,978      $(12,281)    $ 10,969
                          ========  =======     =======      ========     ========

--------
(1) Reflects operating results beginning on June 1, 1996, the effective date of acquisition.
(2) Includes Bay View Securitization Corporation and Regent Financial Corporation, wholly owned subsidiaries of the Company, which are not material for separate financial statement disclosure for the periods presented.

                          BAY VIEW CAPITAL CORPORATION

               SUPPLEMENTAL CONSOLIDATING SCHEDULE OF CASH FLOWS

                                    FOR THE YEAR ENDED DECEMBER 31, 1996
                          -----------------------------------------------------------
                                              PARENT CO.
                            BVFB    CTL(1)  & OTHER SUBS(2) ELIMINATIONS CONSOLIDATED
                          --------  ------  --------------- ------------ ------------
                                           (DOLLARS IN THOUSANDS)
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net income.............  $  9,243  $3,029      $10,978       $(12,281)    $10,969
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Undistributed net
   income of
   subsidiaries.........       --      --        (9,252)         9,252         --
  Write-down on disposal
   of premises and
   equipment............     1,767     --           --             --        1,767
  Write-down and
   amortization of
   intangible assets....     2,025     581          --             --        2,606
  Proceeds from loans
   sold.................     9,668     --           --             --        9,668
  Provision for losses
   on loans and real
   estate owned.........     1,697      98          --             --        1,795
  Depreciation and
   amortization of
   premises and
   equipment............     1,876     334          --             --        2,210
  Amortization of
   deferred loan costs..     1,396     --           --             --        1,396
  Decrease in
   capitalized excess
   servicing fees.......       411     --           --             --          411
  Amortization of
   premiums, net of
   discounts............     3,815   1,345          --             --        5,160
  Dividends received....       --      --        25,000        (25,000)        --
  Loss on loans and
   securities...........       507     653          --             --        1,160
  (Increase) decrease in
   other assets.........     4,097     (78)      (2,380)           227       1,866
  Increase (decrease) in
   other liabilities....    (2,301) 49,602        2,120         (1,488)     47,933
  Other, net............    (3,509)    (63)          14            --       (3,558)
                          --------  ------      -------       --------     -------
  Net cash provided by
   operating activities.    30,692  55,501       26,480        (29,290)     83,383
                          --------  ------      -------       --------     -------
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Acquisition of CTL, net
  of cash and cash
  equivalents received..       --      314      (61,819)           --      (61,505)
 Return of investment
  from subsidiary.......       --      --        11,971        (11,971)        --
 Net decrease in loans
  resulting from
  originations net of
  principal payments....    59,007  11,131          --             --       70,138
 Purchase of loans......   (56,909) (7,812)         --             --      (64,721)
 Principal payments on
  mortgage-backed
  securities............    91,748     --           --             --       91,748
 Purchase of mortgage-
  backed securities
  held-to-maturity......     2,602     --           --             --        2,602
 Proceeds from sale of
  mortgage-backed
  securities available-
  for-sale..............    54,458     --           --             --       54,458
 Proceeds from
  maturities of
  investment securities
  held-to-maturity......    24,493     --           --             --       24,493
 Proceeds from
  maturities of
  investment securities
  available-for-sale....     7,000   8,000          --             --       15,000
 Purchase of investment
  securities held-to-
  maturity..............       --   (2,841)        (200)           --       (3,041)
 Proceeds from sale of
  real estate...........    31,435   1,255          --             --       32,690
 Proceeds from sale of
  leasing portfolio held
  for sale..............       --   59,848          --             --       59,848
 Proceeds from sale of
  premises and
  equipment.............     8,054   2,594          --             --       10,648
 Additions to premises
  and equipment.........    (1,410)   (167)         --             --       (1,577)
 Increase in stock of
  FHLBSF................   (10,121)   (437)         --             --      (10,558)
 Investment in
  subsidiaries/Due from
  affiliates............  (163,183)    --          (450)       163,633         --
                          --------  ------      -------       --------     -------
   Net cash provided by
    (used in) investing
    activities..........    47,174  71,885      (50,498)       151,662     220,223
                          --------  ------      -------       --------     -------

                         BAY VIEW CAPITAL CORPORATION

                                      FOR THE YEAR ENDED DECEMBER 31, 1996
                         ----------------------------------------------------------------
                                                  PARENT CO.
                            BVFB      CTL(1)    & OTHER SUBS(2) ELIMINATIONS CONSOLIDATED
                         ----------  ---------  --------------- ------------ ------------
                                             (DOLLARS IN THOUSANDS)
CASH FLOWS FROM
 FINANCING ACTIVITIES
 Net deposit inflows
  (outflows)............   (242,746)    (3,501)                        979      (245,268)
 Redemption of CTL
  deposits..............        --    (267,500)         --             --       (267,500)
 Proceeds from advances
  from FHLBSF...........  1,644,226        --           --             --      1,644,226
 Repayment of advances
  from FHLBSF........... (1,433,266)       --           --             --     (1,433,266)
 Repurchase of common
  stock.................        --         --       (24,359)           --        (24,359)
 Issuance of Senior
  Debentures, net of
  issuance costs........        --         --        49,406            --         49,406
 Proceeds from reverse
  repurchase
  agreements............    373,272        --           --             --        373,272
 Repayment of reverse
  repurchase
  agreements............   (329,370)       --           --             --       (329,370)
 Net change in other
  borrowings............    (26,119)   159,220          --        (137,507)       (4,406)
 Proceeds from issuance
  of common stock.......        --         --         1,864            --          1,864
 Dividends paid to
  stockholders..........        --     (15,000)      (4,137)        15,000        (4,137)
                         ----------  ---------     --------      ---------   -----------
   Net cash provided by
    (used in) financing
    activities..........    (14,003)  (126,781)      22,774       (121,528)     (239,538)
                         ----------  ---------     --------      ---------   -----------
Net increase (decrease)
 in cash and cash
 equivalents............     63,863        605       (1,244)           844        64,068
Cash and cash
 equivalents at
 beginning of year......     42,760        --         2,724         (2,724)       42,760
                         ----------  ---------     --------      ---------   -----------
Cash and cash
 equivalents at end of
 year................... $  106,623  $     605     $  1,480      $  (1,880)  $   106,828
                         ==========  =========     ========      =========   ===========

--------
(1) Reflects cash flows beginning on June 1, 1996, the effective date of acquisition.
(2) Includes Bay View Securitization Corporation and Regent Financial Corporation, wholly owned subsidiaries of the Company, which are not material for separate financial statement disclosure for the periods presented.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Bay View Capital Corporation:

  We have audited the accompanying consolidated statements of financial condition of Bay View Capital Corporation and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Bay View Capital Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental consolidating schedules of financial information on pages F-42 through F-45 are presented for the purpose of additional analysis of the basic consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies, and are not a required part of the basic consolidated financial statements. These schedules are the responsibility of the Company's management. Such schedules have been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.

Deloitte & Touche LLP

San Francisco, California
January 24, 1997
(June 2, 1997 as to paragraphs
3, 4, and 5 of Note 24)

PROSPECTUS
----------

              [LOGO OF BAYVIEW CAPITAL CORPORATION APPEARS HERE]

                         SUBORDINATED DEBT SECURITIES

                               ----------------

  Bay View Capital Corporation (the "Company") may from time to time offer and sell its unsecured subordinated debt securities (the "Securities" or the "Debt Securities") in one or more series for an aggregate initial public offering price of up to $150,000,000 (or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency")). The Securities will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. See "Description of Debt Securities--Subordination." Payment of the principal of the Securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary (as defined) of the Company, and no right of acceleration will exist in the case of default in the payment of the principal of, or premium, if any, or interest, if any, on the Securities or in the performance of any other covenant of the Company. See "Description of Debt Securities--Events of Default; Limited Rights of Acceleration."

  The Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company in respect of the Securities may likewise be payable in U.S. dollars or other Currencies. Net proceeds from the sale of Securities will be equal to the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent, in each case less other expenses attributable to the issuance and distribution of the Securities. The Company may also sell Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

  The Prospectus Supplement to this Prospectus sets forth (where applicable), with respect to the series or issue of Securities for which such Prospectus Supplement is being delivered, the terms of such Securities offered, including, where applicable, their title, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, the Currency or Currencies (if other than U.S. dollars) in which such Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, and other specific terms not described in this Prospectus.

  This Prospectus may not be used to consummate sales of Securities unless accompanied or, to the extent permitted by applicable law, preceded by a Prospectus Supplement.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

THESE SECURITIES ARE UNSECURED OBLIGATIONS OF THE COMPANY AND ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                               ----------------

                 The date of this Prospectus is June 30, 1997.

  Certain persons participating in an offering of Securities may engage in transactions that stabilize, maintain or otherwise affect the price of such Securities. Such transactions may include stabilizing and the purchase of such Securities to cover syndicate short positions. For a description of any such activities, see the applicable Prospectus Supplement.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                          FORWARD-LOOKING STATEMENTS

  Certain statements included or incorporated by reference herein and in the accompanying Prospectus Supplement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to a number of risks and uncertainties. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus Supplement should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "projects," "pro forma," "estimates" or "anticipates" or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. In that regard, the following factors, among others and in addition to the matters discussed elsewhere in this Prospectus, the accompanying Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein, could cause actual results and other matters to differ materially from those in such forward-looking statements: failure by the Company to realize expected cost savings or revenue enhancements from the Merger (as hereinafter defined); deposit attrition, customer loss or revenue loss following the Merger; costs or difficulties related to the integration of the businesses of the Company and AFEH (as hereinafter defined) and their respective subsidiaries following the Merger; changes in the terms of the Merger, including the possibility that the Company may have to increase the number of shares of its common stock issued to consummate the Merger; failure to consummate the Merger; changes in interest rates which may, among other things, adversely affect margins; competition in the banking, financial services and related industries; government regulation and tax matters; credit and other risks of lending and investment activities; changes in conditions in the securities markets; and changes in regional and national business and economic conditions and inflation. As a result of the foregoing, no assurance can be given as to future results of operations or financial condition, and the Company wishes to caution prospective investors not to rely on any such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements, which speak only as of the date made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as amended on Form 10-K/A on June 27, 1997.

  2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 as amended on Form 10-Q/A on June 27, 1997.

  3. The Company's Current Report on Form 8-K dated February 7, 1997.

  4. The Company's Current Report on Form 8-K dated March 4, 1997.

  5. The Company's Current Report on Form 8-K dated May 8, 1997.

  6. The Company's Current Report on Form 8-K dated June 18, 1997.

  7. The Company's Current Report on Form 8-K dated June 23, 1997.

  8. The Company's Current Report on Form 8-K dated June 23, 1997.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the applicable Prospectus Supplement modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Robert J. Flax, Esq., Executive Vice President, General Counsel and Secretary, Bay View Capital Corporation, 1840 Gateway Drive, San Mateo, California 94404 (telephone (415) 573-7300).

  No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the applicable Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus and such Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction where or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                                  THE COMPANY

  Bay View Capital Corporation (the "Company"), a Delaware corporation, is a savings and loan holding company which has as its primary wholly owned subsidiaries (i) Bay View Bank (the "Bank"), a federally chartered capital stock savings bank, (ii) California Thrift & Loan ("CTL"), a California industrial bank operating a consumer finance company, (iii) Concord Growth Corporation ("CGC"), a California corporation operating a commercial finance company, and (iv) Bay View Securitization Corporation ("BVSC"), a Delaware corporation formed for the purpose of issuing asset-backed securities through a trust. The Company was organized in 1989 to become the holding company for the Bank following the Bank's 1986 conversion from a mutual to stock chartered federal savings association. The Company's executive offices are located at 1840 Gateway Drive, San Mateo, California 94404, and its telephone number is
(415) 573-7300. Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to the Company include Bay View Capital Corporation and its consolidated subsidiaries.

  On May 8, 1997, the Company signed a definitive agreement to acquire America First Eureka Holdings, Inc. ("AFEH") and AFEH's wholly owned subsidiary, EurekaBank, a Federal Savings Bank ("EurekaBank"). Under the terms of the definitive merger agreement (the "Merger Agreement"), America First Financial Fund 1987-A Limited Partnership (the "Partnership"), the sole stockholder of AFEH, is to receive shares of the common stock of the Company valued at approximately $210 million (subject to possible adjustment) plus $90 million in cash. Pursuant to the Merger Agreement, AFEH will be merged into the Company or a subsidiary of the Company (the "Merger"), and EurekaBank will be merged into the Bank. Consummation of the acquisition is subject to the satisfaction of a number of conditions set forth in the Merger Agreement, including approval by the Company's stockholders and the limited partners and the beneficial unit certificate holders of the Partnership, and the regulatory approval of the Office of Thrift Supervision (the "OTS"). At March 31, 1997, EurekaBank had total assets of approximately $2.2 billion, deposits of approximately $1.9 billion and stockholder's equity of approximately $174 million.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Securities offered hereby for general corporate purposes, which may include, among other things, the repayment of indebtedness, investments in or extensions of credit to its subsidiaries and the financing of acquisitions.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the consolidated ratios of earnings to fixed charges for the Company for the periods indicated. Earnings represent income from continuing operations before income taxes, fixed charges and extraordinary items. Fixed charges include interest expense and the portion of rental expense which approximates the interest component of lease payments. Such information is qualified in its entirety by the more detailed financial information set forth in the Company's financial statements and notes thereto appearing in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                 THREE MONTHS
                                     ENDED
                                   MARCH 31,      YEAR ENDED DECEMBER 31,
                                 ------------  --------------------------------
                                  1997   1996  1996  1995     1994  1993  1992
                                 ------ ------ ----- -----    ----- ----- -----
Ratio of earnings to fixed
 charges:
 Including interest on customer
  deposits......................  1.25x  1.19x 1.12x 0.98x(1) 1.17x 1.18x 1.07x
 Excluding interest on customer
  deposits......................  1.52x  1.49x 1.31x 0.96x(1) 1.35x 1.41x 1.14x

--------
(1) For the year ended December 31, 1995, earnings were insufficient to cover fixed charges. The amount of the deficiency was $2,853,710.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be subordinated unsecured obligations of the Company issued in one or more series under an Indenture (the "Indenture") to be entered into between the Company and a trustee (the "Trustee") whose name will be set forth in the applicable Prospectus Supplement. The form of the Indenture has been filed as an exhibit to the Registration Statement. The terms of any series of Debt Securities will be those set forth in the Indenture and such Debt Securities and those made part of the Indenture by the Trust Indenture Act. The summary of certain provisions of the Indenture and the Debt Securities set forth below and the summary of certain terms of a particular series of Debt Securities set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, which provisions of the Indenture (including defined terms) are incorporated herein by reference. Certain capitalized terms used herein and not defined are defined in the Indenture. Likewise, the description of certain provisions of federal and state law set forth below does not purport to be complete. As used in this "Description of Debt Securities," all references to the "Company" shall mean Bay View Capital Corporation, excluding, unless the context shall otherwise require, its subsidiaries.

  The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

  The Debt Securities may be issued from time to time in one or more series. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities of any series may be issued thereunder up to an aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement relating to the series of Debt Securities offered thereby for specific terms, including (where applicable): (1) the title or designation of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates on which the principal of such Debt Securities will be payable, or the method or methods, if any, by which such date or dates will be determined; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and whether and under what circumstances Additional Amounts on such Debt Securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the dates on which such interest, if any, will be payable and the record dates, if any, therefor; (7) the place or places where the principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and the place or places where such Debt Securities may be surrendered for registration of transfer and exchange, if other than The City of New York; (8) if applicable, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed at the option of the Company or are subject to repurchase at the option of the holders; (9) the terms of any sinking fund or analogous provision; (10) if other than U.S. dollars, the Currency for which the Debt Securities may be purchased and the Currency in which the payment of principal thereof and premium, if any, and interest, if any, thereon may be made, and the ability, if any, of the Company or the holders of Debt Securities to have payments made in any Currency other than those in which the Debt Securities are stated to be payable; (11) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such Debt Securities; (12) whether any such Debt Securities are to be issuable in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such Bearer Securities (including in exchange for Registered Securities of the same series); (13) whether any such Debt Securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security; (14) whether and under what circumstances the Company will pay Additional Amounts (as contemplated by the Indenture) on such Debt Securities to any holder who is a United States Alien (as defined in the Indenture, as such definition may be modified) in respect of any tax, assessment or other governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts; (15) the person to whom any interest on any Registered Securities of the series shall be payable, if other than the person in whose name the Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security will be paid if other than in the manner provided in the Indenture;
(16) the portion of the principal amount of such Debt Securities which shall be payable upon acceleration thereof if other than the full principal amount thereof; (17) the authorized denominations in which such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of Registered Securities) or $5,000 (in the case of Bearer Securities); (18) whether the amount of payments of principal of, premium, if any, and interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method or methods (any such Debt Securities being hereinafter called "Indexed Securities") and the manner in which such amounts will be determined; and (19) any other terms of such Debt Securities.

  As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on such Debt Securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of such Debt Securities in such context.

  Debt Securities may be issued as Original Issue Discount Securities (as defined in the Indenture) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable Prospectus Supplement. As noted elsewhere herein, the maturity of the Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary (as defined herein) of the Company. See "--Events of Default; Limited Rights of Acceleration." Material federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any Debt Securities is payable in a Currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any Currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign Currency will be specified in the Prospectus Supplement relating thereto.

  Under the Indenture, the terms of the Debt Securities of any series may differ and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

  Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, and "United States" means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Bearer Securities.

  Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

  Unless otherwise indicated in the applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by the Company in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at the option of the Company by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest due on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment with respect to any such Bearer Securities may be made at the Corporate Trust Office of the Trustee or at any office or agency designated by the Company in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by the Company is illegal or effectively precluded by exchange controls or similar restrictions.

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

RANKING OF DEBT SECURITIES; HOLDING COMPANY STRUCTURE

  The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company as described below under "-- Subordination."

  The Debt Securities are obligations exclusively of the Company. The Company is a holding company, substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are primarily dependent upon the results of operations of such subsidiaries and upon the ability of such subsidiaries to provide funds to the Company. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends the Company's subsidiaries (including the Bank and CTL) can pay, and also restrict the Bank and CTL from making investments in or loans to the Company.

  In particular, savings associations, such as the Bank, that before and after a proposed capital distribution meet their regulatory capital requirements, may make capital distributions during any calendar year equal to the greater of (i) 100% of net income for the year-to-date plus 50% of the lowest of the amounts by which the association's tangible, core or risk-based capital exceeds its regulatory capital requirement for such capital component, as measured at the beginning of the calendar year, or (ii) 75% of its net income for the most recent four quarter period. The Bank currently may pay dividends in accordance with this general authority. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. In general, savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns.

  Under California law, a California-chartered thrift and loan, such as CTL, is not permitted to declare dividends on its capital stock unless it has at least $750,000 of unimpaired capital plus additional capital of $50,000 for each branch office maintained. In addition, under California law, no California corporation, including CTL and CGC, may pay dividends unless, in general, (i) the payment would not exceed the corporation's retained earnings or (ii) in the alternative, after giving effect to the dividend, and subject to certain adjustments and exceptions, (A) the sum of the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would not be less than 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits) and (B) if the corporation classifies its assets into current and fixed assets, the current assets of the corporation would be at least equal to its current liabilities or, if the corporation's average earnings before income taxes and interest expense for the two preceding fiscal years were less than its average interest expense for such fiscal years, at least equal to 125% of its current liabilities. In addition, a California corporation is not permitted to make a dividend or other distribution to its shareholders if it is, or as a result thereof would be, likely to be unable to meet its liabilities as they mature. A California corporation must also meet certain additional financial tests to pay dividends on any junior class or series of stock if it has outstanding any preferred or other senior class or series of stock. BVSC, a Delaware corporation, is subject to certain limitations on dividends under Delaware law.

  Neither the Bank nor CTL may pay a dividend if the institution does not meet its minimum regulatory capital requirements prior to, or as a result of, such dividend unless it receives prior regulatory approval.

  Because the Company is a holding company, the Debt Securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of the Company's subsidiaries. Therefore, the Company's rights and the rights of its creditors, including the holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors and, if applicable, its depositors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. In that regard, in the event that a receiver or conservator is appointed for any subsidiary of the Company whose deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"), such as the Bank, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors. Thus, in the event of a conservatorship or receivership of such a subsidiary, claims for customer deposits would have a priority over any claims the Company may itself have as a creditor of such subsidiary. The Indenture does not limit the amount of indebtedness or other liabilities that may be incurred by the Company and its subsidiaries. See "--Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection."

DEBT SECURITIES INTENDED TO QUALIFY AS TIER 2 CAPITAL

  It is currently intended that the Debt Securities would qualify, in the event the Company were to become a bank holding company (which would occur if the Bank were to convert from a federal savings bank to a commercial bank or if the Company were to acquire control of a commercial bank), as Tier 2 Capital under the guidelines established by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must: (i) be unsecured; (ii) have a minimum average maturity of five years; (iii) be subordinated in right of payment; (iv) not contain provisions permitting the holders thereof to accelerate payment of principal prior to maturity except in the event of bankruptcy, insolvency or reorganization of the issuer or a major bank subsidiary of the issuer; and (v) not contain provisions that would adversely affect liquidity or unduly restrict management's flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control. See "--Events of Default; Limited Rights of Acceleration" and "--Subordination."

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form, a global Debt Security may not be transferred except as a whole by the Depositary for such global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of global Debt Securities and certain limitations and restrictions relating to a series of global Bearer Securities will be described in the Prospectus Supplement relating to such series.

OUTSTANDING DEBT SECURITIES

  In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security that shall be deemed to be outstanding for such purpose shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a Currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate of the Company or such other obligor shall be deemed not to be outstanding.

REDEMPTION AND REPURCHASE

  The Debt Securities of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement. However, the Company currently does not intend to issue Debt Securities with redemption or repurchase features to the extent such features would prevent the Debt Securities from qualifying as Tier 2 Capital under the Federal Reserve Board's guidelines. See "--Debt Securities Intended to Qualify as Tier 2 Capital."

ABSENCE OF LIMITATION ON INDEBTEDNESS AND LIENS; ABSENCE OF EVENT RISK
PROTECTION

  The Indenture does not limit the amount of indebtedness, guarantees or other liabilities that may be incurred by the Company and its subsidiaries and does not prohibit the Company and its subsidiaries from creating or assuming liens on their property (including capital stock of the Bank and other subsidiaries of the Company). The Indenture does not require the maintenance of any financial ratios by, or specified levels of net worth, revenues, income, cash flow or liquidity of, the Company. The Indenture does not contain provisions which would give holders of the Debt Securities the right to require the Company to repurchase their Debt Securities in the event of a takeover, recapitalization or similar restructuring or change in control of the Company.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Indenture provides that the Company shall not, in any transaction or series of related transactions, consolidate with or merge into any Person or sell, assign, transfer, lease or otherwise convey all or substantially all its properties and assets to any Person unless (a) either the Company shall be the continuing entity, or the successor Person (if other than the Company) is a corporation which is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities outstanding under the Indenture and the performance of the Company's other obligations under the Indenture and the Debt Securities outstanding thereunder; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have happened and be continuing; and (c) certain other conditions are met.

  Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Company is not the continuing corporation, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein and thereafter (except in the case of a lease) the Company shall be released from its obligations under the Indenture and the Debt Securities.

EVENTS OF DEFAULT; LIMITED RIGHTS OF ACCELERATION

  Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default with respect to the Debt Securities of any series is defined in the Indenture as being: (i) default for 30 days in payment of any interest with respect to any Debt Security of such series; (ii) default in payment of principal or any premium with respect to any Debt Security of such series when due upon maturity, redemption, repurchase at the option of the holder or otherwise; (iii) default in deposit of any sinking fund payment when due with respect to any Debt Security of such series; (iv) default by the Company in the performance, or breach, of any other covenant or warranty in the Indenture (other than a covenant or warranty included therein solely for the benefit of series of Debt Securities other than that series) or any Debt Security of such series which shall not have been remedied for a period of 30 days after notice to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding; (v) certain events of bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary of the Company; or (vi) any other Event of Default established for the Debt Securities of such series. No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. The Indenture provides that the Trustee may withhold notice to the holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the holders to do so.

  No Event of Default described in clauses (i), (ii), (iii), (iv) or (vi) of the preceding paragraph permits acceleration of the payment of the principal of the Debt Securities. The Indenture provides that, if an Event of Default described under clause (v) of the preceding paragraph shall have occurred and be continuing, either the

Trustee or the holders of at least 25% in principal amount of the Debt Securities of any series then outstanding may declare the principal amount (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) of all the Debt Securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Debt Securities of such series then outstanding.

  As described in the preceding paragraph, there is no right of acceleration in the case of, among other things, (i) a default in the payment of the principal of, or premium, if any, or interest, if any, on, or sinking fund payments, if any, with respect to, the Debt Securities, (ii) a default in the performance of any other covenant of the Company in the Indenture or the Debt Securities, or (iii) a default in the payment or acceleration of any other indebtedness of the Company or any of its subsidiaries. In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any Debt Securities, the Trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof. The limitation on acceleration described above is intended, in the event the Company were to become a bank holding company (which would occur if the Bank were to convert from a federal savings bank to a commercial bank or if the Company were to acquire control of a commercial bank), to permit the Debt Securities to qualify as Tier 2 Capital under the guidelines established by the Federal Reserve Board for bank holding companies. See "--Debt Securities Intended to Qualify as Tier 2 Capital."

  Subject to the provisions of Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities of any series unless such holders have offered the Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Debt Securities of any series issued under the Indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to such series. The Indenture requires the annual filing by the Company with the Trustee of a certificate as to whether or not the Company is in default under the terms of the Indenture.

  Notwithstanding any other provision of the Indenture, the holder of any Debt Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Debt Security on the respective due dates therefor and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

CERTAIN DEFINITIONS

  As used in the Indenture, the following terms shall have the meanings set forth below:

  "Capital Stock" of any Person means any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such Person (including, without limitation, with respect to a corporation, common stock, preferred stock and other capital stock, with respect to a partnership, partnership interests, whether general or limited, and, with respect to a limited liability company, limited liability company interests) and any rights (other than debt securities convertible into or exchangeable or exercisable for equity interests), warrants or options exchangeable or exercisable for or convertible into an equity interest in such Person.

  "Major Bank Subsidiary" means (i) BayView Bank and any successor to all or substantially all of the business of the BayView Bank, in each case so long as it shall be a Subsidiary of the Company and (ii) any Significant Subsidiary of the Company which is a bank, trust company, savings bank, savings and loan association, savings association or other banking or thrift institution.

  "Significant Subsidiary" means, with respect to any Person, any Subsidiary of such Person which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act of 1933, as amended (as in effect on the date of the Indenture), but substituting 50 percent for 10 percent in each place that 10 percent appears in such Rule.

  "Subsidiary" means, with respect to any Person (the "Subject Person"), any corporation or other Person at least a majority of the equity ownership interests or Voting Stock of which is at the time owned, directly or indirectly, by the Subject Person and/or one or more other Subsidiaries of the Subject Person. Notwithstanding the foregoing, no Securitization Entity shall be deemed to be a Subsidiary of the Company.

  "Voting Stock" means, with respect to any Person, any class or classes or series or series of Capital Stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes or series or series shall have, or might have, voting power by reason of the happening of any contingency).

MODIFICATION, WAIVERS AND MEETINGS

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under the Indenture and affected by a modification or amendment, to modify or amend any of the provisions of the Indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under the Indenture, provided that no such modification or amendment shall, among other things, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any Debt Securities issued under the Indenture or reduce the principal amount thereof or any premium thereon, or reduce the rate of interest thereon, or reduce the amount of principal of any Original Issue Discount Securities that would be due and payable upon an acceleration of the maturity thereof, or change any place where, or the Currency in which, any Debt Securities issued under the Indenture are payable, or impair the holder's right to institute suit to enforce the payment of any such Debt Securities on or after the stated maturity thereof, or make any change that adversely affects the right, if any, to convert or exchange such Debt Securities for other securities in accordance with their terms, or (ii) reduce the aforesaid percentage of Debt Securities of any series issued under the Indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities or (iii) modify any of the provisions of Article Sixteen thereof (relating to subordination of the Debt Securities) or the definition of Senior Indebtedness in a manner adverse to the holders of the Debt Securities, without in each such case obtaining the consent of the holder of each outstanding Debt Security issued under the Indenture so affected.

  The Indenture also contains provisions permitting the Company and the Trustee, without the consent of the holders of any Debt Securities issued thereunder, to modify or amend the Indenture in order to, among other things,
(a) add to the Events of Default or the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued under the Indenture; (b) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (c) to establish the form or terms of Debt Securities of any series and any related coupons; (d) to cure any ambiguity or correct or supplement any provision therein which may be inconsistent with other provisions therein or to make any other provisions with respect to matters or questions arising under the Indenture which in any case shall not adversely affect the interests of the holders of any series of Debt Securities issued thereunder in any material respect; or (e) to amend or supplement any provision contained in the Indenture, provided that such amendment or supplement does not apply to any outstanding Debt Securities first issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

  The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions, if any, of the Indenture, including the covenants, if any, described in the applicable Prospectus Supplement. The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Securities of such series affected.

  The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is more or less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series, subject to certain exceptions.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Upon the direction of the Company, the Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by the Company (subject to the survival of certain provisions thereof, including the obligation, if any, to pay Additional Amounts) when
(i) either (A) all outstanding Debt Securities of such series and, in the case of Bearer Securities, all coupons appertaining thereto, have been delivered to the Trustee for cancellation (subject to certain exceptions) or (B) all Debt Securities of such series and, if applicable, any coupons appertaining thereto, have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and the Company has deposited with the Trustee, in trust, funds in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest, if any, to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be, (ii) the Company has paid all other sums payable under the Indenture with respect to the Debt Securities of such series, and (iii) certain other conditions are met. If the Debt Securities of any such series provide for the payment of Additional Amounts, the Company will remain obligated, following such deposit, to pay Additional Amounts on such Debt Securities.

  Unless otherwise provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such Debt Securities into other securities in accordance with their terms) ("defeasance"), or (b) to be released from its obligations with respect to such Debt Securities under a restrictive covenant set forth in the Indenture and such other restrictive covenants, if any, as may be set forth in the applicable Prospectus Supplement, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable at Stated Maturity or, if applicable, upon redemption, and/or Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

  Such defeasance or covenant defeasance shall only be effective if, among other things, (i) it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Major Bank Subsidiary is a party or by which it is bound, (ii) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (iii) if the cash and Government Obligations deposited are sufficient to pay the outstanding Debt Securities of such series provided such Debt Securities are redeemed on a particular redemption date, the Company shall have given the Trustee irrevocable instructions to redeem such Debt Securities on such date and (iv) it is effected during the last year prior to the final stated maturity of such Debt Securities. It shall also be a condition to the effectiveness of defeasance and covenant defeasance that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series shall have occurred and been continuing on the date of, or, solely in the case of Events of Default described in clause (v) of the first paragraph under "--Events of Default; Limited Rights of Acceleration" above, during the period ending on the 91st day after the date of, such deposit into trust.

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such Foreign Currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event.

  "Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,
(ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default described in clause (v) of the first paragraph under "--Events of Default; Limited Rights of Acceleration," the amount of monies and/or Government Obligations deposited with the Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

  The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the Indenture, or else resign.

SUBORDINATION

  The payment of the principal of, premium, if any, and interest, if any, on the Debt Securities will be subordinated, to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) which may at any time and from time to time be outstanding. Unless otherwise provided in the applicable Prospectus Supplement with respect to an issue of Debt Securities, in the event of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, (i) all Senior Indebtedness shall first be paid in full, or such payment shall be provided for, before any payment on account of the principal of, or premium, if any, or interest, if any, on the Debt Securities is made, (ii) any payment or distribution of assets of the Company to which the holders of the Debt Securities would be entitled except for the subordination provisions of the Indenture shall be paid by the liquidating trustee or other person making such distribution directly to the holders of Senior Indebtedness or on their behalf, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, and (iii) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company is received by the Trustee or the holders of any of the Debt Securities before all Senior Indebtedness is paid in full, such payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon any such distribution of assets of the Company, the holders of the Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness until the principal of (and premium, if any) and interest, if any, on the Debt Securities shall be paid in full.

  By reason of such subordination, in the event of any distribution of assets of the Company upon dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company, (i) holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Debt Securities and the holders of Debt Securities will be required to pay over their share of such distribution, to the extent made in respect of such Debt Securities, to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are neither holders of Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Debt Securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of Debt Securities. The Indenture provides that the subordination provisions thereof will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of the Indenture (see "--Discharge, Defeasance and Covenant Defeasance" above).

  The Indenture also provides that no payment on account of the principal of, or premium, if any, sinking funds, if any, or interest, if any, on the Debt Securities shall be made if there shall have occurred and be continuing (i) a default in the payment when due of principal of, or premium, if any, sinking funds, if any, or interest, if any on any Senior Indebtedness of the Company and any applicable grace period with respect to such default shall have ended without such default having been cured or waived or ceasing to exist or (ii) an event of default with respect to any Senior Indebtedness of the Company resulting in the acceleration of the maturity thereof without such acceleration having been rescinded or annulled or such Senior Indebtedness having been paid in full.

  The Indenture defines "Senior Indebtedness" as (a) any liability of the Company (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or (4) for the payment of money relating to a capitalized lease obligation, or (5) for the payment of money under any Swap Agreement; (b) any liability of others described in the preceding clause (a) that the Company has guaranteed or that is otherwise its legal liability; and (c) any deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above, unless, in the instrument creating or evidencing any such liability referred to in clause
(a) or (b) above or any such deferral, renewal, extension or refunding referred to in clause (c) above or pursuant to which the same is outstanding, it is expressly provided that such liability, deferral, renewal, extension or refunding is not senior or prior in right of payment to the Debt Securities or ranks pari passu with or subordinate to the Debt Securities in right of payment; and provided that the Debt Securities shall not constitute Senior Indebtedness. The Indenture defines "Swap Agreement" as any commodity contract, interest rate or currency swap agreement, cap, floor or collar agreement, currency swap or forward contract or other similar agreement or arrangement designed to protect against fluctuations in currency exchange rates or interest rates.

  The accompanying Prospectus Supplement or the information incorporated by reference herein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. There are no limitations in the Indenture on the issuance or incurrence of Senior Indebtedness of the Company.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities through agents which solicit or receive offers on behalf of the Company or through dealers or through a combination of any such methods of sale, and the Company may also sell Securities directly to investors. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may, from time to time, authorize agents acting on a best or reasonable efforts basis or other basis to solicit or receive offers to purchase the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in a distribution of the Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Company) may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them on resale of Securities may be deemed to be underwriting discounts and commissions.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification against certain liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any institutional purchaser under any such contract will not be subject to any conditions except (i) the purchase by such institution of the Securities covered by such contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject, and (ii) if such Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by delayed delivery contracts.

  Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering made hereby will be passed upon for the Company by Robert J. Flax, Esq., Executive Vice President, General Counsel and Secretary of the Company, and by Silver, Freedman & Taff, L.L.P., Washington, D.C. As of June 30, 1997, Mr. Flax owned approximately 3,540 shares of common stock of the Company, and held options to acquire approximately 86,000 additional shares. Brown & Wood llp, San Francisco, California, will act as counsel for any underwriters or agents.

                                    EXPERTS

  The consolidated financial statements and supplemental consolidating schedules of Bay View Capital Corporation and its subsidiaries incorporated in this Prospectus and in the Registration Statement by reference from the Company's 1996 Annual Report on Form 10-K, as amended on Form 10-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein and therein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of America First Eureka Holdings, Inc. and Subsidiary as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                          PROSPECTUS SUPPLEMENT
Forward-Looking Statements................................................   S-2
Summary...................................................................   S-3
Risk Factors..............................................................  S-15
Use of Proceeds...........................................................  S-24
Consolidated Ratios of Earnings to Fixed Charges..........................  S-24
Capitalization............................................................  S-25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-26
Unaudited Pro Forma Condensed Combined Financial Information..............  S-51
Description of Notes......................................................  S-57
Underwriting..............................................................  S-72
Legal Matters.............................................................  S-73
Experts...................................................................  S-73
Index to Consolidated Financial Statements................................   F-1
                                PROSPECTUS
Available Information.....................................................     2
Forward-Looking Statements................................................     2
Incorporation of Certain Documents by Reference...........................     3
The Company...............................................................     4
Use of Proceeds...........................................................     4
Consolidated Ratios of Earnings to Fixed Charges..........................     4
Description of Debt Securities............................................     5
Plan of Distribution......................................................    16
Legal Matters.............................................................    17
Experts...................................................................    17

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                                 $100,000,000

              [LOGO OF BAYVIEW CAPITAL CORPORATION APPEARS HERE]

                      9 1/8% SUBORDINATED NOTES DUE 2007

                               ----------------
                             PROSPECTUS SUPPLEMENT
                               ----------------

                              MERRILL LYNCH & CO.

                         KEEFE, BRUYETTE & WOODS, INC.

                          FRIEDMAN, BILLINGS, RAMSEY
                                  & CO., INC.

                                AUGUST 22, 1997

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